EXHIBIT 10.1
Certain identified information marked with brackets and asterisks ([**]) has been excluded from this exhibit because it is both material and would be competitively harmful if disclosed.

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

between

DUKE ENERGY BUSINESS SERVICES LLC, AS AGENT FOR AND ON BEHALF OF PIEDMONT NATURAL GAS COMPANY, INC., as Owner

and

MATRIX SERVICE INC. as Contractor

for the

CONSTRUCTION OF A LIQUEFIED NATURAL GAS PEAKSHAVING FACILITY IN ROBESON COUNTY, NORTH CAROLINA

Dated April 30, 2019

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Table of Contents

1.    DEFINITIONS                                     1
2.GENERAL PROVISIONS                                 15
2.1Intent of Contract Documents                             15
2.2Independent Contractor                             16
2.3Interpretation.                                     16
2.4Inclusion; Order of Precedence                          17
2.5Mutual Representations and Warranties                     18
2.6    Contractor Representations and Warranties                     18
3.SCOPE OF WORK                                     19
3.1    General                                     19
3.2Scope of Work Relating to Owner Equipment; Assignment of Owner
Equipment Contracts                                 20
3.3Subcontracting; Approved Subcontractors; Major Subcontractors.         21
3.4Terms of Subcontracts                                 23
3.5    Diverse and Local Suppliers                             23
4.    CONTRACTOR RESPONSIBILITIES                         24
4.1Performance of Work                                 24
4.2Equipment                                     24
4.3Local and Site Conditions                             25
4.4Verification                                     25
4.5Work Components                                 26
4.6Delivery of Documentation                             28
4.7Current Records; Record Drawings                         29
4.8Cooperation                                     29
4.9Quality Assurance Plan                             29
4.10Examinations and Repair Work                         30
4.11Tests Generally                                 31
4.12Temporary Equipment                             31
4.13Stop Work Orders                                 31
4.14Utility Use; Office Space                             32
4.15Interference with Traffic and Community Relations                 32
4.16Transportation Costs                                 33
4.17Required Manuals                                 33
4.18Use of Site                                     33
4.19Control of Work; Site Security; Access to Work                 34
4.20Permits and Approvals                             34
4.21Project Controls Requirements; Meetings                     35
4.22Training Program                                 35

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4.23Housekeeping; Demobilization                         36
4.24    Owner Tools                                     36
4.25    No Waiver                                     36
4.26    Milestone Payment Invoices under Assigned Owner Equipment Contract     36
5.CONTRACTOR PERSONNEL                             37
5.1Sufficient Personnel                                 37
5.2Contractor’s Key Personnel                             37
5.3Training; Qualification                             37
5.4Minimum Screening Guidelines                         39
5.5Drug and Alcohol Testing                             40
5.6Supervision and Discipline                             41
5.7Removal Rights                                 42
5.8Responsibility                                     42
5.9Compensation of Employees                             42
5.10Non-English Speaking Personnel                         43
5.11Subcontractor Compliance                             43
6.LAWS; PROJECT AND SITE RULES                         43
6.1    Compliance with Laws                             43
6.2    Export Control Laws                                 44
6.3    Foreign Corrupt Practices Act                             44
6.4    Cyber Security                                 44
6.5    Compliance with Regulatory Code of Conduct                 45
6.6    Fraud and Ethics                                 45
6.7    Conflict of Interest                                 45
6.8    Cleanliness Control; Foreign Material Exclusion                 45
6.9    Suspect/Counterfeit Parts; Prototypes                         46
6.10    Environmental, Health and Safety                         46
6.11    Hazardous Materials                                 49
6.12    No Reliance                                     52
6.13    Cooperation in Governmental Investigation                     53
6.14    Subcontractor Compliance                             53
7.    OWNER RESPONSIBILITIES                             53
7.1    Owner’s Representative                             53
7.2    Access                                         53
7.3    Permits                                     54
7.4    Key Owner Schedule Milestones                         54
8.    SCHEDULE                                         54
8.1    Commencement and Prosecution of Work                     54
8.2    Progress Schedule                                 54
8.3    Enhanced Project Management Process.                     55
8.4    TIME OF THE ESSENCE                             56
9.    CONTRACT PRICE; INVOICES AND PAYMENT                 56
9.1    Fixed Price                                     56
9.2    Payment Milestones                                 56

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9.3    Invoicing                                     56
9.4Deficient Invoices and Payments.                         57
9.5Cash Flow                                     58
9.6Final Payment                                     58
9.7Lien Waivers                                     59
9.8Application of Monies                             59
9.9No Acceptance by Inspection or Payment                     59
9.10Direct Payment; Offset                             59
9.11FERC                                         59
10.CHANGE ORDERS                                     59
10.1Changes                                     59
10.2Project Action Request (PAR)                              60
10.3Change Orders                                 60
10.4Expedited Change Work                             61
10.5Owner Breaches                                 61
10.6Contractor-Proposed Changes                         61
10.7Adjustment Only Through Change Order                     61
10.8Change Orders Act as Accord and Satisfaction                 62
11.FORCE MAJEURE                                     62
11.1Event of Force Majeure                             62
11.2Notice                                         62
11.3Termination Due to Force Majeure                         63
12.MECHANICAL COMPLETION; START-UP AND COMMISSIONING;
PERFORMANCE TESTING; SUBSTANTIAL COMPLETION; FINAL COMPLETION                                     63
12.1Mechanical Completion                             63
12.2Punchlist Work and Updating                             64
12.3Start-Up and Commissioning                             65
12.4Performance Testing                                 65
12.5Substantial Completion                             66
12.6Final Completion                                 67
12.7Waiver or Deferral of Demonstration Tests                     68
12.8Absolute Obligations                                 68
13.LIQUIDATED DAMAGES                                 69
13.1Liquidated Damages                                 69
13.2Payment                                     70
13.3Limitation on Liquidated Damages                         70
13.4Certain Acknowledgments                             70
14.WARRANTY                                         70
14.1    Warranty.                                     71
14.2Correction Obligations.                             71
14.3Repairs Based on Supplier Publications                     72
14.4Access                                         73
14.5Extension of Correction Notification Period                     73

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14.6Responsibility for Warranty Work                         73
14.7Exclusive Warranties                                 74
15.INDEMNIFICATION                                 74
15.1Indemnification                                 74
15.2Indemnity Procedures for Third Party Claims.                 74
15.3    Indemnification of Assigned owner Equipment Contracts Supplier          76
16.INSURANCE                                         75
17.PROJECT CREDIT SUPPORT                             76
17.1Financial Information                                  76
17.2Parent Guaranty                                  76
17.3Standby Letter of Credit.                             76
17.4Additional Support                                 77
18.LIMITATION OF LIABILITY                             78
18.1No Consequential Damages                             78
18.2Maximum Total Liability                             78
18.3Relationship to Insurance                             78
19.TITLE TO EQUIPMENT; LIENS; RISK OF LOSS                 78
19.1Transfer of Title; Liens.                             78
19.2Risk of Loss                                     79
19.3Construction Equipment                             80
20.TITLE TO DOCUMENTATION; INTELLECTUAL PROPERTY         80
20.1Representation and Indemnity                         80
20.2Ownership of Rights in Documentation                     81
20.3Marking of Documentation                             81
20.4License to Certain Intellectual Property                     81
20.5Other Licenses                                 81
20.6Assigned Owner Equipment Contract License                 81
21.CONFIDENTIAL INFORMATION; SECURITY                 82
21.1Disclosure Prohibited                                 82
21.2Use Restrictions                                 82
21.3Disclosures Required by Government Authority                 82
21.4Permitted Disclosures                                 82
21.5Owner’s Name and Logo; No Publication; Web Content Accessibility     83
21.6Contractor’s Security Program Requirements             83
21.7Storage and Encryption of Owner’s Confidential Information and Owner PII 84
21.8Return of Confidential Information                         85
21.9Vendor Network                                 85
21.10Internal Network                                 85
21.11Internet Access                                 86
21.12Access Termination                                 86
21.13Compliance with Privacy Laws                         86
21.14Security Breach Notice                             86

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21.15    Data Security and Compliance Audits                     88
21.16    Injunctive Relief                                 89
22.SUSPENSION; DEFAULT; TERMINATION                      88
22.1Suspension                                      88
22.2Contractor Events of Default                              89
22.3Owner Remedies                                 91
22.4Owner Event of Default                             91
22.5Contractor Remedies                                 92
22.6Termination for Convenience.                         92
22.7Termination for Force Majeure                         93
22.8Effect of Termination                                 93
23.RECORDS; COOPERATION; AUDITS                         94
23.1Technical Documentation                             94
23.2Accounting Records                                 94
23.3Owner’s Right to Conduct Financial Audits                     95
23.4Sales Tax Records                                 95
24.TAXES                                         95
24.1Contractor Income Taxes                             95
24.2Employment Taxes and Contributions                     95
24.3Sales and Use Taxes                                 96
24.4Property Taxes                                      97
24.5Notices; Refunds                                 98
24.6Tax Indemnity                                     98
24.7Green Attributes                                 98
25.DISPUTE RESOLUTION                                 98
25.1Dispute Resolution Process                             98
25.2Forum Selection; Jurisdiction; Venue                         99
25.3Consolidation                                     100
25.4Continuation of Work                                 100
26.MISCELLANEOUS PROVISIONS                         100
26.1Governing Law                                 100
26.2Entire Agreement                                 100
26.3Further Assurances                                 100
26.4Successors and Assigns                             100
26.5No Third Party Beneficiaries                             101
26.6No Waiver                                     101
26.7Crisis Response                                  101
26.8Provisions Required by Laws                             101
26.9Survival                                     101
26.10Severability                                     101
26.11Language                                     101
26.12Notices                                     101
26.13Vienna Convention                                 102
26.14Counterparts                                     103

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Exhibit A    EPC Project Specifications for the Robeson Peakshaving Facility
PART I - PROJECT OVERVIEW AND GENERAL SCOPE

1	Project Description

2	General Scope of Work

3	Description of Major Equipment and Systems
PART II - EPC CONTRACTOR RESPONSIBILITIES

4	Project Management Responsibilities

5	Engineering Responsibilities

6	Procurement Responsibilities

7	Quality Assurance and Control Responsibilities

8	Construction Responsibilities

9	Commissioning and Start-Up

10	Acceptance Testing
PART III - DETAILED DESIGN REQUIREMENTS

11	Piping Design and Plant Layout

12	Mechanical Systems

13	Electrical Systems

14	Iinstrumentation and Control Systems

15	Hazard Detection and Mitigiation Systems

16	Security and Communications Systems

17	Civil, Structural and Architectural

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PART IV - EXHIBIT A APPENDICIES

Appendix A	Design Codes and Standards
Appendix B	Preliminary HAZID Report and Methodology
Appendix C-1	Project Deliverables Standard
Appendix C-2	LNG Manual Standards for Plant Operation and Maintenance
Appendix C-3	Turnover Package Standard
Appendix C-4	Document Deliverables Checklist
Appendix D	Environmental Handbook and Checklist
Appendix E	Design Basis
Appendix F	AutoCad Standard
Appendix G	Project Execution Plan
Appendix H	NOT USED
Appendix I	Preliminary Design Drawings
Appendix J	Preliminary Equipment List
Appendix K	Hazard Analysis (K-1, 2, 3)
Appendix K-1	Firewater Calculation
Appendix K-2	Hazard Analysis
Appendix K-3	Spill Containment Sizing Report
Appendix L	NOT USED
Appendix M	Electrical Design Information
Appendix M-1	Preliminary Control Architecture Diagrams
Appendix M-2	Single Line Drawings
Appendix N	Owner Specifications (N-1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12)
Appendix N-1	Specification Electrical Construction
Appendix N-2	Specification Installation of Piping
Appendix N-3	Specification Insulation
Appendix N-4	Specification Painting and Coating
Appendix N-5	Specification Structural Steel Design Criteria
Appendix N-6	Specification Tank Coating
Appendix N-7	Specification Pressure Testing
Appendix N-8	Specification Concrete Design Criteria
Appendix N-9	Specification Grout
Appendix N-10	Specification Piping
Appendix N-11	Specification Shop Assembled Carbon Steel Pressure Vessels
Appendix N-12	Specification Shop Assembled Carbon Steel Pressure Vessels
Appendix O	LNG Storage Tank Specification
Appendix P	Pretreatment and Liquefaction Systems Scope of Supply Direction
Appendix Q	Preliminary Site Geotechnical Data Report
Appendix R	HAZOP Methodology
Appendix S	Health and Safety Handbook
Appendix T	Owner Electronic and Physical Facility Security Requirements (T-1,2,3,4)

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Appendix T-1	PNG LNG Facility Security Requirements
Appendix T-2	Typical Fence Detail
Appendix T-3	Typical Gate Detail
Appendix T-4	Fence and Gate Layout
Appendix U	Environmental Study Reports and Permits Matrix (U-1, 2, 3, 4, 5, 6, 7, 8)
Appendix U-1	Environmental Feasibility Study
Appendix U-2	Permits Table
Appendix U-3	Wetlands Delineation
Appendix U-4	Robeson County Permits
Appendix U-5	Phase 1 Archaeology Survey Report
Appendix U-6	Phase 1 Architecture Survey Report
Appendix U-7	Hydrogeologic Evaluation
Appendix U-8	Stormwater Analysis Report
Appendix V	Criteria for 3D Model Reviews
Appendix W	NOT USED
Appendix X	Building Specifications (X-1, 2)
Appendix X-1	Building Specifications
Appendix X-2	Control Building Preliminary Design
Appendix Y	Owner Construction Stormwater Planning Manual

Exhibit B    Baseline Key Schedule Milestones
Exhibit C    Payment Milestones and Milestone Amounts
Exhibit D    L/D Items and Amounts
Exhibit E    Subcontractors
Exhibit E-1    Approved Subcontractors
Exhibit E-2    Identified Major Subcontractors
Exhibit E-3    Approved Equipment Vendors

Exhibit F	Performance and Demonstration Testing and Guarantees (Refer to Exhibit A, Section 10 and Appendix E)
Exhibit G    Reserved
Exhibit H    Contractor Key Personnel
Exhibit I    Credit Support
Exhibit I-1    Parent Guaranty (executed copy)
Exhibit I-2    Form of Standby Letter of Credit

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Exhibit J    Change Order (CO) Process, CO Form, and Rates
Exhibit J-1    Change Process
Exhibit J-2    Change Order Form
Exhibit J-3    Affected Documents
Exhibit J-4    Change Order Checklist
Exhibit J-5    Change Order Detail Breakdown Form
Exhibit J-6    Crew Mix / Average Wage Buildup Sheet
Exhibit J-7    Contractor T&M Rates
Exhibit K    Sales and Use Tax Affidavit
Exhibit L    Form of Certificate of Absence of Certain Hazardous Constituents
Exhibit M    Lien Waivers
Exhibit M-1    Form of Contractor Interim Lien Waiver
Exhibit M-2    Form of Subcontractor Interim Lien Waiver
Exhibit M-3    Form of Contractor Final Lien Waiver
Exhibit M-4    Form of Subcontractor Final Lien Waiver
Exhibit N    Owner Policies
Exhibit N-1    Minimum Screening Guidelines
Exhibit N-2    Potential Disqualification Criteria
Exhibit N-3    Drug and Alcohol Policy
Exhibit N-4    Supplier Code of Conduct
Exhibit N-5    Code of Business Ethics

Exhibit N-6	Duke Energy Health and Safety Handbook (Refer to Exhibit A, Appendix S)

Exhibit N-7	Duke Energy Health and Safety Supplemental Requirements (Refer to Exhibit A, Appendix S)

Exhibit N-8	Duke Energy Environmental Handbook (Refer to Exhibit A, Appendix D)

Exhibit N-9	Duke Energy Environmental Checklist (Refer to Exhibit A, Appendix D)

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Exhibit N-10	Duke Energy Construction Stormwater Planning Manual (Refer to Exhibit A, Appendix Y)
Exhibit N-11    Reserved

Exhibit N-12	Duke Energy Physical Security Requirements (Refer to Exhibit A, Appendix T)
Exhibit O    Insurance Requirements

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ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT
This ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (this “Agreement”) is entered into as of the 30th day of April, 2019 (the “Effective Date”), between DUKE ENERGY BUSINESS SERVICES LLC, a Delaware limited liability company, as agent for and on behalf of Piedmont Natural Gas Company, Inc., a North Carolina corporation having its principal place of business in Charlotte, North Carolina (“Owner”), and MATRIX SERVICE INC., an Oklahoma corporation having a place of business in Houston, Texas (“Contractor” and, together with Owner, collectively, the “Parties” and, individually, a “Party”).
RECITALS
WHEREAS, Owner desires to engage a contractor to provide, on a turnkey and fixed price performance basis, the design, engineering, procurement, construction and installation on Owner’s property in Robeson County, North Carolina a new liquefied natural gas peakshaving facility (the “Facility”) that will include a natural gas pre-treatment system, a 10 MMscfd nitrogen-cycle liquefaction system, a 1.0 Bcf LNG storage tank, [**] MMscfd of LNG vaporization capacity, truck loading facilities, and all necessary ancillary equipment, auxiliary equipment and utility systems as described herein (collectively, the “Project”);
WHEREAS, Contractor is engaged in the business of designing, engineering, procuring equipment for, constructing and commissioning facilities similar to the Facility;
WHEREAS, Owner has entered, or will enter, into contracts with third parties (as such contracts may be amended from time to time, the “Owner Equipment Contracts”) for the supply of certain equipment and materials described as “Owner Furnished Equipment” or “OFE” in Exhibit A (the “Owner Equipment”), which Owner Equipment is to be installed by Contractor and incorporated as part of Contractor’s design and construction of the Facility;
WHEREAS, Owner and Contractor entered into that certain Limited Notice to Proceed for the Robeson County Liquefied Natural Gas Peakshaving Facility Project dated February13, 2019, authorizing Contractor to perform certain services thereunder (the “Limited Notice to Proceed”).
WHEREAS, Owner desires to engage Contractor, and Contractor desires to be engaged by Owner, to provide the design, engineering, procurement, construction and installation work for the Project on the terms and subject to the conditions set forth below; and
WHEREAS, Owner has retained an independent engineer (the “Owner’s Engineer”) to advise and provide support services to Owner in connection with this Agreement.
NOW, THEREFORE, in consideration of the recitals, the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, stipulate and agree as follows:

1.	DEFINITIONS
The following capitalized words and phrases used in this Agreement shall have the following meanings unless otherwise noted:

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“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person at such time, where “Control” shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by contract or credit arrangement, or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the equity interest in a Person.
“Agreement” shall have the meaning set forth in the first paragraph above and shall include all Exhibits, amendments and Change Orders to this Agreement, and all documents incorporated herein or therein by reference.
“As-Built Drawings” shall mean the final, corrected and redrawn drawings, specifications and other documents that accurately and completely reflect in detail the physical placement of all Facility components and systems (including Owner Equipment) as installed and/or as constructed at the time of Final Completion, including “as-built” surveys illustrating the established building setback lines, if any, and the location of the Facility on the Site and within any established boundaries and setback lines.
“Assigned Owner Equipment Contract” shall have the meaning set forth in Section 3.2(d).
“Audits” shall have the meaning set forth in Section 21.14.
“Baseline Cash Flow Plan” shall mean the projected cash flow plan attached hereto as Exhibit C, which cash flow plan indicates (i) each of the Payment Milestones, (ii) the Milestone Amount for each of the Payment Milestones, together with any Sales Tax in respect thereto, and (iii) the month in which it is anticipated that payment of each such Milestone Amount, together with any Sales Tax in respect thereto, will be due and payable from Owner to Contractor for completion of the associated Payment Milestone.
“Baseline Schedule” shall have the meaning set forth in the Project Controls Requirements.
“Business Day” shall mean every Day other than Saturday, Sunday or a legal holiday recognized by the State.
“CCS” shall have the meaning set forth in Section 5.5(a).
“CF” shall mean cubic feet.
“Change” shall have the meaning set forth in Section 10.1.
“Change in Law” shall mean any binding, written change after the Effective Date in the judicial or administrative interpretation of, or adoption after the Effective Date of, any Law, which is inconsistent or at variance with any Law in effect on the Effective Date; provided, however, a Change in Law shall not include any change or adoption of any Law with respect to (a) Taxes assessed on income, profits, revenues or gross receipts, (b) Taxes that vary the compensation, benefits, or amounts to be paid to or on behalf or on account of employees or (c) organization, existence, good standing, qualification, or licensing in any jurisdiction. For the avoidance of doubt, a “Change in Law” shall not include any change or adoption of a Law that occurs prior to the Effective Date but, by its terms, does not come into effect until after the Effective Date.

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“Change Order” shall have the meaning set forth in Section 10.3.
“Change Order Dispute Notice” shall have the meaning set forth in Section 10.3.
“COATS” shall have the meaning set forth in Section 5.5(a).
“Confidential Information” shall mean, with respect to either Party, any Personal Information and information relating to such Party’s or its Affiliates’ businesses, including intellectual property, information security systems that could be used to gain unauthorized access or pose a security threat to such Party or its Affiliates, generation plans and customer or supplier information, or technical, financial, administrative and internal activities or any business plans and methods, engineering, operating and technical data, reports, drawings, operating documents, project documents, reports, and all non-public data specific to any of them or any of their respective businesses or customers or group of customers, including electricity or natural gas consumption, bulk electric system, electric or gas distribution system, Critical Energy Infrastructure Information (as defined by the Federal Energy Regulatory Commission at 18 C.F.R. § 388.113, as amended), load profile, billing history, or credit history that is or has been obtained or compiled by any of them in connection with supplying electric services or gas services to such customers, including all outage schedules, customer consumption, billing and credit data, and any and all other data that is: (a) disclosed at any time by such Party in connection with or incidental to the Work; (b) processed at any time by such Party in connection with or incidental to the Work; (c) derived by such Party from the information described in (a) or (b) above; or (d) marked “Confidential” or contains a similar marking. Except with respect to Personal Information, “Confidential Information” shall not include any information that: (i) was already known to the receiving Party at the time it was disclosed by the disclosing Party; (ii) was available to the public at the time it was disclosed by the disclosing Party; (iii) becomes available to the public after being disclosed by the disclosing Party through no wrongful act of, or breach of this Agreement by, the receiving Party; (iv) is received by the receiving Party without restriction as to use or disclosure from a third party; or (v) is independently developed by the receiving Party without benefit of any disclosure of information by the disclosing Party. For the avoidance of doubt, Personal Information of a Party or its Affiliates shall not cease to be Confidential Information of such Party or its Affiliates as a result of the foregoing clauses (i) - (v).
“Construction Equipment” shall mean the equipment, machinery, trailers, office equipment and furniture, structures, scaffolding, materials, tools, supplies, including MRO Supplies, consumables, spare parts, systems and other items owned, rented or leased by any Contractor Person for use in accomplishing the Work, but not intended for incorporation into the Facility.
“Contract Price” shall have the meaning set forth in Section 9.1.
“Contractor” shall have the meaning set forth in the first paragraph above and shall include respective successors and permitted assigns.
“Contractor Default” shall have the meaning set forth in Section 22.2.
“Contractor Permits” shall have the meaning set forth in Section 4.21.
“Contractor Person” shall mean Contractor, any Affiliate of Contractor, any Subcontractor, any of their respective agents, successors, assigns, officers, directors, members, shareholders, partners,

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employees, consultants, independent contractors, invitees and any other Person over whom any of the foregoing Persons has control, responsibility or authority.
“Contractor’s EH&S Manager” shall have the meaning set forth in Section 6.10(d).
“Contractor’s Project Manager” shall mean the Person whom Contractor designates in Exhibit H to issue and receive communications on Contractor’s behalf under this Agreement.
“Contractor’s Site Representative” shall mean the Person whom Contractor designates in Exhibit H to represent Contractor at the Site.
“Contractor Worker” shall mean any employee, consultant or independent contractor (in each case that is a natural person) of any Contractor Person performing or assigned to perform any of the Work.
“Correction Notification Period” shall mean, with respect to any portion of the Work, the period from the Substantial Completion Date until [**], provided that the Correction Notification Period for each P-3 Punchlist item shall be the period from Contractor’s completion, and Owner’s acceptance, of such item until [**], in each case as the same may be extended as provided in this Agreement.
“Critical Cyber System” shall mean any computer or information network, system, facility, equipment, hardware device, or software which, if misused, degraded, destroyed, or rendered unavailable, would adversely affect the reliable operation of Owner’s bulk electric systems, nuclear facilities or electric or gas distribution system.
“Data Return Requirements” shall have the meaning set forth in Section 21.8.
“Day” shall mean a calendar day, including Saturdays, Sundays and holidays.
“Defect” shall have the meaning set forth in Section 14.2.
“Demonstration Tests” shall mean the operation of the Facility by Owner or the Contractor by which Contractor demonstrates to Owner that the Facility meets the demonstration criteria designated as such in Exhibit A.
“Design Documents” shall have the meaning set forth in Section 4.5.
“Dispute” shall have the meaning set forth in Section 25.1.
“Dispute Engagement Notice” shall have the meaning set forth in Section 25.1(a).
“Diverse Suppliers” shall have the meaning set forth in Section 3.5.
“Documentation” shall mean all materials in printed or electronic format that are or are to be delivered hereunder by Contractor to Owner, including Design Documents, specifications (including those in the Scope of Work), schedules (including the Baseline Schedule), schematics, drawings (including As-Built Drawings), blueprints, memoranda, letters, notes, isometrics, computer programs and software, flow charts, logic diagrams, graphs, studies, surveys, system descriptions, lists, charts, diagrams, standards, criteria, assumptions, measurements, procedures, instructions, reports, test data

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and results, analyses, calculations, formulas, computations, plans, empirical and other correlations, models, manuals (including software manuals and Required Manuals) and training materials, or are otherwise created by Contractor and are necessary or prudent for the start-up, commissioning, testing, operation, maintenance, modification or decommissioning of the Facility in accordance with Prudent Industry Practice.
“Document Controls Requirements” shall mean the Project Deliverables Standards and the Piedmont Natural Gas AutoCAD Standards for Deliverables attached hereto as Exhibit A, Appendix C and Appendix F.
“DOT” shall have the meaning set forth in Section 5.3.
“Drug and Alcohol Policy” shall have the meaning set forth in Section 5.5.
“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.
“EH&S Personnel” shall have the meaning set forth in Section 6.10(b).
“Environmental Law” shall mean, collectively, any Laws concerning the environment or the health or safety of human beings, including (a) any law or regulation relating to the extraction and/or disposition of any natural resources (including oil, gas and other minerals) in the environment; (b) any law or regulation relating to occupational health and safety; (c) any law or regulation relating to hazardous materials or environmentally hazardous chemicals; (d) any law or regulation relating to dangerous goods; (e) any law or regulation relating to contamination of any aspect of the environment; and (f) any standards followed by industry generally which meet community expectations, including, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601 through 2629; the Oil Pollution Act, 33 U.S.C. §2701 et seq.; the Environmental Planning and Community Right-To-Know Act, 42 U.S.C. §11001 et seq.; the Occupational Safety and Health Act of 1970; and the Safe Drinking Water Act, 42 U.S.C. §§300f through 300j; Liquefied Natural Gas: Federal Safety Standards, 49 U.S.C. §193 et seq.; National Fire Protection Association, Code Section 59A (2001); and any of the regulations adopted, published, or promulgated pursuant to said laws, or any other laws, regulations and rulings of any Government Authority having jurisdiction over such materials in the State of North Carolina, including the Environmental Protection Agency.
“Equipment” shall mean any and all materials, structures, buildings, apparatus, equipment, spare parts, hardware, goods, modifications and other tangible personal property, all as intended to become a permanent part of, or turned over to Owner for the operation of, the Facility, that Contractor furnishes, or is required to furnish, hereunder in accordance with this Agreement, including the specifications in the Scope of Work, or otherwise for the Facility. “Equipment” includes all of the foregoing items that Contractor furnishes through a Subcontractor. For the purposes of this Agreement, “Equipment” shall not include any Owner Equipment or other equipment or materials of Owner, except for those parts of Owner Equipment or other equipment or materials of Owner which have been, and then solely to the extent, modified by Contractor, provided that the Assigned Owner Equipment Contract and, if Owner assigns any other Owner Equipment Contract to Contractor pursuant to Section 3.2(d), then the Owner Equipment under such Assigned Owner Equipment Contract or other Owner Equipment Contract shall, for all purposes of this Agreement, cease to be, and shall be deemed never to have been,

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Owner Equipment and shall, for all purposes of this Agreement, become, and be deemed to have always been, Equipment.
“Facility” shall have the meaning set forth in the Recitals.
“FAR” shall have the meaning set forth in Section 6.1.
“Final Completion” shall mean that all of the conditions set forth in Section 12.6 have been satisfied.
“Final Completion Certificate” shall have the meaning set forth in Section 12.6(n).
“Final Completion Date” shall mean the date on which Final Completion occurs.
“Final Payment Invoice” shall have the meaning set forth in Section 9.6.
“Flowdown Subcontractor” shall mean any Subcontractor that (a) is a Major Subcontractor or (b) is engaged (i) to perform any Services at the Site (other than merely transporting Equipment to the Site without responsibility for unloading) or (ii) to perform any Services or provide any Equipment that exceeds or is expected to exceed, in the aggregate with all prior provision of Services or Equipment by such Subcontractor, [**].
“Force Majeure” shall mean any of the following events:

(a)
acts of God, lightning causing significant damage at the Site or to the Work, war, riots, insurrection, rebellion, floods, tornadoes, earthquakes, pandemics, epidemics, and named hurricanes and tropical storms;

(b)	acts of terrorism;

(c)	explosions or fires;

(d)	strikes, lockouts, or other labor disputes, but excluding strikes, lockouts or labor disputes involving employees of any Contractor Person;

(e)	Change in Law; and

(f)	delays in obtaining goods or services caused by the occurrence of any of the events described in the immediately preceding clauses (a) through (e)
provided, however, that a Party shall not be entitled to rely on any such event as a Force Majeure event unless: (i) such event is unforeseeable or, being foreseeable, unavoidable and outside the control of such Party; (ii) such event directly and negatively impacts, as demonstrated by credible evidence, the Work at the Site or the obligations of such Party at the Site hereunder, (iii) such event is not attributable to an act or omission of, including a material breach of this Agreement by, a Contractor Person (if such Party is Contractor) or an Owner Person (if such Party is Owner), (iv) such event is not an event, the risk or consequence of which such Party has assumed under this Agreement, including the design requirements set forth in the Scope of Work and the risk of loss set forth in Section 19.2, and (v) such Party has used all commercially reasonable efforts to cure, remedy, avoid, offset, mitigate or otherwise overcome the effects of such event. For the avoidance of doubt, “Force Majeure” shall not include (A)

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changes in general economic conditions such as inflation, interest rates or other factors of general application, (B) economic hardship, (C) price fluctuations with respect to materials, supplies or components of equipment related to items to be supplied by, or necessary for the Work to be performed by, Contractor under this Agreement, (D) any shortage of labor, except for a shortage arising from a Force Majeure event, or (E) to the extent any event whose effects could have been cured, remedied, avoided, offset, mitigated or otherwise overcome if such Party had complied in all respects with its own policies (including disaster relief policies) or, if such Party is Contractor, the Owner Policies as provided herein.
“Government Approval” shall mean any permit, license, authorization, consent, decree, waiver, privilege or approval from, or filing with, any Government Authority required for or material to the performance of the Work or the development, financing, ownership, operation or maintenance of the Facility in accordance with this Agreement, including work permits, environmental permits, licenses and construction permits.
“Government Authority” shall mean any federal, state, county, city, local, municipal, foreign or other government or quasi-governmental authority (including any self-regulatory organization, independent system operator, regional transmission operator or public international organization) or any department, agency, subdivision, commission, court or other tribunal of any of the foregoing.
“Group Turnover Packages” shall mean the documents and packages specified as such in Exhibit A, Part IV.
“Guaranteed Substantial Completion Date” shall mean the date of [**] (as such date may be adjusted by Change Order).
“Guarantor” shall mean Matrix Service Company.
“Hazardous Materials” shall mean substances defined as “hazardous substances” pursuant to Section 101(14) Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Sections 9601 et seq.); those substances defined as “hazardous waste” pursuant to Section 1004(5) of the Resource, Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); those substances designated as a “hazardous substance” pursuant to Section 311(b)(2)(A) or as a “toxic pollutant” pursuant to Section 307(a)(1) of the Clean Water Act (33 U.S.C. Sections 1251 et seq.); those substances defined as “hazardous material” pursuant to Section 5102 of the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101 et seq.); those substances regulated as a “chemical substance or mixture” or as an “imminently hazardous chemical substance or mixture” pursuant to Section 6 or 7 of the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.); those substances defined as “contaminants” pursuant to Section 1401 of the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.), if present in excess of permissible levels; those substances regulated pursuant to the Oil Pollution Act of 1990 (33 U.S.C. Sections 2701 et seq.); those substances defined as a “pesticide” pursuant to Section 2(u) of the Federal Insecticide, Fungicide, and Rodenticide Act as amended by the Federal Environmental Pesticide Control Act of 1972 and by the Federal Pesticide Act of 1978 (7 U.S.C. Sections 136 et seq.); those substances defined as “toxic materials” or “harmful physical agents” pursuant to Section 6 of the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.); those substances defined as “hazardous air pollutants” pursuant to Section 112(a)(6), or “regulated substance” pursuant to Section 112(a)(2)(B) of the Clean Air Act (42 U.S.C. Sections 7401 et seq.); those substances defined as “extremely hazardous substances” pursuant to Section 302(a)(2) of the Emergency Planning & Community Right-to-Know

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Act of 1986 (42 U.S.C. Sections 11001 et seq.); and those other hazardous substances, hazardous wastes, toxic pollutants, hazardous materials, chemical substances or mixtures, imminently hazardous chemical substances or mixtures, contaminants, pesticides, by-product materials, toxic materials, harmful physical agents, air pollutants, regulated substances, or extremely hazardous substances defined in any regulations promulgated pursuant to any of the foregoing Environmental Laws, and all other contaminants, toxins, pollutants, hazardous substances and contaminants, polluted, toxic and hazardous materials, the use, disposition, possession or control of which is regulated by one or more Laws.
“Hazardous Wastes” shall mean those substances defined as “hazardous waste” pursuant to Section 1004(5) of the Resource, Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), and those other hazardous wastes defined in any regulations promulgated pursuant to any applicable Environmental Law.
“Insolvent” shall mean, with respect to either Party, that such Party becomes insolvent, or fails generally to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of creditors; commences any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of itself or its debts or assets, or adopts an arrangement with creditors, under any bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law of the United States or any state thereof for the relief of creditors or affecting the rights or remedies of creditors generally.
“Internal Network” shall have the meaning set forth in Section 21.10.
“Key Contractor Schedule Milestone” shall mean a Schedule Milestone that is identified as a “Key Contractor Schedule Milestone”.
“Key Contractor Schedule Milestone Date” shall mean, with respect to a Key Contractor Schedule Milestone, the date identified in Exhibit B for completion of such Key Contractor Schedule Milestone.
“Key Owner Schedule Milestone” shall mean a Schedule Milestone that is identified as a “Key Owner Schedule Milestone”.
“Key Owner Schedule Milestone Date” shall mean, with respect to a Key Owner Schedule Milestone, the date identified in Exhibit B for completion of such Key Owner Schedule Milestone.
“Law” shall mean, at any date of determination, any federal, state, local, foreign or other law, statute, code, ordinance, permit, license, regulation, rule, standard, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Government Authority, including the State, or any Government Approval, in effect on such date.
“L/D Item” shall mean any of the actions or deliverables set forth in Exhibit D for which liquidated damages are imposed for delay in completion as set forth therein.
“L/D Item Completion” shall mean, with respect to any L/D Item, completion of such L/D Item in accordance with this Agreement.
“Legitimate Business Requirement” shall mean a need that supports or fulfills the provision or performance of Work.

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“Liability” shall mean any loss, claim, demand, Order, damage, penalty, fine, cost, settlement payment, liability (whether asserted or un-asserted, absolute or contingent, accrued or un-accrued, liquidated or unliquidated, or due or to become due), Tax, encumbrance, diminution of value, expense, fee (including attorneys’ and other professionals’ fees) and court costs (in each case, irrespective of whether covered by insurance).
“Lien” shall mean any lien, mortgage, pledge, encumbrance, charge, security interest, defect in title, or other claim filed or asserted in connection with the Project by or through any Contractor Person against the Facility, the Site, the Equipment, the Owner Equipment or any other structure or equipment at the Site (unless such lien, mortgage, pledge, encumbrance, charge, security interest, defect in title, or other claim is due to the non-payment by Owner of a Milestone Payment Invoice or the Final Payment Invoice, in either case, that is not the subject of a good faith dispute).
“Limited Notice to Proceed” shall have the meaning set forth in the Recitals.
“Liquidated Damages” shall have the meaning set forth in Section 13.1.
“LNG” shall mean liquefied natural gas.
“LOC Expiration Date” shall have the meaning set forth in Section 17.3(b).
“Local Suppliers” shall have the meaning set forth in Section 3.5.
“Major Subcontractor” shall mean any Subcontractor that is engaged: (a) to perform any Services or provide any Equipment that exceeds or is expected to exceed, in the aggregate with all prior provision of Services or Equipment by that Subcontractor, [**]; or (b) that, although not exceeding [**] in the aggregate for Equipment or Services, is performing Services or providing Equipment that is expressly listed in the table attached hereto as Exhibit E-2.
“Maximum Liability Amount” shall have the meaning set forth in Section 18.2.
“Mechanical Completion” shall mean that all of the conditions set forth in Section 12.1 have been satisfied.
“Mechanical Completion Certificate” shall have the meaning set forth in Section 12.1(l).
“Mechanical Completion Date” shall mean the date on which Mechanical Completion occurs.
“Milestone Amount” shall have the meaning set forth in Section 9.2.
“Milestone Payment Invoice” shall have the meaning set forth in Section 9.3.
“Minimum Screening Guidelines” shall have the meaning set forth in Section 5.4(b).
“MRO Supplies” shall mean all maintenance, repair and operations supplies and materials, including industrial supplies (tools, adhesives, abrasives, etc.), safety supplies, janitorial supplies (soap, adsorbents, cleaners, etc.), electrical supplies, electronic supplies (sensors, field devices, cabling, etc.), pipe, valves and fittings, fluid power components (gauges, actuators, regulators, etc.), welding supplies, packing and gaskets, fasteners and power transmission and bearings (<25HP motors, belting, bushings, etc.).

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“MRO Suppliers” shall have the meaning set forth in Section 4.5(b)(ii).
“NERC” shall have the meaning set forth in Section 6.4.
“NIST” shall have the meaning set forth in Section 21.13.
“Notification Related Costs” shall mean Owner’s internal and external costs associated with investigating, addressing and responding to a Security Event, including: (a) preparation and mailing or other transmission of notifications or other communications to consumers, employees or others as Owner deems reasonably appropriate; (b) establishment of a call center or other communications procedures in response to such Security Event (e.g., customer service FAQs, talking points and training); (c) public relations and other similar crisis management services; (d) legal, consulting, forensic expert and accounting fees and expenses associated with Owner’s investigation of and response to such event; and (e) costs for commercially reasonable credit monitoring or identity protection services.
“OQ Plan” shall have the meaning set forth in Section 5.3.
“Order” shall mean any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Government Authority or arbitrator, including any executive order.
“OSHA” shall have the meaning set forth in Section 6.10(c).
“OSHA Standards” shall have the meaning set forth in Section 6.10(c)(ii).
“Owner” shall have the meaning set forth in the first paragraph above and shall include its successors and assigns.
“Owner Default” shall have the meaning set forth in Section 22.4.
“Owner Equipment” shall have the meaning set forth in the Recitals.
“Owner Equipment Contracts” shall have the meaning set forth in the Recitals.
“Owner Permits” shall have the meaning set forth in Section 7.3.
“Owner Persons” shall have the meaning set forth in Section 15.1.
“Owner PII” shall mean that portion of Owner’s Confidential Information that is subject to any Privacy Laws, including any information collected by Owner or its Affiliates that uniquely identifies a person, or from which a person can be reasonably identified, and the collection, use or disclosure of which is governed by applicable Law.
“Owner Policies” shall mean the policies, procedures and manuals of Owner generally applicable to its contractors performing work similar to any of the Work, including corporate and Site-specific policies, procedures and manuals, as such policies, procedures and manuals may be amended, modified or replaced from time to time at Owner’s discretion, a copy of each of which policies, procedures and manuals as of the Effective Date is attached hereto as Exhibit N or provided through a URL address referenced herein.

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“Owner’s Engineer” shall have the meaning set forth in the Recitals. Owner may replace or remove Owner’s Engineer at any time in its sole discretion upon notice to Contractor.
“Owner’s Project Manager” shall mean the Person whom Owner designates in writing to issue and receive communications on Owner’s behalf under this Agreement.
“Owner Work” shall mean the obligations of Owner expressly set forth in Article 7 and Exhibit A.
“Parent Guaranty” shall mean that certain parent guaranty executed and issued by Guarantor guarantying the obligations of Contractor hereunder, a copy of which is attached hereto as Exhibit I-1.
“Party” or “Parties” shall have the meaning set forth in the first paragraph hereof.
“Payment Milestone” shall mean an event or series of events in the execution of the Work as set forth in Exhibit C, the completion of which in accordance with the terms and conditions hereof shall entitle Contractor to payment of a portion of the Contract Price allocated thereto.
“Performance Guarantees” shall mean the performance criteria for the Facility as set forth in Exhibit A, Appendix E, which shall include the Guaranteed Emission Limits.
“Performance Test Report” shall have the meaning set forth in Section 12.4(a).
“Performance Testing” shall mean the conduct of the Performance Tests in accordance with this Agreement, including the Performance Testing Plan.
“Performance Testing Plan” shall mean the written procedures and standards for the conduct of the Performance Tests included in Exhibit A, Part II, Section 10.
“Performance Tests” shall mean the tests required by this Agreement for Owner to determine whether the Facility meets the Performance Guarantees.
“Guaranteed Emission Limits” shall mean those specific emission limits for each regulated pollutant set forth in Exhibit A, Part II, Section 10 and Exhibit A, Appendix E.
“Person” shall mean any individual, company, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, estate, unincorporated organization, Government Authority or other entity having legal capacity.
“Personal Information” shall mean any information relating to an identified or identifiable individual, including, but not limited to, name; postal address; email address or other online contact information (such as an online user ID); telephone number; date of birth; Social Security number (or its equivalent); driver’s license number (or other government-issued identification number); account information (including financial account information); payment card data (including primary account number, expiration date, security code, full magnetic stripe data or equivalent on a chip, or pin number); access code, password, security questions and answers; medical information; health insurance information; biometric data; Internet Protocol (IP) address; or any other unique identifier.
“PHMSA” means the Pipeline and Hazardous Materials Safety Administration of the United States Department of Transportation.

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“Potential Disqualification Criteria” shall have the meaning set forth in Section 5.4(b).
“Prime Interest Rate” shall mean, as of a particular date, the prime rate of interest as published on that date in The Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If The Wall Street Journal is not published on a date for which the interest rate must be determined, the prime interest rate shall be the prime rate published in The Wall Street Journal on the nearest-preceding date on which The Wall Street Journal was published. If The Wall Street Journal discontinues publishing a prime rate, the prime interest rate shall be the prime rate announced publicly from time to time by Bank of America, N.A. or its successor.
“Privacy Laws” shall have the meaning set forth in Section 21.13.
“Progress Cash Flow Plan” shall mean the projected cash flow plan required to be delivered by Contractor to Owner periodically as more specifically set forth in Section 9.5(b) and the Project Controls Requirements which shall measure the actual and projected cash flow against the Baseline Cash Flow Plan.
“Progress Meetings” shall have the meaning set forth in Section 4.22.
“Progress Schedule” shall have the meaning set forth in the Project Controls Requirements.
“Project” shall have the meaning set forth in the Recitals.
“Project Action Request” or “PAR” shall have the meaning set forth in Section 10.2.
“Project Controls Requirements” shall mean the Project Controls Requirements attached hereto as Exhibit A, Part II, Section 4.
“Prudent Industry Practice” shall mean those practices, methods, equipment, specifications and standards of safety, performance, dependability, efficiency, and economy, as the same may change from time to time, as are commonly used and accepted by highly experienced firms in the construction (including design, engineering, manufacturing, delivery, construction management, testing and commissioning), operation and maintenance (including training in the operation and maintenance) of LNG storage, liquefaction, and regasification facilities similar to the Facility, which in the exercise of reasonable judgment and in light of the facts known at the time the decision was made, after due and diligent inquiry, are considered good, safe, customary and prudent practices, and as are in accordance with standards of professional care, skill, diligence, and competence generally accepted by such highly experienced firms and applicable to the construction (including design, engineering, manufacturing, delivery, construction management, testing and commissioning), operation and maintenance (including training in the operation and maintenance) practices in the United States for LNG storage, liquefaction, and regasification facilities similar to the Facility.
“Punchlist” shall mean the written list of items of Work that remain to be completed by Contractor, (i) with respect to items designated therein as “P-1 Punchlist items” or “P-2 Punchlist items”, prior to Mechanical Completion and, to the extent such items occur after Mechanical Completion, prior to Substantial Completion and (ii) with respect to items designated therein as “P-3 Punchlist items,” prior to Final Completion, where:

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(a)
“P-1 Punchlist items” shall mean items of Work that require immediate action, are, considered by Owner to pose risk of damage to property or injury to person and must be corrected prior to the commencement of any pre-commissioning, start-up, commissioning, testing or operation activities for the Facility;

(b)
“P-2 Punchlist items” shall mean items of Work that, although considered by Owner to be serious in nature, will not through the use of proper safeguards acceptable to Owner result in damage to property or injury to person; and

(c)
“P-3 Punchlist items” shall mean items of Work that, although incomplete, are considered minor in nature and will not affect the safety, operability (including capacity, efficiency, reliability or cost effectiveness) or mechanical or electrical integrity of the Facility.

All items included in the Punchlist shall be exclusively P-1 Punchlist items, P-2 Punchlist items or P-3 Punchlist items.
“Quality Assurance Plan” shall have the meaning set forth in Section 4.9.
“Remedial Plan” shall have the meaning set forth in Section 8.3.
“Required Manuals” shall mean all operating data and manuals, spare parts manuals, integrated and coordinated operation and maintenance manuals and instructions, and training aids necessary to safely, effectively and efficiently commission, start-up, test, operate, maintain, repair and shut down the Facility (including those manuals identified in the Scope of Work). Required Manuals shall be consistent with Prudent Industry Practice and applicable Law.
“Sales Tax” shall mean any current or future sales, use, privilege or similar tax imposed on Contractor, any Subcontractor or Owner with respect to the Work by the State or any other Government Authority.
“SANS” shall have the meaning set forth in Section 21.6.
“SAP” shall have the meaning set forth in Section 5.5.
“SCFD” shall mean standard cubic feet per Day.
“Schedule Milestone” shall mean an event or series of events in the execution of the Work as set forth in Exhibit B, which shall include Key Contractor Schedule Milestones and Key Owner Schedule Milestones.
“Scope of Work” shall mean all Work as set forth in Exhibit A.
“Security Event” shall have the meaning set forth in Section 21.14.
“Security Program” shall have the meaning set forth in Section 21.6.
“Services” shall mean all labor, transportation, packaging, storage, designing, drawing, engineering, demolition, Site preparation, manufacturing, construction, pre-commissioning, installation, equipment protection, testing, equipping, inspection, verification, training, procurement

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(whether procurement of Equipment, Documentation, licenses to intellectual property granted herein or otherwise) and other work, services and actions (including pursuant to any warranty obligations) performed or to be performed by Contractor under this Agreement (whether at the Site or otherwise) in connection with, or relating to, the Facility (or any component thereof, including any Equipment and any Owner Equipment), provided that “Services” shall not include Owner Work. “Services” includes (a) all of the foregoing items that Contractor provides through a Subcontractor and (b) the services that Contractor provides with respect to Owner Equipment pursuant to this Agreement, including Section 3.2.
“Site” shall mean the physical location as described in Exhibit A, Part I upon which Contractor shall construct the Facility and perform related Work.
“Site Conditions” shall have the meaning set forth in Section 4.3(a).
“SOC Reports” shall have the meaning set forth in Section 21.14(c).
“Spare Parts List” shall have the meaning set forth in Section 4.5(b).
“SSAE 16” shall have the meaning set forth in Section 21.14(c).
“Standby Letter of Credit” shall have the meaning set forth in Section 0.
“State” shall mean the State of North Carolina.
“Stop Work Order” shall have the meaning set forth in Section 4.14.
“Subcontract” shall mean any contract (whether written or oral, a purchase order or otherwise) with a Subcontractor for the performance or provision of any aspect of the Work.
“Subcontractor” shall mean a Person, including any vendor, materialman or supplier, who has a contract (whether written or oral, a purchase order or otherwise) with Contractor or any Person of any lower tier to Contractor (e.g., a second- or third-tier subcontractor) to perform or provide any Work, whether at the Site or elsewhere.
“Substantial Completion” shall mean that all of the conditions set forth in Section 12.6 have been satisfied.
“Substantial Completion Certificate” shall have the meaning set forth in Section 12.5(n).
“Substantial Completion Date” shall mean the date on which Substantial Completion actually occurs.
“Supplier’s Publications” shall have the meaning set forth in Section 14.3(a).
“Taxes” shall mean all present and future license, documentation, recording and registration fees, all taxes (including income, gross receipts, unincorporated business income, payroll, sales, use, privilege, personal property (tangible and intangible), real estate, excise and stamp taxes), levies, imports, duties, assessments, fees (customs or otherwise), charges and withholdings of any nature whatsoever, and all penalties, fines, additions to tax, and interest imposed by any Government Authority.

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“Third Party Claim” shall mean any claim, demand or cause of action of every kind and character by any Person other than Owner or its Affiliates with respect to which an Owner Person has a claim for indemnification under this Agreement, including Sections 15.1 and 20.1. For the avoidance of doubt, a claim, demand or cause of action by an employee of Owner or its Affiliates (unless made on behalf of Owner or such Affiliate) shall be considered a Third Party Claim hereunder.
“Turnover Package Completion” shall mean, for each individual system within a Group Turnover Package, (a) the design, procurement, fabrication, installation and pre-commissioning of such system, and all components thereof, shall be complete to Owner’s satisfaction in accordance with this Agreement; (b) all such components shall be mechanically and electrically sound and free from patent defects, except for P-1 Punchlist items and P-2 Punchlist items; (c) such system shall have undergone pre-commissioning checks and tests required to determine that its components are correctly installed and capable of being commissioned safely and reliably without damage to any such component, such system, any other system within the Group Turnover Package or any other property or injury to any person; and (d) all turnover documentation required by this Agreement with respect to such system shall have been submitted to and accepted in writing by Owner.
“Vendor Network” shall have the meaning set forth in Section 21.9.
“Warranty” shall have the meaning set forth in Section 14.1.
“Work” shall mean, as the context may require, either (a) the Equipment, the Documentation and the Services or (b) the Equipment, the Documentation or the Services. For the avoidance of doubt, “Work” includes (i) any Equipment, Documentation or Service that Contractor provides through a Subcontractor, (ii) the services that Contractor is obligated to provide with respect to Owner Equipment and (iii) all items necessary or prudent in accordance with Prudent Industry Practice (other than Owner Work) to complete the Facility such that it satisfies the Performance Guarantees and all applicable Laws, including the Owner Permits and Contractor Permits.

2.	GENERAL PROVISIONS
2.1    Intent of Contract Documents. Prior to the execution of this Agreement, Contractor performed engineering, cost estimating and related services, including those set forth in the Limited Notice to Proceed, and developed, provided or verified all of the information that forms the Scope of Work (including the specifications contained therein), including the basis of design and technical limits and parameters of the Facility, for the purpose of determining that such information is adequate and sufficiently complete for Contractor to engineer, procure, construct and pre-commission, and Owner to commission, start-up and test, a fully operational LNG peakshaving facility, including a natural gas pre-treatment system, a 10 MMscfd nitrogen-cycle liquefaction system, a 1.0 Bcf LNG storage tank, [**] MMscfd of LNG vaporization capacity, truck loading facilities, and all necessary ancillary equipment, auxiliary equipment and utility systems as described herein for the Contract Price, within the required times set forth in the Baseline Schedule, and in accordance with all requirements of this Agreement, including Prudent Industry Practice and applicable Law. Accordingly, Contractor (a) hereby agrees that it shall have no right to claim or seek an increase in the Contract Price or an adjustment to the Baseline Schedule with respect to any incomplete, inaccurate or inadequate information that may be contained or referenced in the Scope of Work, (b) hereby waives and releases Owner from and against any such claims, and (c) shall not be relieved of its responsibility to achieve all requirements under this Agreement (including meeting applicable Law and Performance Guarantees) due to any such incomplete, inaccurate or inadequate information.

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2.2    Independent Contractor. Contractor shall be an independent contractor with respect to the Project and the Work, and neither Contractor nor the Subcontractors nor the employees of either shall be deemed to be agents, representatives, employees or servants of Owner in connection with this Agreement. Owner shall not have the right to control, nor any actual, potential or other control over the methods and means by which Contractor or any of its agents, representatives, Subcontractors or employees conducts its independent business operations. The Parties covenant and agree that, except as contemplated in Section 3.2, in the performance of the Work, Contractor shall not perform any act or make any representation to any Person to the effect that Contractor or any of its agents, representatives or Subcontractors is an agent of Owner. Contractor, Subcontractors, and their respective employees shall have no right and shall make no claim under any employee plan or benefit plan or program of Owner or any of its Affiliates, and Contractor shall defend, indemnify and hold Owner harmless for claims, suits and other liabilities resulting therefrom.
2.3    Interpretation.
(a)    Headings. The titles and headings in this Agreement are inserted for convenience only and shall not be used for the purposes of construing or interpreting this Agreement.
(b)    References. References to natural persons include Persons. References to “Articles” and “Sections” are references to Articles and Sections of this Agreement. References to “Exhibits” are references to the Exhibits attached to this Agreement, including all attachments to and documents and information incorporated therein, and all Exhibits are incorporated into this Agreement by reference. References to any particular Exhibit shall include all sub-Exhibits thereto.
(c)    Gender. Words importing one gender include the other gender.
(d)    Without Limitation. The words “include” and “including” are not words of limitation and shall be deemed to be followed by the words “without limitation.”
(e)    Amendments. All references in this Agreement to contracts, agreements or other documents (including this Agreement) or Laws shall be deemed to mean those contracts, agreements, documents or Laws as the same may be modified, supplemented or amended from time to time.
(f)    Industry Meanings. Words and abbreviations not otherwise defined in this Agreement which have well-known technical or design, engineering or construction industry meanings in the United States are used in this Agreement in accordance with those recognized meanings.
(g)    Agreement. Provisions including the word “agree”, “agreed” or “agreement” require the agreement to be recorded in writing.
(h)    Work. Any reference to Work being performed shall include Work being provided, as the context may require, and any reference to Work being provided shall include Work being performed, as the context may require.
(i)    Written. Provisions including the word “written” or “in writing” mean hand-written, type-written, printed or electronically made and resulting in a permanent record.
(j)    Discretion. Provisions permitting Owner choices or actions in its “discretion” or at its “election” or words or phrases of like import shall be understood as the sole and absolute discretion or election of Owner.

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(k)    Ordered. Provisions including the words “as ordered,” “as directed,” “as required,” “as permitted,” “as allowed” or words or phrases of like import shall be understood as the order, direction, requirement, permission or allowance of Owner only to the extent of judging compliance with the terms of this Agreement; none of these terms shall imply that Owner has any authority or responsibility for supervision of any Contractor Worker or any of the Work, such supervision and the sole responsibility therefor being strictly reserved for Contractor.
(l)    Approved. Provisions including the word “approved,” “reasonable,” “suitable,” “acceptable,” “proper,” “satisfactory” or words of like effect and import, unless otherwise particularly specified herein, mean approved, reasonable, suitable, acceptable, proper or satisfactory in the judgment of Owner to the extent of judging compliance with the terms of this Agreement; none of these terms shall imply that Owner has any authority or responsibility for supervision of any Contractor Worker or the Work, such supervision and the sole responsibility therefor being strictly reserved for Contractor.
(m)    Drafting. THE PARTIES ACKNOWLEDGE AND AGREE THE TERMS AND CONDITIONS OF THIS AGREEMENT HAVE BEEN FREELY, FAIRLY AND THOROUGHLY NEGOTIATED. FURTHER, THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH TERMS AND CONDITIONS, INCLUDING THOSE RELATING TO WAIVERS, ALLOCATIONS OF, RELEASES FROM, INDEMNITIES AGAINST AND LIMITATIONS OF LIABILITY, WHICH MAY REQUIRE CONSPICUOUS IDENTIFICATION, HAVE NOT BEEN SO IDENTIFIED BY MUTUAL AGREEMENT AND THE PARTIES HAVE ACTUAL KNOWLEDGE OF THE INTENT AND EFFECT OF SUCH TERMS AND CONDITIONS. EACH PARTY ACKNOWLEDGES THAT IN EXECUTING THIS AGREEMENT THEY RELY SOLELY ON THEIR OWN JUDGMENT, BELIEF, AND KNOWLEDGE, AND SUCH ADVICE AS THEY MAY HAVE RECEIVED FROM THEIR OWN COUNSEL. NEITHER CONTRACTOR NOR OWNER SHALL ASSERT OR CLAIM A PRESUMPTION DISFAVORING THE OTHER BY VIRTUE OF THE FACT THAT THIS AGREEMENT WAS DRAFTED PRIMARILY BY LEGAL COUNSEL FOR THE OTHER, AND THIS AGREEMENT SHALL BE CONSTRUED AS IF DRAFTED JOINTLY BY OWNER AND CONTRACTOR AND NO PRESUMPTION OR BURDEN OF PROOF WILL ARISE FAVORING OR DISFAVORING EITHER PARTY BY VIRTUE OF THE AUTHORSHIP OF ANY OF THE PROVISIONS OF THIS AGREEMENT.
(n)    Payment Obligations/Set Off. If a payment obligation falls due on a Day other than a Business Day, the obligation shall be deemed to be due on the next Business Day. Owner may deduct and set off against any part of the balance due or to become due to Contractor under this Agreement any amounts due or to become due from Contractor to Owner relating to this Agreement. If this Agreement provides that any cost shall be at the expense of, or reimbursed by, Contractor, then, subject to the application of the right of Owner to offset any amounts owed by it against any amounts owing or to become owing to it, Contractor shall pay Owner for such cost within fifteen (15) Days following written demand therefor by Owner.
2.4    Inclusion; Order of Precedence. It is the intent of the Parties that each of the specifications and obligations required to be performed by Contractor under this Agreement (including the Exhibits) is an independent specification or obligation and that Contractor shall be required to perform all such obligations regardless of any apparent conflict. All of the provisions of this Agreement (including the Exhibits) shall be considered complementary, and the Parties shall attempt to give effect to all provisions. The failure to list a requirement specifically in one document, once that requirement is specifically listed in another, shall not imply the inapplicability of that requirement. Contractor represents that it has reviewed this Agreement (including the Exhibits) and that it is able to perform all of its obligations.

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Subject to the foregoing, if Contractor subsequently determines that it is unable to perform all of its obligations under this Agreement due to an irreconcilable conflict, Contractor shall be responsible for proposing and implementing a solution that satisfies the Performance Guarantees and other performance specifications (including all requirements to comply with applicable Laws, including Owner Permits and Contractor Permits) to the satisfaction of Owner and shall revise nonperformance specifications solely to the extent necessary to resolve such conflict, without addition to the Contract Price or extension of the Baseline Schedule unless otherwise agreed to by the Parties. Subject to the foregoing, if there is an express conflict between this Agreement (excluding the Exhibits) and the Exhibits, this Agreement (excluding the Exhibits) shall control and the conflicting provisions shall be interpreted so as to accord with the provisions of this Agreement (excluding the Exhibits). Later dated amendments, Exhibits or Change Orders shall take precedence over earlier dated amendments, Exhibits or Change Orders. In the event of any conflict between this Agreement, applicable Law and Prudent Industry Practice, all applicable Laws shall control over the terms of this Agreement and Prudent Industry Practice, and the terms of this Agreement shall control over Prudent Industry Practice.
2.5    Mutual Representations and Warranties. Each of Contractor and Owner hereby represents and warrants to the other that:
(a)    it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation and is qualified to do business in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, and has all requisite legal power and authority to carry on its business and to execute this Agreement and to perform the terms, conditions and provisions hereof;
(b)    the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate or limited liability company, as applicable, action;
(c)    this Agreement constitutes the legal, valid and binding obligation of it, enforceable in accordance with the terms hereof;
(d)    neither the execution nor delivery nor performance by it of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) the violation of, or a conflict with, any provision of the organizational documents of it; (ii) the contravention or breach of, or a default under, any term or provision of any indenture, contract, agreement or instrument to which it is a party or by which it or its property may be bound; or (iii) the violation by it of any applicable Law; and
(e)    there is no action, suit, proceeding or Order now pending or, to its knowledge, threatened against it before any Government Authority that could reasonably be expected to materially and adversely affect the ability of such Party to perform its obligations hereunder.
2.6    Contractor Representations and Warranties. Contractor hereby represents and warrants to Owner that:
(a)    Contractor has reviewed and understands the Owner Policies;

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(b)    Contractor and any Subcontractors or professionals engaged by Contractor in connection with the Work shall be creditworthy and shall promptly provide reasonable evidence of financial stability to Owner upon written request;
(c)    Contractor has, or through Subcontractors will have, sufficient qualified personnel, equipment and office support resources (both in terms of personnel and technology) to perform all of the Work;
(d)    Guarantor is the ultimate parent entity of Contractor;
(e)    the execution, delivery and performance of the Parent Guaranty have been duly authorized by all requisite corporate or limited liability company (as the case may be) action of Guarantor;
(f)    the Parent Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable in accordance with the terms thereof;
(g)    neither the execution nor delivery nor performance by the Guarantor of the Parent Guaranty nor the consummation of the transactions contemplated thereby will result in (i) the violation of, or a conflict with, any provision of the organizational documents of the Guarantor; (ii) the contravention or breach of, or a default under, any term or provision of any indenture, contract, agreement or instrument to which the Guarantor is a party or by which the Guarantor or its property may be bound; or (iii) the violation by the Guarantor of any applicable Law; and
(h)    there is no action, suit, proceeding or Order now pending or, to its knowledge, threatened against the Guarantor before any Government Authority that could reasonably be expected to materially and adversely affect the ability of the Guarantor to perform its obligations hereunder.

3.	SCOPE OF WORK
3.1    General. Except for Owner Work, this Agreement is intended to be a lump sum, turnkey contract for the completion of the Facility and the Scope of the Work covers the entire engineering, design, procurement, services and construction and installation required with respect to the completion of the Facility, including the procurement of the balance of plant equipment and installation of Owner Equipment (but excluding the design, engineering, procurement and manufacture of Owner Equipment), it being the objective of the Parties that the Facility shall be highly efficient and shall meet the requirements for operational capability as specified herein, including capital and operating cost effectiveness and reliability. Without limiting the generality of the foregoing, the Work includes procurement, provision, performance and payment for all items and services necessary for the proper execution and completion of the Facility (other than Owner Work), whether temporary or permanent and whether or not incorporated or to be incorporated into the Facility, including all procurement, design and engineering services (except for such services for the manufacture of Owner Equipment), all installation and construction services, all administration, management, training (consistent with the Scope of Work) and coordination services, all assistance with start-up, commissioning and Performance Testing of the Facility reasonably requested by Owner, verification services, and all labor, Equipment, construction aids, furnishings, equipment, supplies, insurance (other than Owner insurance), permits (other than Owner Permits), licenses, inspections, storage and transportation, Required Manuals, and all other items, facilities and services necessary to perform or provide the Work and complete the Facility. Prior to the Effective Date, Owner issued the Limited Notice to Proceed. All work described and performed pursuant to such Limited Notice to Proceed shall be deemed to be Work for all purposes hereunder and shall be subject to the terms of this Agreement. Any work described in the Limited Notice

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to Proceed that has not yet been completed on the Effective Date shall be included in the Work to be completed hereunder.
It is acknowledged and agreed by both Parties that Contractor is better qualified to list exclusions from the Scope of Work than Owner is to list for inclusion all items necessary for the Facility as contemplated herein. Accordingly, Contractor acknowledges and agrees that items need not be specifically listed in the Scope of Work in order to be deemed to be items within the Scope of Work and work not specifically delineated in this Agreement shall be performed and provided by Contractor as Work in accordance with this Agreement to the extent the performance of such work can be reasonably inferred from this Agreement, including the Scope of Work, or is otherwise customary or necessary to complete the Facility in accordance with Prudent Industry Practice.
3.2    Scope of Work Relating to Owner Equipment; Assignment of Owner Equipment Contracts. Without limiting the generality of Section 3.1:
(a)    Owner shall be responsible for procuring and supplying Owner Equipment in accordance with Section 7.4 and shall provide Contractor with the relevant portions of the Owner Equipment Contracts in order for Contractor to perform its obligations under this Section.
(b)    Owner hereby authorizes Contractor to, and Contractor hereby agrees to, act as Owner’s agent for the purpose of administering the Owner Equipment Contracts on behalf of Owner and assuring compliance by Owner and the counter-parties with the terms thereof. Contractor shall perform such agency services in accordance with Prudent Industry Practice and in the manner that a reasonably prudent contractor experienced in the design and construction of liquefied natural gas liquefaction, storage, and regasification facilities would perform if Contractor, instead of Owner, were the party to the Owner Equipment Contracts. Except in accordance with the general or specific direction of Owner, such agency services shall include attending meetings and otherwise interfacing with the suppliers of the Owner Equipment; reviewing design documents; obtaining design interface and delivery schedule information; coordinating delivery and receipt of Owner Equipment and related manuals; inspecting Owner Equipment and related manuals; diligently asserting and protecting Owner’s rights; maintaining appropriate records; providing to Owner any notices delivered to Contractor by the supplier of the Owner Equipment; regularly updating Owner with respect to the status of performance under the Owner Equipment Contracts; assisting Owner in pursuing available remedies against the suppliers of the Owner Equipment, including assisting Owner in the administration and coordination of warranty claims and enforcement of repair, replacement or refurbishment obligations, and the oversight thereof, as directed by Owner; and consulting with Owner with respect to all material issues, in each case as necessary in order to ensure performance by the respective suppliers under the Owner Equipment Contracts in accordance with the terms and condition set forth in such Owner Equipment Contracts. Notwithstanding the foregoing, Contractor shall have no authority to, and shall not, take any of the following actions under or with respect to the Owner Equipment Contracts absent prior written direction from Owner: (i) consent to any Change Order or make any contract award; (ii) agree to or permit any amendment, modification, or supplement; (iii) waive or prejudice any of Owner’s rights or the obligations of the suppliers of the Owner Equipment; (iv) increase any of Owner’s obligations or the rights of the suppliers of the Owner Equipment; (v) initiate or conduct any litigation or other similar proceedings; (vi) take any action that would cause a default or breach by Owner; (vii) terminate or suspend any work or other activities thereunder; (viii) approve any invoices; (ix) require the performance of any work that is not expressly set forth therein; (x) direct the means, methods or manner of any work; or (xi) agree or consent to any of the foregoing. Contractor shall comply with all confidentiality obligations of Owner under

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each Owner Equipment Contract in respect to any information coming to the attention of Contractor and for which Owner would have a confidentiality obligation under such Owner Equipment Contract.
(c)    In addition to the agency services set forth in Section 3.2(b) and with respect to the Owner Equipment, Contractor shall also provide timely review and response to all designs, specifications and drawings; provide all on-Site inspection, unloading, loading, storage and transportation; provide all on-Site security, protection and preventative maintenance in accordance with the instructions of the supplier thereof; provide on-Site administration and coordination and reasonable office space for the suppliers thereof; provide installation and integration services in accordance with the Baseline Schedule; provide start-up and commissioning assistance to the extent permitted under the Owner Equipment Contracts; coordinate training; and provide other related services necessary to install and interconnect the Owner Equipment to the Equipment and the Facility as contemplated by the Scope of Work and Prudent Industry Practice.
(d)    Concurrently with the execution and delivery of this Agreement by the Parties, Owner hereby assigns and transfers to Contractor, and Contractor hereby accepts and assumes from Owner, that certain Purchase Order No. 7670539 (the “Assigned Owner Equipment Contract”). Owner represents and warrants to Contractor that Owner is not in breach of any of the provisions of the Assigned Owner Equipment Contract. Owner may, from time to time pursuant to a Change Order, mutually agreed to by the Parties, and in accordance with Article 10, assign any other Owner Equipment Contract to Contractor. The Owner Equipment under the Assigned Owner Equipment Contract and, if Owner assigns any other Owner Equipment Contract to Contractor pursuant to this Section (and, if applicable, Article 10), such other Owner Equipment Contract shall, for all purposes of this Agreement, thereby cease to be, and shall be deemed never to have been, Owner Equipment and shall, for all purposes of this Agreement, thereby become, and be deemed to have always been, Equipment, and the vendor of such Owner Equipment shall, for all purposes of this Agreement, thereby be deemed to be, and to have always been, a Subcontractor.
Should Owner suspend or terminate the Assigned Owner Equipment Contract due to the Assigned Owner Equipment Contract Supplier’s breach thereof, then Owner shall, in its sole discretion, determine whether a suspension or termination of this Agreement is appropriate. If Owner suspends the Work or terminates this Agreement due to the suspension or termination of the Assigned Owner Equipment Contract as described above, then Contractor may be entitled to relief hereunder including, without limitation, the remedies set forth in Section 22.1(d) or 22.6(b), as applicable.
3.3    Subcontracting; Approved Subcontractors; Major Subcontractors.
(a)    The Parties have agreed upon the list of approved Subcontractors set forth in Exhibit E-1 for the Services and Equipment listed in Exhibit E-1. Contractor shall have the right to have that portion of the Services identified in Exhibit E-1 performed by the approved Subcontractor for such Service, and the right to purchase Equipment identified in Exhibit E-1 from the approved Subcontractor for such Equipment. All Subcontractors performing Work shall be fully qualified and properly licensed as required by applicable Law and subject to a properly executed Subcontract.
(b)    If Contractor desires to engage as an approved Subcontractor, with respect to any of the Services or Equipment listed in Exhibit E-1, a Person that is not identified in Exhibit E-1 as an approved Subcontractor for such Services or Equipment, then Contractor shall provide Owner with written notice thereof containing (i) the name of such proposed Subcontractor, (ii) a statement in reasonable detail of the reasons why such proposed Subcontractor is preferred over any approved Subcontractor identified

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in Exhibit E-1, (iii) a description of any anticipated impacts to the Progress Schedule, warranties, interconnection with other Equipment or otherwise attributable to selecting such proposed Subcontractor, (iv) any other information on which Contractor is basing its desire to engage such proposed Subcontractor and (v) any additional information as Owner may reasonably request. Owner shall have the right, in its discretion, to reject any such proposed Subcontractor, provided that Owner’s rejection shall occur within ten (10) Business Days after Contractor submits to Owner all of the information noted in clauses (i) through (v) above. If Owner approves (or fails to reject within such ten (10) Business Day period) such proposed Subcontractor, then Contractor may proceed to engage such proposed Subcontractor, subject to the processes set forth in Section 3.3(c) in respect to Major Subcontractors.
(c)    Contractor shall provide Owner with an opportunity to participate in Contractor’s bid process for all Major Subcontractors, including review and approval of Contractor’s bid list and proposals, participation in vendor presentations and meetings, review of proposed subcontractor’s bid responses, review and participation in Contractor’s technical and commercial evaluations of bid responses, and participation in Contractor’s meetings to discuss bid selection. Further, at Owner’s reasonable request, Contractor shall perform a quality assurance qualification audit, and Owner shall be permitted to participate in any such audit. In addition, not less than five (5) Days prior to award or execution of a Subcontract with a proposed Major Subcontractor, Contractor shall provide written notice thereof to Owner. If Owner desires that Contractor engage an alternative Major Subcontractor in lieu of the Major Subcontractor that is provided in the foregoing notice from Contractor, then, prior to such award or execution, the Parties shall consult in good faith on the difference in value, if any, between the bid price of the Major Subcontractor desired by Owner and the Major Subcontractor preferred by Contractor, plus any impacts to the Baseline Schedule or warranties attributable to selecting the alternative Major Subcontractor in lieu of the preferred Major Subcontractor. If Owner desires that Contractor engage the alternative Major Subcontractor in lieu of the Major Subcontractor that is provided in the foregoing notice from Contractor, Owner shall provide Contractor with written notice thereof prior to such award or execution (which shall not occur earlier than five (5) Days after Owner’s receipt of such notice from Contractor) and Contractor shall engage such alternative Major Subcontractor, in which event Contractor shall be entitled to a Change Order for the schedule, cost, warranty or other impacts in selecting the alternative Major Subcontractor.
(d)    Contractor shall not allow any Person that Owner rejects as a Subcontractor to perform any portion of the Work. Unless otherwise mutually agreed in writing, no contractual relationship shall exist between Owner and any Subcontractor with respect to any of the Work. Contractor has complete and sole responsibility as a principal for its agents and all others it hires to perform or assist in performing any of the Work. Without limiting the generality of the foregoing and for all purposes of this Agreement, including Article 5, Contractor shall be fully responsible for all acts, omissions, failures and faults of all Subcontractors as fully as if they were the acts, omissions, failures and faults of Contractor. If Contractor subcontracts any Work, each provision of this Agreement that applies to such Work, including provisions that apply to personnel performing such Work, shall be interpreted to mean that Contractor shall ensure that the Subcontractor for such Work shall comply therewith. Neither the exercise of this right by Contractor to subcontract nor any review and/or acceptance by Owner of any Subcontract or the acceptance of any Person as a Subcontractor shall in any way (i) reduce or limit the Liabilities of Contractor or increase the Liabilities of Owner or (ii) be raised as a claim or as a defense or counterclaim to any claim in connection with this Agreement.

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(e)    No Owner Privity with Subcontractors. Owner shall not be deemed by virtue of this Agreement to have any contractual obligation to, or, except as expressly provided in Section 3.4, any relationship with, any Subcontractor, and all Work shall be performed solely by Contractor and the Subcontractors.
3.4    Terms of Subcontracts.
(a)    Each Subcontract with a Flowdown Subcontractor shall be in writing and, except in any Assigned Owner Equipment Contract, contain provisions: (i) obligating such Flowdown Subcontractor, if such Flowdown Subcontractor may receive access to any Owner Confidential Information, to protect, hold in confidence and restrict use of Owner Confidential Information upon terms substantially similar to the applicable provisions of this Agreement; (ii) as applicable, sufficient to ensure that Contractor has the right to grant the intellectual property rights, licenses and assignments that are granted to Owner herein and to transfer title to work product thereunder to Owner as required herein; (iii) giving Contractor an unrestricted right to assign such Subcontract and all benefits, interests, rights and causes of action arising under it to Owner, an Affiliate of Owner, an operator of the Facility or, if this Agreement is terminated as a result of a Contractor Default, any successor contractor for all or any portion of the Work, as designated by Owner; (iv) obligating such Flowdown Subcontractor to be bound to Contractor to the same extent Contractor is bound to Owner by the terms of this Agreement, as those terms may apply to the portion of the Work to be performed by such Flowdown Subcontractor; (v) providing Owner the benefit of all indemnification provisions contained in such Subcontract; (vi) providing that Owner will be an additional insured on all insurance policies required to be provided by such Flowdown Subcontractor, except workman’s compensation and professional liability; (vii) containing warranties customary in the industry, but in any event no less favorable to Owner than the warranty requirements set forth in Article 14; (viii) naming Owner as a direct beneficiary of all warranties under such Subcontract; and (ix) identifying Owner as an intended third-party beneficiary of such Subcontract. At the request of Owner, Contractor shall provide Owner with copies of all warranties of each Subcontractor relating to any of the Work, and, notwithstanding the obligation of Contractor to name Owner as a direct beneficiary of all warranties under each Subcontract with a Flowdown Subcontractor, Contractor shall comply with any request by Owner upon the termination of this Agreement pursuant to Article 22 or prior to the expiration of the Correction Notification Period to assign the benefit of any Subcontractor warranty to Owner, an Affiliate of Owner, an operator of the Facility or, if this Agreement is terminated as a result of a Contractor Default, any successor contractor for all or any portion of the Work, as designated by Owner or otherwise to assist Owner to realize upon the benefits of such warranty.
(b)    If any Subcontractor (other than a Flowdown Subcontractor) may receive access to any Owner Confidential Information or is obligated to provide any Documentation, then the Subcontract with such Subcontractor shall be in writing and shall contain provisions, which Contractor shall not waive, release, modify or impair, (i) obligating such Subcontractor under such Subcontract to protect, hold in confidence and restrict use of such Owner Confidential Information upon terms substantially similar to the applicable provisions of this Agreement; and (ii) sufficient to ensure that Contractor has the right to grant the intellectual property rights, licenses and assignments that are granted to Owner herein and to transfer title to the Documentation thereunder to Owner as required herein.
3.5    Diverse and Local Suppliers. Contractor shall adopt and utilize a subcontracting plan (a) to use Subcontractors who meet the description of at least one of the categories of diverse suppliers set forth at https://www.duke-energy.com/partner-with-us/suppliers/supplier-diversity (“Diverse Suppliers”) and (b) to use Subcontractors that have headquarters or branches within the State, including but not limited to Robeson County and its surrounding counties (“Local Suppliers”). Contractor shall (i) use

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commercially reasonable efforts to utilize Diverse Suppliers and Local Suppliers and (ii) provide Owner a quarterly status report in Owner’s reporting tool and in a format reasonably acceptable to Owner containing Contractor’s Diverse Supplier and Local Supplier spend. Owner’s designated auditors shall have the right of access during normal business hours to inspect Contractor’s records related to compliance with this Section.

4.	CONTRACTOR RESPONSIBILITIES
4.1    Performance of Work. Contractor shall diligently, duly and properly perform and complete the Work and its other obligations under this Agreement in accordance with, and ensure that all Work shall conform to all requirements of, all applicable Laws, this Agreement and Prudent Industry Practice. If any re-Work is required in order to conform the Work to the requirements of this Agreement or in order to achieve Substantial Completion, Contractor shall perform such re-Work as and when required by Owner without compensation. Contractor shall be responsible, at its own cost, for all construction means, methods, techniques, sequences, procedures, safety and quality assurance, and quality control programs in connection with the performance of the Work. Without limiting the generality of the foregoing, Contractor shall execute the entire Work in a manner that will enable Contractor to achieve Mechanical Completion no later than the Key Contractor Schedule Milestone Date for Mechanical Completion, Substantial Completion no later than the Guaranteed Substantial Completion Date and Final Completion no later than the Key Contractor Schedule Milestone Date for Final Completion.
4.2    Equipment. Contractor shall design and construct the Facility (other than Owner Equipment) and install the Equipment and Owner Equipment on an engineering and construction basis pursuant to this Agreement, which shall include providing all necessary civil, structural, mechanical, and electrical engineering services, all control equipment necessary for the design, construction and operation of the Equipment, the installation of the Owner Equipment, all interconnections set forth in the Scope of Work, and all equipment not specifically described in the Scope of Work (other than Owner Equipment) but which is customary or necessary to meet the requirements of the Scope of Work and the Performance Guarantees. All Equipment shall successfully operate and function in the manner represented by Contractor in accordance with its intended and express purpose as set forth in this Agreement and shall be new and of industry accepted quality. Any Equipment for which neither this Agreement nor Owner provides specifications shall be of industry accepted quality and suitable for the purpose for which it will be used in the operation of the Facility, consistent with the design basis set forth in Exhibit A. All Equipment shall be subject to such tests as Owner may reasonably require at the place of manufacture, fabrication or preparation, or at the Site or at such other place or places as may be mutually agreed upon by the Parties, including any place of a Subcontractor or an independent third party. Owner shall at all reasonable times have access to the Site and to all workshops and places where Equipment is being manufactured, fabricated, prepared or stored. Contractor shall provide Owner a reasonable opportunity to be present for any tests of any Equipment or, if in the possession or control of Contractor, Owner Equipment, including any place of a Subcontractor or an independent third party. Contractor shall provide such assistance, labor, electricity, fuels, stores, apparatus and instruments as are reasonably required for examining, measuring and testing any Equipment and Owner Equipment in accordance with the Scope of Work (other than specialty tools as listed in Owner Equipment Contracts) before incorporation into the Facility. Contractor shall arrange, and pay, for complete handling of all Equipment and Construction Equipment, including inspection, expediting, shipping, loading, unloading, customs clearance, receiving, storage, preventative maintenance (in accordance with the Scope of Work) and claims.

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4.3    Local and Site Conditions.
(a)    Contractor acknowledges that it has had access to and has inspected the Site and the area in the vicinity of the Site and acknowledges that the characteristics of the Site and its vicinity are sufficient for, and will not hinder, the performance of the Work. Without limiting the generality of the foregoing, Contractor represents and warrants that it has taken all steps reasonably necessary in accordance with Prudent Industry Practice to ascertain the nature of the Work and the location at which the Work will be performed or provided and that it has investigated and satisfied itself in accordance with Prudent Industry Practice as to the general and local conditions that can affect the Facility, the Site or the performance of the Work (collectively, the “Site Conditions”), including: (a) conditions bearing on access, egress, transportation, underground utilities and whom to contact before any excavation is done, waste disposal, handling, lay down, parking and storage of materials; (b) the availability of water, electric power, other utilities and roads needed for the Work; (c) uncertainties of weather, climatic conditions and seasons (with the exception of those falling within the definition of Force Majeure); (d) topography, boundaries, layout grades and elevations at the Site; (e) any physical condition of the surface or subsurface of the Site; (f) easements, rights of way and setbacks; (g) generally prevailing and seasonal climatic conditions; (h) labor supply and costs; (i) availability and cost of materials, tools, and equipment; (j) the potential existence of detrimental, obstructing or hampering subsurface conditions; (k) the character of equipment and facilities needed for the performance of the Work and the operation of the Facility; and (l) any other business operations or other activities, whether or not seasonal, in the surrounding area, including any schools or day cares; provided that Contractor and Owner have listed particular items related to the Site Conditions in the Scope of Work that, as of the Effective Date, are not fully detailed or resolved, and that may be subject to a Change Order as set forth herein should such items change. Contractor hereby accepts, and shall bear the risk for all of, the Site Conditions that are patent, discovered or discoverable through the exercise of Prudent Industry Practice. Owner shall not be obligated to adjust either the Contract Price or the Baseline Schedule to compensate for any costs or delays incurred as a result of Site Conditions; however, the Parties may agree to a change order adjusting the Contract Price or the Baseline Schedule for any such Site Conditions.
(b)    If Contractor encounters any subsurface Site Conditions that, by applicable Law or Prudent Industry Practice, are not to be disturbed, Contractor shall stop the impacted Work, erect protective fencing and immediately (and in any event within 24 hours of such encounter) notify and seek direction from Owner. All fossils, coins, articles of value or antiquity and all other items of geological, archaeological, historical, religious, cultural or similar interest discovered at the Site shall, as between Owner and Contractor, be deemed to be the absolute property of Owner. Contractor shall prevent all Contractor Persons from removing or damaging any such item. The parties may mutually agree to schedule or cost relief as a result of such subsurface Site Condition. Notice of such subsurface Site Condition, together with a detailed written report substantiating such subsurface Site Condition, shall be given to Owner within two (2) Business Days of encountering or discovering such subsurface Site Condition.
4.4    Verification. Unless otherwise specified in writing, in the performance of its obligations under this Agreement, Contractor shall be entitled to rely on the accuracy of all information relating to Owner Equipment provided by (or through) Owner, provided that Contractor has no reasonable cause to believe that such reliance might be unwarranted. If Owner so specifies that Contractor shall not rely upon information that Owner has provided, then such information (including specifications, designs, geotechnical reports and other data) is provided on an “AS IS” basis without any representation or warranty whatsoever, and Contractor has accepted, and will continue to accept, all such other information on that basis. Contractor shall be responsible for independently verifying all such other information on

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which Contractor relies in any way. Without limiting the generality of the foregoing, Contractor shall independently verify the adequacy and accuracy of any designs included in such other information pursuant to which Contractor shall perform any Work, including all dimensions, elevations and quantities indicated therein. Contractor shall promptly notify Owner in writing of any discrepancy, contradiction or ambiguity in any such other information or between this Agreement and any such other information, or any discrepancy between such other information and the conditions at the Site, or any error in such other information, which Contractor may discover in the course of the Work. Failure by Contractor to independently verify all such other information shall be at Contractor’s sole risk, and Owner shall have no Liability hereunder in respect thereto. The fact that Owner has provided or will provide any such other information shall not modify or reduce Contractor’s obligations under this Agreement.
4.5    Work Components.
(a)    Design and Engineering. Prior to the Effective Date and without limiting Section 4.4, Contractor shall have scrutinized, and satisfied itself as to the adequacy of, the specifications contained in the Scope of Work (including design criteria and calculations, if any) and Site Conditions for completion of the Work. Contractor shall at its own expense design and provide engineering services with respect to the Project in a manner that shall be:
(i)    consistent with the actual conditions existing at the Site;
(ii)    consistent with the requirements set forth in the Scope of Work, including the design levels specified in the specifications contained therein;
(iii)    consistent with and satisfy the requirements of all applicable Permits and Owner Policies;
(iv)    sufficient, complete and adequate in all respects necessary to enable the Facility (A) to satisfy all conditions for achievement of Mechanical Completion by the Key Contractor Schedule Milestone Date for Mechanical Completion, (B) to satisfy all conditions for achievement of Substantial Completion, including the Performance Guarantees (assuming that the Owner Equipment performs in accordance with its specifications), by the Guaranteed Substantial Completion Date, and (C) to satisfy all conditions for achievement of Final Completion, including passing the Demonstration Tests (assuming that the Owner Equipment performs in accordance with its specifications), by the Key Contractor Schedule Milestone Date for Final Completion; and
(v)    in conformance with all requirements of the Scope of Work, applicable Law and Prudent Industry Practice.
Contractor shall be solely responsible for the design of the Facility (other than the design of the Owner Equipment) and for the accuracy of the specifications contained in the Scope of Work (other than the specifications of the Owner Equipment). Contractor shall engage duly licensed design professionals, approved by Owner and in good standing before the applicable state licensing board, to perform all Services required to be performed by such professionals pursuant to applicable Law. Contractor shall prepare working drawings and specifications setting forth in detail the requirements for the construction of the Facility in accordance with this Agreement (the “Design Documents”). The Design Documents shall include equipment specifications, all required civil works and Facility structures, permits, drawings, schedules, models and computer generated documents, electronic models or other information and data developed by Contractor which describe in detail any aspect or component of the Facility through each

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phase of development. All dimensions shall be specified in the primary system of weights and measures (other than the metric system) used in the U.S. today. Contractor shall submit the Design Documents identified in the Scope of Work for Owner’s review, and Owner shall complete its review of, and provide any comments to Contractor with respect to, the Design Documents within [**] Business Days [**] of receiving such Design Documents from Contractor. Contractor shall have the obligation to mark such Design Documents as directly affecting the critical path of the Baseline Schedule or otherwise notify Owner, in writing, of such designation, and Owner shall have the opportunity to contest such designation if it believes the designation is inappropriate. If Owner does not provide Contractor comments to any such Design Documents within such [**]-Business Day period, such Design Documents shall be deemed reviewed without comment. If Owner provides Contractor comments to any such Design Documents within such [**]-Business Day period, and Contractor accepts all such comments, then Contractor shall promptly revise accordingly and issue such Design Documents and provide Owner a copy of such revised Design Documents. Owner shall be entitled, but not obligated, to review and comment on all other Design Documents not identified in the Scope of Work. Contractor shall resolve all of the comments presented by Owner. If Contractor determines not to make any revision requested by Owner, Contractor shall provide Owner with a written explanation therefor within five (5) Business Days of such request by Owner. Each of the Parties shall endeavor to cooperate with the other in good faith such that the process of reviewing, editing, revising, correcting and finalizing Design Documents requiring Owner review is as efficient as reasonably possible. Accordingly, Contractor shall endeavor to refrain from submitting to Owner for review Design Documents in such volume, state of completeness or complexity that will make it difficult for Owner to complete its review within the applicable time period. Contractor shall ensure that all Design Documents undergo a comprehensive, independent in-house review and approval process before their submission to Owner. Without limiting the foregoing, Contractor shall in any event comply with the Document Controls Requirements. Notwithstanding the foregoing, no review, comment or approval, or failure to review, comment or approve, by Owner or Owner’s Engineer of any Design Document pursuant to this Section shall relieve Contractor from any obligation or responsibility under this Agreement and Contractor remains solely responsible for the accuracy and completeness of the Design Documents. Once any Design Document is released for final design/construction or otherwise not marked “preliminary”, Contractor shall be bound to the design set forth in such Design Document and Contractor will be liable to Owner, and Owner shall be entitled to backcharge Contractor, for any additional, actual costs to Owner that result from any design changes subsequent to issuance of such Design Document arising from or caused by Contractor’s failure to comply with this Agreement including any changes required to Owner Equipment as a result thereof. Without limiting the foregoing, Contractor acknowledges and agrees that, although Owner may have prepared initial design drawings, if any such initial design drawings were prepared, Contractor has reviewed and inspected them to its satisfaction prior to executing this Agreement and shall be solely responsible for the design of the Project and for the accuracy of the specifications contained herein.
(b)    Procurement.
(i)    Contractor shall be responsible for the procurement of any materials and equipment required for the Project (other than Owner Equipment) and for ensuring that materials and equipment (other than Owner Equipment), and quantities thereof, are sufficient to complete the Project, including spare parts for start-up, testing and commissioning (other than spare parts for Owner Equipment). A preliminary list of recommended spare parts (including pricing and length of time that such pricing is held firm) that, in accordance with Prudent Industry Practices, are recommended to be held at Substantial Completion for the ongoing operations and maintenance of the Facility (other than Owner Equipment) is included in the Scope of Work (the “Spare Parts List”). Contractor shall update and amend the Spare Parts List (including

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pricing and length of time that such pricing is held firm) and shall provide a final version of the Spare Parts List to Owner no later than one hundred twenty (120) Days prior to the then anticipated Substantial Completion Date. Contractor shall purchase the quantity and type of spare parts from such Spare Parts List as Owner may request in writing. So long as Owner has provided such purchase instructions in a timely manner as required by such Spare Parts List, Contractor shall ensure that such ordered spare parts are delivered to the Site and properly stored in accordance with the requirements hereunder, the spare part(s) supplier’s requirements and Prudent Industry Practice prior to Substantial Completion. Contractor shall be entitled to invoice Owner pursuant to Article 9 for its out-of-pocket costs in making such purchase after receipt of an invoice therefor from the vendor for such spare parts, it being understood that the invoiced costs shall not exceed the actual out-of-pocket cost, without mark-up, of purchasing such spare parts. All spare parts shall be new and supplied in their original packaging, which shall indicate the contents of such packaging. Owner reserves the right to purchase directly from each vendor included in the Spare Parts List, and Contractor shall take such actions as necessary for each such vendor to agree to sell to Owner, the spare parts noted on the Spare Parts List to be provided by such vendor at the pricing set forth thereon.
(ii)    If requested by Owner, Contractor shall purchase from Owner’s preferred suppliers (“MRO Suppliers”) all MRO Supplies that are used by Contractor in completing the Work. When purchasing MRO Supplies, Contractor shall notify the MRO Supplier that the MRO Supplies are being purchased for the Project. Owner shall provide Contractor with contact information for such MRO Suppliers upon request.
(c)    Project Management. Contractor shall provide all managerial and supervisory labor, with necessary experience and skills, and technology to manage and supervise adequately all Work. Contractor shall fully cooperate and coordinate all activities on or relating to the Project with Owner and Owner’s representatives and other contractors.
(d)    Technical Assistance for Start-up, Commissioning and Testing. Contractor shall provide all technical assistance requested by Owner to support Owner in the start-up, commissioning and testing of the Facility.
4.6    Delivery of Documentation. Contractor shall supply to Owner physical and electronic copies of all Documentation as and when required by this Agreement. Contractor shall submit all Design Documents to Owner in accordance with the Document Controls Requirements. If this Agreement does not indicate the date by which any Documentation shall be delivered to Owner, such Documentation shall be delivered to Owner in ample time for Owner to review and discuss such Documentation with Contractor before such Documentation is needed for procurement, construction or other aspects of the Work (or for Owner to perform its obligations hereunder), but in any event prior to or concurrently with Substantial Completion. With respect to any Documentation delivered to Owner prior to Substantial Completion, to the extent any corrections, improvements, enhancements or other changes to such Documentation were incorporated after the prior delivery thereof to Owner, Contractor shall re-deliver to Owner such Documentation at Final Completion, including As-Built Drawings, with any such corrections, improvements, enhancements and changes to such Documentation included and such Documentation shall be the then-current revision thereof or on an “as-built” basis as of Final Completion. With respect to any Documentation delivered to Owner prior to Substantial Completion to which no corrections, improvements, enhancements or changes were made after the prior delivery thereof to Owner, Contractor shall notify Owner of such Documentation and certify that such Documentation is in final form as of Final Completion. Contractor shall provide Owner, at no additional cost, any

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corrections to errors discovered by Contractor or Owner in the Documentation during the Correction Notification Period. Contractor shall promptly notify Owner of the discovery of any such errors. In all cases, Contractor shall comply with Owner’s Document Control Requirements in respect to all Documentation.
4.7    Current Records; Record Drawings. Contractor shall maintain in good order at the Site, and at all times give Owner access to, a copy of each of the “approved for construction” working specifications and drawings (including any available As-Built Drawings) applicable to the Work, the Facility or the Site marked currently to record all changes and modifications made during construction. Anything mentioned in the specifications and not shown on the drawings or shown on the drawings and not mentioned in the specifications, shall be of like effect as if shown or mentioned in both. The drawings shall reflect exact and actual “as-built” conditions of construction, installation, and erection as it progresses. Where drawings are not adequate to show “as-built” conditions, Contractor shall prepare sketches which delineate the necessary “as-built” information. At or prior to Final Completion, Contractor shall have delivered to Owner one set of reproducible As-Built Drawings for the Facility in native format and turned over to Owner all specifications and drawings maintained by Contractor at the Site.
4.8    Cooperation. Contractor hereby acknowledges that, although the Work represents the largest portion of the work required for completion of the entire Project, the Work is only a portion of the work required for the completion of the entire Project and that the completion of the Project will also require coordination and cooperation with other contractors, lenders, regulators and other parties, including suppliers of Owner Equipment. As such, Contractor shall provide good faith, prompt and courteous cooperation, coordination and collaboration with lenders, contractors, subcontractors, regulators and other Persons, including Owner and the suppliers of Owner Equipment, as requested by Owner in order to permit the safe, successful and timely completion of the Project. Contractor also acknowledges that Owner is entering into this Agreement in material reliance on the agreement by Contractor to provide such good faith, prompt and courteous cooperation, coordination and collaboration. Without limiting the generality of the foregoing, Contractor shall, expeditiously and acting in good faith, (a) meet from time to time with such Persons in connection with the implementation of the Project as may be requested by, or on behalf of, Owner, (b) provide reasonable and customary technical assistance and personnel and share such information, subject to reasonable confidentiality restrictions, as may be necessary or prudent for the successful and timely completion of each Person’s work in respect of the Project and the proper implementation of the Project as a whole, and (c) avoid unnecessary delays or interference in the Work and the coordination and collaboration with other Persons involved in implementing the Project. By way of example and without charge, Contractor shall (i) provide timely and complete responses to reasonable design and engineering documentation requests from Owner Persons as may be prudent to perform integrated design and construction activities and (ii) provide assistance to Owner Persons during the start-up, commissioning and Performance Testing of the Work.
4.9    Quality Assurance Plan. Contractor shall be responsible to Owner for design and construction quality. Contractor shall develop, implement and maintain a written plan for quality assurance of the Work (the “Quality Assurance Plan”), which shall include: work safety; security at the Site; fitness for duty; management and control of the design, engineering, procurement, fabrication and construction services; management and control of Subcontractors; and such other matters as Owner may reasonably request. The Quality Assurance Plan shall conform to and meet Owner Policies and the requirements of all applicable Laws and Prudent Industry Practice. Contractor shall deliver its proposed Quality Assurance Plan to Owner within thirty (30) Days after the Effective Date for Owner’s review and comment, and Contractor shall thereafter incorporate Owner’s comments therein, including any required

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witness points. Following Owner’s review of and comment to such proposed Quality Assurance Plan, Contractor shall have the right to rely on the Quality Assurance Plan as revised in accordance with Owner’s comments in performing the Work. Contractor shall require all Subcontractors to comply with the Quality Assurance Plan, and Contractor shall require all Flowdown Subcontractors to establish, implement and maintain appropriate quality assurance and quality control programs consistent with the Quality Assurance Plan and this Agreement with respect to their respective portions of the Work. To the extent the approved Quality Assurance Plan requires Owner to execute any forms, checklists, certificates or other similar documents indicating Owner’s verification, approval, acceptance, or acknowledgement of a particular Contractor process, method, requirement, activity or other course of action in completion of the Work, no such execution by Owner shall be deemed to be a warranty or acceptance by Owner with respect to such Work or relieve Contractor from any obligation or responsibility under this Agreement and Contractor shall remain solely responsible for the complete and proper completion of such Work in accordance with this Agreement. Contractor shall provide Owner and its employees, agents, representatives and invitees with reasonable access to the Work wherever located for observation and inspection, including auditing of all activities for conformance with the requirements of the Quality Assurance Plan and this Agreement. Inspections and audits of Flowdown Subcontractors will be coordinated with Contractor.
4.10    Examinations and Repair Work.
(a)    For those parts of the Work, including foundations, for which Owner has a witness point, Contractor shall give no less than ten (10) Days prior written notice to Owner whenever any such part of the Work is ready for witnessing by Owner and Owner shall, without unreasonable delay, attend (or inform Contractor that it is unnecessary for it to attend) for the purpose of inspecting such part of the Work. No part of such Work shall be covered up or put out of view without affording Owner a reasonable opportunity to inspect such Work. If Owner fails to witness such part of the Work for which Contractor has provided proper notice as provided herein within such ten (ten) day period, then Contractor may proceed with covering up or putting out of view such part of the Work.
(b)    Contractor shall be responsible for correcting, at its cost, all Defects discovered prior to the commencement of the Correction Notification Period, at which time the provisions of Article 14 shall control, and for otherwise responding, at its cost, to all corrective action requests issued by Owner.
(c)    If, following discovery of defective workmanship or materials in any part of the Work, Owner has reasonable grounds to suspect that further parts of the Work may be similarly defective, Contractor shall, at the request of Owner and at Contractor’s cost, provide Owner clear evidence that such other parts are not defective to the reasonable satisfaction of Owner or shall uncover such further parts of the Work or make further openings, in or through the same, and Contractor shall inspect and repair, if necessary, any such parts.
(d)    Contractor shall be responsible for all cutting, fitting and patching which is required to complete the Work or to make its parts fit together properly. Contractor shall restore to a completely finished, equivalent to new condition all areas requiring cutting, fitting and patching.

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4.11    Tests Generally.
(a)    The cost of conducting any test related to the Work, including destructive and non-destructive examinations, shall be considered part of the Contract Price unless such test is clearly intended by or provided for in this Agreement as being the responsibility of Owner, in which case such cost shall be borne by Owner. If the results of any such test indicate that the applicable Work does not conform to the requirements of this Agreement (including the Scope of Work and Prudent Industry Practice) and Owner has reasonable grounds to suspect that any other similar Equipment or workmanship may not conform to the requirements of this Agreement (including the Scope of Work and Prudent Industry Practice), Owner may require Contractor, at Contractor’s cost, to carry out further tests, which in the reasonable opinion of Owner are necessary to verify that such other similar Work conforms to the requirements of this Agreement (including the Scope of Work and Prudent Industry Practice). Owner will reimburse Contractor its actual and verifiable costs for such additional testing for other similar Work or Equipment if the results reveal that the Equipment or Work does conform to the requirements of this Agreement.
(b)    Any test performed by Contractor (or any Subcontractor) in its shop or in the field shall be done utilizing tools, gauges, instruments, and other measuring devices that are properly controlled and calibrated or adjusted to a known standard. If a known standard does not exist, a written calibration procedure will be developed indicating how calibration was obtained. Records of calibrations and calibration dates for test equipment shall be maintained by Contractor (or its Subcontractors). These records shall include date tested, next due date and standard used.
(c)    If Contractor completes any portion of the Work prior to any inspection or test which was timely requested by Owner’s Project Manager and mutually agreed to in advance or required by the Scope of Work, so as to render inspection or testing impossible or more difficult, the cost of uncovering and replacing the Work shall be borne by Contractor unless Owner’s Project Manager was absent at the agreed time and location. Failure on the part of Owner to refuse or reject Work prior to acceptance of or payment for the Work shall not bar Owner at any time prior to expiration of the Correction Notification Period from requiring the Work to be corrected.
4.12    Temporary Equipment. Contractor shall provide all Construction Equipment reasonably necessary or appropriate for, and replace as needed any Construction Equipment used during, performance of the Work.
4.13    Stop Work Orders. Owner reserves the right to require Contractor (verbally or in writing) to stop performance of all or any portion of the Work (a “Stop Work Order”) if conditions arise that: (i) cause, or could reasonably be expected to result in, danger or damage to person or property, including the Facility, any Equipment at the Site or the Owner Equipment, (ii) prevent, or could reasonably be expected to prevent, Owner from exercising its inspection or audits rights hereunder, (iii) endanger, or could reasonably be expected to endanger, safe operations at the Site, or (iv) otherwise interfere with the prudent operation of the Facility or other activities in the vicinity of the Site. Contractor shall take prompt corrective actions to resolve such conditions identified by Owner prior to Contractor’s resumption of its performance of such stopped Work. To the extent practical prior to Owner’s exercise of such right or as soon as practical after a verbal Stop Work Order is given, Owner shall formally notify Contractor in writing of the reason for stopping such portion of the Work and the expected conditions under which such portion of the Work may resume. Examples of significant conditions that may result in stopping Contractor’s performance of a portion of the Work include the following items which are not intended to be all inclusive:

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(a)
documented lessons learned indicate that Contractor’s continued performance of such portion of the Work would result in a nonconformance that could not be corrected to the condition required hereunder or would require extensive or excessive time and retrofit, repair or rework to correct;

(b)	Contractor has not established or implemented required controls in accordance with the Quality Assurance Plan;

(c)	Contractor is performing such portion of the Services in violation of a requirement hereunder;

(d)	Contractor is using nonconforming materials, which Contractor has not corrected and such nonconforming materials have not been approved or conditionally released;

(e)
Contractor is using drawings, procedures or instructions that require prior approval, which has not been received, have not been conditionally released, are out of date, or are not in accordance with this Agreement;

(f)	drawings, procedures or instructions authorized to control such portion of the Work in progress are not available at the Site; or

(g)	such portion of the Work is being performed by Persons who are not qualified pursuant to the requirements hereunder.
Contractor shall not be entitled to an adjustment to the Baseline Schedule, the Contract Price or any other provisions of this Agreement as a result of a Stop Work Order unless such Stop Work Order is solely caused by Owner or a third party who is not a Contractor Person; and in such event, the Parties may mutually agree upon any such adjustments to the Baseline Schedule or Contract Price.
4.14    Utility Use; Office Space. From the Effective Date until Final Completion, Contractor shall be responsible in connection with its scope of Work to maintain and pay for all temporary construction utilities (including interconnection arrangements with such utilities) required to perform the Work, including electricity, fuel, communication systems for Contractor’s temporary office facilities, potable water, and non-hazardous construction waste disposal and wastewater disposal. Owner shall provide natural gas to Contractor, subject to Contractor’s obligations to pay for all such natural gas provided, as described above. Contractor shall provide Owner’s representatives and other contractors with office space, including all utilities, potable water, internet, heating, ventilation and air conditioning, contemporaneously with the existence of Contractor’s Site offices, which office space shall be subject to the reasonable approval of Owner and be in compliance with any requirements therefor in the Scope of Work. Contractor shall properly maintain such offices and shall employ sufficient personnel to clean each such office each working day that such offices are used. Contractor shall be responsible for paying all utility deposits and charges, other than telephone charges related to calls made by Owner’s representatives, but including charges relating to use of the internet by Owner’s representatives and other contractors, related to such offices for Owner.
4.15    Interference with Traffic and Community Relations.
(a)    Contractor shall carry out the Work so as not to interfere or disturb unnecessarily or improperly with (a) Owner’s or any other Person’s operations at or in the vicinity of the Site, (b) those living or operating any business in the vicinity of the Site, or (c) access to, use of or occupation of public

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or private roads, bridges, footpaths or properties in the possession of Owner or any other Person. Contractor shall communicate with, and ascertain the requirements of, all Government Authorities in relation to vehicular access to and egress from the Site and shall comply with any such requirements. Contractor shall be deemed to have satisfied itself as to, and shall be fully responsible for, the routing for delivery of heavy or large loads to the Site so as to satisfy any requirements of Government Authorities with respect thereto.
(b)     Contractor shall assist Owner with managing an ongoing community/media relations strategy, such strategy to be developed in partnership with Owner to support the overall success of the Project including within the general community at or in the vicinity of the Site. In each case, Contractor shall obtain express prior written approval from Owner before making any public statements or issuing news or photographic releases or similar public communications related to the Project or Work. Contractor shall have a qualified representative to manage such community/media relations strategy on its behalf. Furthermore, Contractor shall have a qualified representative available to respond 24/7 to emergency situations which require handling public, media and community relations needs. Non-emergency requests must be addressed as quickly as reasonably practicable; generally within a few hours in order to honor media cycles.
4.16    Transportation Costs. Contractor shall arrange and pay for all transportation, importing, exporting, storage and transfer costs incurred in connection with the Work, except for such costs for delivery of Owner Equipment by the supplier thereof to the Site, which costs shall be paid by Owner. Contractor is responsible for assuring that the shipments are suitably packaged, sealed and protected to ensure against damage from handling during transit, storage and transportation by the shipping method to be used. All wood material used by Contractor (or any Subcontractor) in packaging, bundling or dunnage that will be subject to international trade/transit shall comply with the requirements set forth in the latest version of the International Plant Protection Convention’s ISPM 15 related to the regulation of wood packaging material in international trade. Each shipment shall be unloaded by Contractor at Contractor’s expense, including any demurrage charges. Where the laydown area is located at an Owner-owned or leased Site, then, unless otherwise approved by Owner in writing, Contractor shall limit truck deliveries to such laydown area in a manner generally consistent with Prudent Industry Practice and the unloading resources at such laydown yard. In the event a transportation accident that is not caused or contributed to by, or otherwise attributable to Contractor and/or a Contractor Person, and that was unforeseeable, unavoidable and outside the control of Contractor and/or Contractor Person, and that actually causes a delay in the shipment of the Equipment, then Contractor shall be entitled to seek a Change Order pursuant to Article 10.
4.17    Required Manuals. Contractor shall prepare and deliver to Owner the Required Manuals in accordance with the Scope of Work.
4.18    Use of Site. Contractor shall confine its operations at the Site to areas permitted by applicable Laws, this Agreement, including the Exhibits, Owner Permits, Contractor Permits, and Owner Policies. Contractor shall confine operations at the Site to areas permitted by applicable Laws and any site use plans developed by the Parties, and shall not unreasonably encumber the Site with materials or equipment. Contractor shall not interrupt utility service to neighboring properties. Contractor shall not encroach upon neighboring property for storage of materials or any other reason, nor shall any Contractor Workers be permitted on said properties without written permission of the neighboring property owners. Contractor shall use best practices in scheduling, coordination, signage and signals as to limit impact of construction to neighboring properties, and shall endeavor to perform all Work during normal business hours. Contractor shall not display, install, erect or maintain any advertising or other signage at the Site

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without Owner’s prior written approval, other than temporary signs and notices required by applicable Laws, related safety or work rules, site identification, or used to solicit persons for the performance of the Work. Until Contractor is required to demobilize from the Site, Contractor (a) shall provide Owner and the suppliers of Owner Equipment with the space, utilities and amenities at the Site described in the Scope of Work, (b) shall provide an adequate supply of drinking and other water at the Site for the use of all Persons at the Site and (c) shall provide temporary sanitary facilities (and properly dispose of all sewage therefrom) during performance of the Work.
4.19    Control of Work; Site Security; Access to Work.
(a)    Contractor shall have care, custody and control over the Site until Substantial Completion. Contractor shall provide all necessary security for the Site, including a suitable fence to the extent necessary to protect the Site, Equipment, Owner Equipment, Construction Equipment and all Persons at the Site, and shall be responsible for the prohibition and prevention of access and entrance to the Site by all unauthorized Persons. Contractor shall be responsible for any Equipment or Owner Equipment that is lost, damaged or destroyed during the period in which Contractor has risk of loss as provided herein. Contractor shall strictly control the admission of Persons to all Work areas at the Site (and, within the Site, the freedom of movement and access) and no such Person (other than the employees, officers or directors of the Parties or their respective Affiliates) who is not required for the performance or supervision of the Work shall be admitted without the prior approval of Owner (such approval not to be unreasonably withheld or delayed).
(b)    Contractor shall provide Owner and such of the Owner Persons and other invitees as Owner may request with reasonable access to the Work, whether located at the Site or off-Site, for observation and inspection, including (i) inspecting the condition and progress of fabrication, production, or prototyping of Equipment prior to the delivery thereof and (ii) auditing of all activities for conformance with the requirements of Contractor’s quality assurance program and all requirements of this Agreement; provided, however, that Contractor may provide, and Owner and such other Person being given such access shall accept, an escort or other safety measures that Contractor reasonably deems necessary.
(c)    Contractor shall not establish any commercial activity or issue concessions or permits of any kind to any Person for establishing commercial activities on the Site. Contractor shall not, and shall not permit any Contractor Worker to, bring any firearms or weapons of any type upon the Site or any other property owned or controlled by Owner or its Affiliates. Further, Contractor shall not permit or tolerate the introduction or use of intoxicating liquor, narcotic drugs, gambling or gambling paraphernalia at the Site or any other property owned or controlled by Owner or its Affiliates by any Contractor Worker or during the performance of the Work. Any such Person found engaging in such activities shall be removed and permanently barred by Contractor from the Site and any other property of Owner or its Affiliates.
4.20    Permits and Approvals. Contractor shall be responsible for obtaining, renewing and maintaining all permits, licenses, approvals and certifications customary required by applicable Law as necessary for Contractor to clear, demolish, grade and prepare the Site, and engineer, detail, fabricate, furnish, deliver, unload, store, erect, install, construct, inspect and otherwise perform the Work (collectively, the “Contractor Permits”). At least ten (10) Days prior to an application by Contractor for any Contractor Permit, Contractor shall give to Owner a copy of such application. If Owner objects to such application, Contractor and Owner shall discuss in good faith alternate language for such application or an alternate, mutually acceptable method to achieve compliance without such Contractor Permit. Contractor shall promptly provide Owner with copies of all such Contractor Permits upon obtaining such Contractor

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Permits. Contractor shall provide Owner with reasonable assistance and documents in connection with Owner’s efforts to obtain the Owner Permits. Contractor represents that, to the best of its knowledge, the Contractor Permits listed in Appendix U to Exhibit A as the responsibility of Contractor are the sole Contractor Permits. Upon Contractor’s request, Owner shall provide Contractor reasonable cooperation and assistance in obtaining and maintaining Contractor Permits.
Subject to Article 11, Owner and Contractor may mutually agree to a Change Order for any Contractor Permit (or Owner Permit that Owner requests Contractor to obtain on its behalf) not included in Appendix U to Exhibit A before the Effective Date but required for the Work due to a Change in Law after the Effective Date.
4.21    Project Controls Requirements; Meetings.
(a)    Contractor shall comply with the Project Controls Requirements.
(b)    From the Effective Date until the Final Completion Date, Contractor shall attend and participate in regular meetings with Owner which shall occur monthly (or upon such other more frequent interval as Owner may reasonably request) for the purpose of discussing the status of the Work, identifying any areas of concern regarding Contractor’s performance of the Work, and anticipating and resolving any other problems (“Progress Meetings”). The Progress Meetings may also include, at the request of Owner, consultants and other Persons. Contractor shall prepare and deliver to Owner within seven (7) Days after each meeting (i) written minutes of the meeting and (ii) if reasonably requested by Owner, a written action plan that describes the actions Contractor will take to address any areas of concern identified in such Progress Meeting; provided, however, that the publication or distribution of such minutes or action plan shall not constitute a permitted basis for providing notice, or otherwise asserting claims, under this Agreement by either Party. No implication whatsoever shall be drawn as consequence of a failure by Owner to comment on or object to, or the approval by Owner of, any minutes or action plan prepared or distributed by Contractor. Unless otherwise mutually agreed, Contractor’s Site Representative shall attend all Progress Meetings after Contractor mobilizes to the Site. In addition to the above monthly Progress Meetings, Contractor shall hold regularly scheduled (but not less frequently than weekly during construction) status or scheduling meetings with the appropriate Subcontractors, and Owner shall have the right, but not the obligation, to attend and participate in such weekly status or scheduling meetings.
4.22    Training Program. Contractor shall, as part of the Work, coordinate one or more training courses for Owner’s plant operating personnel designated by Owner in its discretion, which training courses shall cover the entirety of the Facility, including the Owner Equipment, provided that Contractor shall coordinate training in respect to Owner Equipment with the suppliers thereof. The training courses shall be designed and administered by Contractor (with content regarding Owner Equipment being supplied by the suppliers thereof) in accordance with the Scope of Work. Training course content shall cover, at a minimum, the following topics: (a) the testing of each item of operating Equipment and Owner Equipment; (b) the start-up, operation and shut-down of each item of operating Equipment and Owner Equipment during normal and emergency modes; (c) the performance of routine, preventative and emergency maintenance for each item of operating Equipment and Owner Equipment; (d) recommended spare parts to be maintained for each item of operating Equipment and Owner Equipment, and their installation and removal; and (e) all other topics required by the Scope of Work. Contractor shall submit all training materials for review and approval by Owner in accordance with, and by the schedules outlined in, the Scope of Work. Contractor-supplied training shall be provided in order to

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support Owner’s overall plant operator training plan and shall be concluded prior to Substantial Completion.
4.23    Housekeeping; Demobilization. Contractor shall keep the Site and surrounding area adjacent to where the Work is performed free from waste materials, rubbish, debris and other garbage, including liquid and non-liquid materials whether spilled, dropped, discharged, blown out or leaked. Contractor shall employ adequate dust control measures and utilize reasonable waste reduction and recycling techniques at the Site. Promptly after Substantial Completion and prior to the Final Completion Date, Contractor shall remove from the Site and its surrounding area all Construction Equipment, waste materials, rubbish, debris and other garbage, and shall otherwise leave the Facility, the Site and its surrounding area in a neat and clean condition. If Contractor fails to perform the foregoing services within ten (10) Days following Owner’s written notice of such failure, Owner may perform such services and backcharge Contractor for its costs in performing such services.
4.24    Owner Tools. All tools and equipment furnished by Owner for use by Contractor in the performance of the Work shall remain Owner’s property. Contractor shall not use Owner-supplied tools or equipment for any purpose other than Work for which such items were supplied and designed. If Contractor is furnished tools or equipment by Owner, Contractor acknowledges that, by using such tools or equipment, it shall conclusively be deemed to have inspected such tools or equipment prior to their use and to have satisfied itself that they are in good condition, fit for the purpose to be used and will not create a safety hazard or damages to person or property. Contractor further acknowledges that the use of Owner’s tools or equipment is at Contractor’s sole and exclusive risk and that all the terms of this Agreement, including the insurance and indemnity provisions govern Contractor’s use of such tools or equipment. Contractor shall reimburse Owner for its costs to furnish such tools or equipment, irrespective of whether they are returned to Owner, which costs shall include the cost of replacement items that are not returned or, as determined by Owner in its discretion, returned in a damaged or other condition that does not permit their being placed back into service.
4.25    No Waiver. No inspection made, acceptance or approval given by Owner relating to any Work shall relieve Contractor of its obligations for the proper performance of the Work in accordance with the terms hereof. Without limiting the foregoing, to the extent the approved Quality Assurance Plan requires Owner to execute any forms, checklists, certificates or other similar documents indicating Owner’s verification, approval, acceptance or acknowledgment of a particular Contractor process, method, requirement, activity or other course of action in completion of the Work, such execution by Owner shall not be deemed to be a warranty or acceptance by Owner with respect to such Work or relieve Contractor from any obligation or responsibility under this Agreement and Contractor shall remain solely responsible for the complete and proper completion of such Work in accordance with this Agreement. Subject to the limitations of Article 14, Owner may reject any Work with Defects or which is not in accordance with the requirements of this Agreement or any Documentation, regardless of the stage of completion, the time or place of discovery of error, and whether Owner previously accepted any or all of such Work through oversight or otherwise. Except with respect to the transfer of care, custody, and control to Owner as expressly provided herein, no approval given by Owner, in and of itself, shall be considered as an assumption of risk or liability by any Person. Any such approval shall mean that the person giving the approval has no objection to the adoption or use by Contractor of the matter approved at Contractor’s own risk and responsibility Contractor shall have no claim relating to any such matter approved, including any claims relating to the failure or inefficiency of any method approved.

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4.26    Milestone Payment Invoices under Assigned Owner Equipment Contract. Immediately upon receipt of a Milestone Payment Invoice from Assigned Owner Equipment Contract supplier, Contractor shall provide a complete copy of the same to Owner. In accordance with Sections 8.4(a) and 8.4(b) of the Assigned Owner Equipment Contract, Contractor shall promptly, but not later than five (5) Business Days after receipt of such invoice, provide Owner with its approval of and any exceptions and recommendations with respect to the Assigned Owner Equipment Contract supplier’s Milestone Payment Invoice, including without limitation, any recommendation concerning the withholding or offsetting of funds in accordance with the Assigned Owner Equipment Contract. Based, in part, upon input received by Owner from Contractor, Owner shall issue and/or withhold, in full or part (as appropriate) payment to the Assigned Owner Equipment Contract supplier for such Milestone Payment Invoices in accordance with the Assigned Owner Equipment Contract.

5.	CONTRACTOR PERSONNEL
5.1    Sufficient Personnel. Contractor shall employ a sufficient number of qualified Persons, who shall be properly certified and licensed if required by applicable Laws, so that Contractor may complete the Work and Contractor’s other obligations under this Agreement in a safe, efficient, prompt, economical and professional manner and in accordance with the Baseline Schedule. Without in any way limiting the foregoing, Contractor shall employ a sufficient number of engineers, designers and draftsmen necessary for the preparation of all Documentation required for the Work and qualified buyers, inspectors, and expediters necessary to provide all equipment, materials and supplies to be provided by Contractor hereunder.
5.2    Contractor’s Key Personnel. Exhibit H contains a list of Contractor’s key personnel who shall be responsible for supervising the performance of Contractor’s obligations under this Agreement. That list includes the designation of Contractor’s Project Manager, Contractor’s Site Representative and Contractor’s EH&S Manager. Contractor shall remove any such key personnel that Owner believes is not fit or qualified for the Work assigned to such key personnel. Any replacement of the key personnel listed in Exhibit H shall be subject to the prior written approval of Owner. Contractor’s Project Manager shall act as Contractor’s liaison with Owner and shall have the authority (a) to administer this Agreement on behalf of Contractor, (b) to oversee, direct, and manage the responsibilities of Contractor under this Agreement, and (c) to bind Contractor as to the day-to-day project management operations under this Agreement. Contractor’s Site Representative or other authorized Contractor Site supervisory personnel shall be present at the Site at all times when the Work is being performed at the Site.
5.3    Training; Qualification.
(a)    Contractor Workers shall be trained, qualified and competent to perform such Work in accordance with this Agreement. Without limiting the generality of the foregoing, all such Contractor Workers shall have received all necessary training regarding environmental, safety, health and any other matters required by applicable Law or Owner Policies as may be relevant to the Work to be performed by such Contractor Workers. Contractor shall permit only Contractor Workers who are in compliance with the requirements of the Drug and Alcohol Policy and otherwise fit at the time they are employed and on each Day they perform the Work and are skilled in, and qualified to perform, the tasks assigned to them to perform such Work. Contractor shall ensure that each such Contractor Worker performs Work only within the scope of work that such Contractor Worker is qualified and equipped to undertake.

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(b)    Contractor acknowledges that the Office of Pipeline Safety of the Department of Transportation (the “DOT”) has mandated that each natural gas operator (including Owner) develop a qualification program to evaluate an individual’s ability to perform covered tasks and to recognize and react to abnormal operating conditions that may occur while performing covered tasks. To comply with applicable Law, Owner has established an Operator Qualification Plan (“OQ Plan”) to be used in developing, implementing and maintaining a comprehensive Operator Qualification Program. The OQ Plan is designed to reduce the risk of accidents or incidents as a result of human error on Owner’s pipeline facilities with qualified individuals. The OQ Plan contains a list of operating and maintenance tasks that are identified as “covered tasks” which meet the criteria stated in 49 C.F.R. Part 192. Contractor acknowledges that Owner is required to ensure that all Contractor Workers performing construction work on natural gas pipelines are qualified to perform these covered tasks in accordance with the OQ Plan. Accordingly, it is Contractor’s responsibility to ensure, and Contractor shall ensure, that only qualified personnel perform covered tasks in connection with the Work, including that all such personnel complete all necessary training and certification/qualification tests, except to the extent any that such personnel is under the direct observation of a qualified individual who is able to take immediate corrective action. Owner shall be entitled to have an Owner-designated evaluator evaluate Contractor using one or more of the following methods (as selected by such evaluator):
(i)    Examination (written or oral);
(ii)    Performance observation (on the job or at Owner’s simulator site);
(iii)    Owner-approved applicable license or certification; and
(iv)    Owner-approved OQ Plan/Training Program.
If any Contractor Worker fails to qualify for a covered task during initial or subsequent qualification or for suspected incident or poor performance issues, Contractor shall not permit such Contractor Worker to perform the task in question, unsupervised, until the re-evaluation has been completed and such Contractor Worker has been qualified. Upon re-evaluation, if such Contractor Worker’s performance is deemed unsatisfactory by the evaluator, Contractor shall not permit such Contractor Worker to apply for re-evaluation OR perform the task in question for a period of one (1) year following the second unsatisfactory evaluation. All training and OQ related records will be provided to and maintained by Owner. Contractor shall provide sufficient training to ensure that Contractor Workers performing covered tasks have the necessary knowledge and skills to perform the tasks in a manner that ensures the safe operation of Owner’s facilities and the construction of the Project. Training will be required in each of the following instances:

(i)	Development of new hires and existing Contractor Workers for each covered task performed;

(ii)	Preparing the Contractor Worker for performing new or individual tasks;

(iii)	Correction of Contractor Worker performance problems (e.g., poor performance, contribution to an incident); and

(iv)	Significant changes in practices or procedures used in performing covered tasks.

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The method of training used by Contractor must be provided to and approved by Owner and is subject to verification audit by Owner from time to time.
5.4    Minimum Screening Guidelines.
(a)    Contractor shall comply with all applicable labor, employment and immigration Laws that may impact Contractor’s obligations under this Agreement, including all Laws that are now or that become applicable to Contractor during the period Contractor is performing Work. Without limiting the foregoing, Contractor shall comply strictly with all Laws relating to the verification of its workers’ eligibility to work in the United States, including the Immigration Reform and Control Act of 1986 and Form I-9 requirements. For any Work performed at the Site or any other site of Owner or its customers or Affiliates and/or requiring access to Owner’s or its Affiliates’ assets, Contractor shall participate in E-Verify, perform all required employment eligibility and verification checks, and cooperate with the scope, timing, documentation, etc., of audits requested by Owner, which shall be performed by a third party immigration attorney selected by Owner at Owner’s cost unless the audit reveals any non-compliance with Laws, in which case Contractor shall be responsible for said costs. Contractor shall maintain all required employment records for at least three (3) years following an employee’s date of hire or, if earlier, one year following an employee’s termination of employment (or such longer period as may be required by applicable Law).
(b)    By providing a Contractor Worker under this Agreement to perform Work at the Site or any other site of Owner or its customers or Affiliates and/or requiring access to Owner’s or its Affiliates’ assets, Contractor warrants and represents that Owner’s Minimum Screening Guidelines, a current copy of which is attached hereto as Exhibit N-1 (the “Minimum Screening Guidelines”), have been completed with respect to such Contractor Worker and that they did not reveal any information that could adversely affect such Contractor Worker’s suitability for employment or retention by the applicable Contractor Person or competence or ability to perform duties under this Agreement following an individualized assessment of the specific facts and circumstances and consideration of Owner’s Potential Disqualification Criteria, a current copy of which is attached hereto as Exhibit N-2 (the “Potential Disqualification Criteria”). For Contractor Workers who are performing Work at the Site or any other site of Owner or its customers or Affiliates, the screening measures set forth under “Supplemental Labor with Access to Duke Energy Assets” in the Minimum Screening Guidelines shall have been successfully completed. For Contractor Workers who are not performing Work at the Site or any other site of Owner or its customers or Affiliates, but who may or may not have access to Owner’s assets, the screening measures set forth under either (i) “Contracted Service Baseload Work or Contracted Service Other without access to Duke Energy assets” in the Minimum Screening Guidelines or (ii) “Contracted Services Baseload Work or Contracted Services Other with access to Duke Energy assets and/or badged facilities access” in the Minimum Screening Guidelines (as applicable) shall have been successfully completed. Generally, Owner will rely on Contractor to make a determination as to whether to disqualify a candidate based on the Potential Disqualification Criteria. However, if there is a question as to a candidate’s qualifications, Contractor may seek additional input from Owner. Contractor may also perform other screening measures as a reasonably prudent employer would deem appropriate; provided, however, that nothing in this Section shall be interpreted as authorizing or requiring Contractor to perform any screening measures or disqualify any worker in a manner that violates the federal Fair Credit Reporting Act, Title VII of the Civil Rights Act of 1964 or any other applicable Law. Contractor agrees to use additional screening measures that may be required by Owner based upon audit results to ensure Contractor’s compliance with this Section. Except where prohibited by applicable Law, Contractor will have the ongoing duty to inform Owner immediately upon learning that any Contractor Worker is not suitable for performance of the Work. Except where prohibited by applicable Law, should Contractor

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learn, after assigning a Contractor Worker to perform Work at the Site or requiring access to Owner assets, any information that Contractor, acting reasonably, considers would adversely affect such Contractor Worker’s suitability for performance of the Work, Contractor will promptly advise Owner thereof and remove such Contractor Worker immediately from performing Work at the Site or any other site of Owner or its Affiliates and/or Owner’s or its Affiliates’ assets. Owner, in its sole discretion, shall have the option of barring from the Site any Contractor Worker whom Owner determines does not meet the qualification requirements set forth above.
5.5    Drug and Alcohol Testing. Contractor acknowledges that the DOT has instituted rules, with which Contractor shall comply, to control the use of drugs and alcohol in the Natural Gas and Hazardous Liquid Pipeline Industry. Contractor shall not permit any Contractor Worker in any way to use, possess, or be under the influence of illegal drugs or controlled substances or to consume or be under the influence of alcoholic beverages during the performance of the Work or otherwise while at the Site or elsewhere in connection with the Work. Any such Contractor Worker under the influence, or in possession of, alcohol, any illegal drug, or any controlled substance, will be removed from the Site by Contractor and, subject to Owner’s fitness for duty program requirements, shall be prohibited by Contractor from performing any future Work at the Site or elsewhere related to the Work. Contractor acknowledges that it is aware of Owner’s Alcohol and Drug Free Workplace Policy (the “Drug and Alcohol Policy”), a current copy of which is attached hereto as Exhibit N-3. Contractor shall implement and administer an alcohol/drug abuse policy acceptable to Owner and in compliance with (i) 49 C.F.R. Parts 199 and 40 and/or (ii) applicable state requirements for natural gas pipelines or liquefied natural gas facilities. Contractor’s alcohol/drug abuse policy shall be at least as stringent as the Drug and Alcohol Policy and further acknowledges that each Contractor Worker shall be subject to “for cause” testing on the basis of Owner’s reasonable suspicion of a violation of the Drug and Alcohol Policy. Owner may, at its sole discretion, upon notice to Contractor, audit Contractor’s substance abuse testing records relating to the Work. Owner encourages Contractor to offer employee assistance to all employees who test positive and to have employees visit a Substance Abuse Program (“SAP”).
(a)    Contractor’s drug and alcohol policy shall be consistent with either the Coalition for Construction Safety (“CCS”) and/or the Construction Owners Association of the Tri-State (“COATS”) COATS/Bethesda substance abuse testing programs, and Contractor will use those programs, which includes initial testing and random testing. In order to be eligible to work at the Site, Contractor Workers must possess a valid CCS or COATS ID card or show as valid status in the CCS data system. A valid drug screen chain-of-custody form documenting a pending result of a drug test performed within the past five (5) days may, in the discretion of Owner, be accepted to access at the Site or any other site of Owner or its customers or Affiliates while testing is in process. The following are the minimum substance abuse testing parameters:
(i)    Use of a Substance Abuse and Mental Health Services Administration approved laboratory.
(ii)    Use of a Medical Review Officer for confirmation of positive test results.
(iii)    Use of a NIDA 5 Panel Drug Screen with the following ng/ml cutoff and confirmation levels:

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Drug	Ng/ml Cutoff	Ng/ml Confirmation
Marijuana (THC, Cannabinoids)	50	15
Amphetamines	500	250
MDMA – Ecstasy	500	250
Cocaine	150	100
Phencyclidine (PCP)	25	25
Opiates	2000	2000
6-AM - Heroin	10	10

(iv)    Use of an evidential breath-testing device to detect the consumption of alcohol with a positive cutoff level of .04 percent.
(v)    Unless otherwise prohibited by applicable Law, Contractor and its Subcontractors shall conduct post-accident testing, as well as testing when there is an objective reasonable basis to do so, as determined by Contractor or by Owner.
(b)    While performing Work, Contractor Workers shall be subject to random drug and alcohol testing. The random selection method used by CCS/COATS shall be truly random and credible. Random substance abuse testing may be on any day or night and generally encompasses up to approximately 15% of Contractor Workers on Site at a given time. At Owner’s discretion, random testing percentages may be adjusted higher or lower where Owner deems appropriate.
(c)    Immediately upon receipt of test results, Contractor shall remove from the Site any Contractor Worker who tests positive or in any way does not comply with the Drug and Alcohol Policy. Contractor shall not allow a Contractor Worker who tests positive to return to the Work, unless, at a minimum, the following steps are completed by such Contractor Worker and Owner agrees in writing to allow such Contractor Worker to return to the Site and/or perform the Work: (i) such Contractor Worker completes an evaluation with an SAP; (ii) the SAP must, at a minimum, recommend the following: (1) some type of treatment or education beyond the initial assessment and (2) at least three (3) follow-up tests in the twelve (12) months following the return-to-duty test; (iii) a minimum of fourteen (14) Days must pass from the date of the positive test (date of that collection) before a test can be administered; and (iv) such Contractor Worker presents Midwest Toxicology with written documentation from a qualified SAP that states that he or she is fit for duty (ready to return to work), has completed an evaluation, and has at least started some form of education or treatment beyond the initial evaluation. The written documentation should be on the SAP’s letterhead and be personally signed by an authorized representative of the SAP.
5.6    Supervision and Discipline. Contractor shall supervise, coordinate and direct the Work using Contractor’s best skill, judgment and attention. Contractor shall enforce strict discipline and good order among all Contractor Workers (and all other Contractor Persons) at, or in the vicinity of, the Site. Contractor shall at all times take all necessary precautions to prevent any unlawful or disorderly conduct by or among all Contractor Workers (and all other Contractor Persons) and for the preservation of the peace and the protection of persons and property at, or in the vicinity of, the Site. Contractor shall be

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responsible for labor peace of all Contractor Workers (and all other Contractor Persons) at, or in the vicinity of, the Site, and Contractor shall at all times exert its best efforts and judgment as an experienced contractor to adopt and implement policies and practices designed to avoid work stoppages, slowdowns, disputes and strikes where reasonably possible and practical under the circumstances.
5.7    Removal Rights. If Owner determines, in its reasonable discretion, that the presence of any personnel of any Contractor Person (including any Contractor Worker) at the Site or on any premises of Owner or its Affiliates or the performance by any Contractor Worker is not consistent with performing the Work in accordance with the terms and conditions of this Agreement, Owner may notify Contractor of the determination, and Contractor shall remove that personnel from performing Work at the Site and any other premises of Owner or its Affiliates. Removal and replacement of any such personnel shall be at no cost to Owner. Contractor shall absorb any travel costs or travel time for the replacement personnel to the Site or any such premises and for the replaced personnel from the Site or any such premises. Any such personnel who is removed from the Site, any such premises or the Work for violation of a requirement set forth in this Agreement shall not be eligible to provide any future Work under this Agreement without the express written consent of Owner. Contractor shall indemnify, defend and hold harmless the Owner Persons against, and will, on demand, compensate and reimburse the Owner Persons for, any Liabilities relating to (a) any Contractor Worker who fails a drug or alcohol test, and (b) any claims made by a Contractor Person (including Contractor Worker) resulting from removal as provided in this Agreement, including this Section 5.7; provided that, solely for the purposes of this Section 5.7, Liabilities will not include any Owner Person’s defense costs if Contractor promptly accepts and properly carries out its defense and indemnity obligations in this paragraph. For the avoidance of doubt, Contractor shall not seek, and shall not be entitled to receive, any payment hereunder or any relief under the Baseline Schedule as a result of the removal or replacement of any Contractor Person pursuant to this Section 5.7.
5.8    Responsibility. Contractor Workers shall at all times remain the sole responsibility of Contractor for purposes of personal and professional liability. Contractor shall be solely responsible for all aspects of the labor relations of Contractor Workers, including wages, benefits, discipline, hiring, firing, promotions, pay raises, overtime and job and shift assignments. Owner shall have no such responsibility. Such Contractor Workers, while performing any Work, shall be and remain the employees of the applicable Contractor Person at all times. Contractor shall also be responsible for the correct determination of the exemption status, in accordance with the Fair Labor Standards Act of 1938 and all other applicable federal, state, and local Laws, of all Contractor Workers and shall promptly address and resolve any discrepancies or issues discovered with respect to any such personnel’s exemption status.
5.9    Compensation of Employees. Contractor shall be responsible for ensuring that payment of compensation, and all taxes, assessments for unemployment insurance, social security and disability benefits, and other fees, benefits (including health and retirement) and taxes that are based upon such compensation, to all Contractor Workers is paid (or withheld and remitted to the appropriate Government Authority) as and when due. Contractor shall indemnify, defend and hold harmless the Owner Persons, including administrators of Owner’s or its Affiliates’ benefit and health plans, from and against, and will, on demand, compensate and reimburse the Owner Persons for, any Liabilities relating to such compensation and other required payments. Contractor shall maintain payroll and other wage, benefit and tax records related to Contractor Workers in accordance with generally accepted accounting practices and all applicable Laws.

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5.10    Non-English Speaking Personnel. Contractor shall notify Owner’s Project Manager prior to beginning any Work at the Site for which it anticipates using any non-English speaking Contractor Workers. If such Contractor Workers are used, Contractor shall provide another Contractor Worker who is bilingual or a translator (in the appropriate language(s)) fluent in speaking, reading and writing both English and the applicable non-English language who shall (a) be responsible for communicating safety and hazard related communications, emergency response, and other similar information translated from English for such non-English speaking personnel, (b) be on-Site in the immediate vicinity of non-English speaking employees at all times to communicate emergency information and instructions and (c) conduct a walk-down of the Work area with all non-English speaking employees, translating signs and explaining hazards and warnings, prior to commencing such Work. Contractor shall further ensure that all written and verbal safety training, hazard communications and work rules are provided in the appropriate language for such non-English speaking Contractor Workers while such Contractor Workers are performing Work at the Site.
5.11    Subcontractor Compliance. For the avoidance of doubt and consistent with Section 3.3(d), Contractor shall ensure that each Subcontractor complies with the provisions of this Article 5 and shall be responsible for any failure of such Subcontractor to comply with each such provision to the same extent as though it had failed to comply with such provisions.

6.	LAWS; PROJECT AND SITE RULES
6.1    Compliance with Laws. Contractor shall comply, and shall cause all Subcontractors to comply, with all applicable Laws relating to the Work, the Facility or the Site, and Contractor shall give all applicable notices with respect to, and in accordance with, any applicable Laws. Contractor shall ensure that the Facility, as designed and constructed, complies, and, when operated in accordance with Prudent Industry Practice, shall comply with all applicable Laws. Without limiting the foregoing, Contractor shall comply with applicable provisions of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, Fair Labor Standards Act of 1938, Executive Order 11246, Executive Order 13672 and Executive Order 13496 (29 C.F.R. Part 471, Appendix A to Subpart A), the Rehabilitation Act of 1973, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, the National Labor Relations Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, and their respective implementing regulations, and every other applicable Law concerning employment rights or claims, all of which are made a part hereof as if set out herein. Contractor shall also comply, and cause all Subcontractors to comply, with all applicable Owner Policies. This contractor (Owner) and subcontractor (Contractor) shall abide by the requirements of 41 C.F.R. 60-300.5(a) and 60-741.5(a), and all amendments of the foregoing that may be made from time to time, all of which are incorporated herein by reference. These regulations prohibit discrimination against qualified individuals on the basis of protected veteran status or disability, and require affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans and individuals with disabilities. To the extent applicable, during the performance of this Agreement, Contractor shall observe and abide by the Equal Employment Opportunity provisions contained in 41 C.F.R. 60-1.4 and the reporting clause set forth in 41 C.F.R. 61-300.10, and all amendments of the foregoing that may be made from time to time, all of which are incorporated herein by reference. In addition, Contractor shall comply with the following Federal Acquisition Regulation (“FAR”) clauses as indicated and as applicable: (i) FAR 52.203–13, Contractor Code of Business Ethics and Conduct (Purchase Orders that exceeds $5 million and have a performance period of more than 120 Days); (ii) 52.219–8, Utilization of Small Business Concerns (Purchase Orders that exceed $150,000); (iii) 52.222–26, Equal Opportunity (all Purchase Orders unless Contractor is exempt from EO 11246); (iv) 52.222–35, Equal Opportunity for Veterans (all Purchase

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Orders of $100,000 or more unless Contractor is exempt); (v) 52.222–36, Affirmative Action for Workers with Disabilities (Purchase Orders that exceed $15,000 unless Contractor is exempt); (vi) 52.222–40, Notification of Employee Rights Under the National Labor Relations Act (Purchase Orders that exceed $10,000 unless Contractor is exempt); (vii) 52.222–50, Combating Trafficking in Persons (all Purchase Orders); and (viii) 52.222.55, Minimum Wages Under Executive Order 13658 (all Purchase Orders).
6.2    Export Control Laws. Contractor shall fully comply with all applicable export and import control Laws with regard to any Work or with regard to information supplied by, or on behalf of, Owner to Contractor under this Agreement. In particular, Contractor shall not directly or indirectly use, export, re-export, distribute, transfer or transmit any such Work or information in whole or in part and in any form without all required United States and foreign government licenses and authorizations, including any applicable export control licenses of the U.S. Nuclear Regulatory Commission, the U.S. Department of Energy or the U.S. Department of Commerce. In no event shall Owner be obligated under this Agreement or any other agreement to provide access to or furnish any Work or information except in compliance with applicable United States export control Laws, policies, licenses and approvals.
6.3    Foreign Corrupt Practices Act. Contractor shall not offer or make payments or anything else of value, directly or indirectly, to any official, agent or employee of a Government Authority, or a candidate of a political party, for the purpose of obtaining or retaining business relating to, or in connection with, the Project or this Agreement, and, if Contractor makes any such offer or payment, Owner may terminate this Agreement immediately and have no further obligation, or any Liability based on such termination, to Contractor. Contractor agrees to comply fully with all applicable anti-corruption and similar Laws of any jurisdiction in which any activity is performed or dealings occur related to, or in connection with, the Project or this Agreement, including the United States Foreign Corrupt Practice Act (15 U.S.C. §78dd-1 and 2), as amended, and the principles set forth in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions and, as applicable, Owner’s Code of Business Ethics, a current copy of which is attached hereto as Exhibit N-5.
6.4    Cyber Security. Should any Contractor Worker require or be permitted cyber access or unescorted physical access to Owner’s or its Affiliates’ assets, that are classified as “critical” under NIST 800-53 and/or ISO 27001-2004 for Cyber Security or the regulatory requirements of the North American Electric Reliability Corporation (“NERC”) or pursuant to the Pipeline Security Guidelines issued by the Transportation Security Administration or that are covered by the PHMSA pipeline safety regulatory program (49 CFR Part 190-199), then such Contractor Worker shall be required to meet certain pre-requisites prior to access to any such critical assets. Therefore, when any secured electronic or physical access is needed or permitted, all Persons identified above in this provision shall: (a) successfully complete the Owner-administered background screening requirement; (b) take the Owner-administered Cyber Security training entitled Information Security Awareness Training located at http://www.duke-energy.com/suppliers/contractor-training.asp; (c) be given a company identification number in Owner’s Human Resources Management System (HRMS) for tracking purposes; and (d) be subject to such additional requirements as Owner may require from time to time in respect to any Person having such access. In the event that Contractor (i) determines that any of the Persons permitted access pursuant to this Section no longer require access or (ii) terminates the employment of any of the Persons permitted access pursuant to this Section, Contractor shall notify Owner within twenty-four (24) hours of such determination or termination.

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6.5    Compliance with Regulatory Code of Conduct. Contractor acknowledges that Contractor may be given access to or otherwise become aware of certain operational information of Owner or its Affiliates, the disclosure of which to other departments or Affiliates of Owner is prohibited by federal Law. Such operational information includes (a) planned outage schedules, (b) events of forced outages and derates, (c) construction schedules, (d) operational practices at Owner’s or its Affiliates’ generating stations, and (e) transmission system planning and operational data. Contractor shall, and shall require its Subcontractors to (i) maintain the strict confidentiality of such operational information, and (ii) not share such operational information with any third parties, including any other departments or Affiliates of Owner, without the prior written consent of Owner (or the applicable Affiliate), which shall be granted in Owner’s (or such Affiliate’s) sole discretion.
6.6    Fraud and Ethics. Contractor shall be familiar with and shall adhere to the principles of the Supplier Code of Conduct, a current copy of which is attached hereto as Exhibit N-4, as well as Contractor’s ethics and compliance guidelines. Contractor shall promptly report any fraud, illegal activity, fiscal waste or abuse, or other violations of the Supplier Code of Conduct by any party, including Contractor’s suppliers and service providers. Such activity may be reported by contacting: (a) Owner’s contract administrator or assigned project manager; (b) Owner’s EthicsLine managed by an independent third party at 866.8ETHICS (866.838.4427), which may be called anonymously, or by web submittal at https://ethicsline.duke-energy.com; or (c) by sending an e-mail to Owner’s Ethics and Compliance Office at Ethics_Officer@duke-energy.com.
6.7    Conflict of Interest. Contractor represents and warrants that it has given no, and covenants that it will not give any, commissions, payments, gifts, kickbacks, lavish or extensive entertainment or other things of value to any employee or agent of Owner, its Affiliates or anyone else in connection with this Agreement in violation of Owner’s Code of Business Ethics, a current copy of which is attached hereto as Exhibit N-5, and acknowledges that the giving of any such payments, gifts, entertainment, or other things of value is strictly in violation of Owner’s Code of Business Ethics and shall entitle Owner to terminate without liability this Agreement and any other agreements between the Parties. Contractor shall notify Owner’s ethics department of any such solicitation by any of Owner’s or its Affiliates’ employees or agents.
6.8    Cleanliness Control; Foreign Material Exclusion. Contractor acknowledges and agrees that the Work to be supplied by Contractor under this Agreement is important to the operation of the Facility. Contractor shall establish Cleanliness Control/Foreign Material Exclusion practices to ensure that new, repaired or refurbished parts, Equipment and, after delivery to Contractor hereunder, Owner Equipment are when delivered and installed free from dirt, soil, mill scale, weldsplatter, oil, grease, stains, broken or lose parts, contaminants, or other foreign material that may be detrimental to the operation of the Equipment or interfacing equipment and systems of Owner, including Owner Equipment. Other examples of foreign material include loose fasteners, debris resulting from machining or other manufacturing processes, and tags or labels used in the manufacturing process that are not permanently affixed to internals. Prior to shipment of any Equipment to the Site, Contractor shall, or shall cause its Subcontractors to, inspect the parts and Equipment to ensure that no foreign materials or detrimental contaminants are present, including internal surfaces and cavities of the Equipment. Additional measures shall be taken by Contractor to prevent foreign material from entering the Equipment, including protective caps, plugs, or covers in or over such openings. Precautions shall also be taken to ensure foreign material is not introduced during packaging and shipping. If Equipment is shipped with other parts (such as seals, gaskets, lubricants, mounting hardware), precautions shall be taken to ensure smaller items cannot be introduced into openings or cavities of larger parts and Equipment. The packing list shall clearly identify every item included with the shipment. If desiccants or other preservatives are

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used to protect the item(s), the affected part or Equipment shall be clearly labeled or tagged with information including the type of preservative, its location, and any special instructions pertaining to its removal prior to installation.
6.9    Suspect/Counterfeit Parts; Prototypes.
(a)    Contractor is hereby notified that the delivery of suspect/counterfeit parts is of special concern to Owner. If any Equipment (or the components thereof) covered by this Agreement is described using a manufacturer part number or using a product description and/or specifies an industry standard, Contractor shall be responsible to assure that the replacement Equipment (or the components thereof) supplied by Contractor meet all requirements of the latest version of the applicable manufacturer data sheet, description, and/or industry standard. If Contractor is not the manufacturer of the applicable Equipment (or the components thereof), Contractor shall ensure that the replacement Equipment (or the components thereof) supplied under this Agreement is made by the original equipment manufacturer and meet the applicable manufacturer data sheet or industry standard. Should Contractor desire to supply replacement Equipment (or the components thereof) that may not meet the requirements of this Section, Contractor shall notify Owner of any exceptions and receive Owner’s written approval prior to shipment thereof to Owner. If suspect/counterfeit parts are furnished under this Agreement or are found in any of the Equipment delivered hereunder, such items will be dispositioned by Owner and/or Contractor, and may be returned to Contractor. Contractor shall promptly replace such suspect/counterfeit parts with parts acceptable to Owner and Contractor shall be liable for, and Owner may backcharge Contractor for, all costs, including Owner’s internal and external costs, relating to the removal and replacement of said parts.
(b)    Contractor shall not provide any Work (or any component thereof) hereunder that Owner reasonably believes to be considered a “prototype,” “unproven” or other descriptions of a similar nature. Should Contractor desire to supply such Work (or any component thereof), Contractor shall notify Owner of such desire and shall receive Owner’s written approval prior to the provision of such Work. If prototype or unproven Work is furnished under this Agreement, such items will be dispositioned by Owner and/or Contractor and may be returned to Contractor. Contractor shall promptly replace such Work with Work acceptable to Owner and Contractor shall be liable for, and Owner may backcharge Contractor for, all costs, including Owner’s internal and external costs, relating to the removal and replacement of such Work.
6.10    Environmental, Health and Safety.
(a)    Environmental, Health and Safety Programs. Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with its performance of this Agreement, including appropriate precautions and programs for areas in, or in the vicinity of, the Site. Without limiting the generality of the foregoing, Contractor shall comply with all applicable Environmental Laws and meet the requirements of all Owner Policies relating to environmental, health, safety, and security, including [**]. Contractor shall develop, implement and maintain a written safety management plan that complies with the requirements set forth in this Agreement. Contractor shall deliver such plan to Owner for its review and approval at least sixty (60) Days prior to the date on which Contractor mobilizes to the Site. Contractor shall be solely responsible for the safety of, and prevention of accident or injury on or about the Site or in providing the Work. Contractor agrees that it and the other Contractor Persons will at all times comply with all of Owner’s safety and security regulations, standards and procedures in effect from time to time at the Site. Owner shall bear no responsibility for the safety of the Site or any Contractor Person.

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(b)    Environmental, Health and Safety Personnel. Contractor shall designate a responsible, qualified, full-time member of Contractor’s organization at the Site (an “EH&S Personnel”) whose duty shall be the prevention of incidents and injuries and addressing unsafe and undesirable behavior for each of the following three (3) areas: environmental matters (U.S. Environmental Protection Agency and any applicable State agency), health matters (industrial hygiene and employee health hazard prevention/mitigation) and safety matters, as each area relates to construction activities generally and the Work specifically. One individual may be designated for more than one of these three areas if the individual is qualified in all such areas. Contractor shall ensure that the ratio of EH&S Personnel to Contractor Workers is always in compliance with the applicable Owner Policy. Each EH&S Personnel (i) shall be qualified to competently conduct a root cause analysis, (ii) shall have sufficient years of experience serving in a case management role that makes such individual competent in fulfilling that role, (iii) shall have sufficient years of experience serving in an incident reporting role that makes such individual competent in fulfilling that role and (iv) shall report directly to Contractor’s EH&S Manager. Contractor shall provide reasonable prior written notice to Owner and shall receive Owner’s prior written approval (such approval not to be unreasonably withheld) for the designation of or any change in EH&S Personnel.
(c)    OSHA and Other Laws. Contractor shall give notices and comply with all applicable Laws bearing on the safety of Persons or property or their protection from damage, injury or loss, including the Occupational Safety and Health Act (“OSHA”) and the Americans with Disabilities Act.
(i)    Contractor represents that it is familiar with the Site and its vicinity, the Work to be performed, the Equipment to be provided, the Facility to which the Equipment will be a part, the hazards of the Work, and, if applicable, the Safety Data Sheets for, and the hazards of, the Hazardous Materials that Contractor is expected to provide. Contractor acknowledges that Safety Data Sheets of all chemicals located at the Site are available to Contractor Workers upon a request made to Owner’s Project Manager or other safety representative of Owner at the Site. Contractor also represents that it is familiar with the labeling system used in the workplace.
(ii)    Contractor acknowledges that OSHA, its regulations and standards or the State equivalents (collectively, the “OSHA Standards”) require that Contractor Workers be trained in various subjects, such as, but not limited to, the hazards of, and standards applicable to, the Work (29 C.F.R. § 1926.21(b)(2)) (applicable to construction work), lockout/tagout (29 C.F.R. § 1910.147), confined space entry (29 C.F.R. §§ 1926.21(b)(6) or 1910.146), and asbestos (29 C.F.R. §§ 1910.1001 or 1926.1101). Contractor shall ensure that any person performing any Work shall have been trained, prior to performing such Work, in accordance with all applicable OSHA Standards as well as to recognize and avoid any hazards related to the Work and to perform the Work safely and without danger to any person or to any property.
(iii)    Contractor shall ensure that each Contractor Worker shall have been equipped, prior to performing any Work, with the personal protective equipment required by applicable OSHA Standards in 29 C.F.R. Parts 1926 and 1910, and with the personal protective equipment required to protect Contractor Workers against other serious health or safety hazards. Contractor agrees that it shall discipline any Contractor Worker who violates any OSHA Standards or other applicable Laws in accordance with its own policies and procedures.
(iv)    Contractor shall comply with all OSHA Standards applicable to the Work, including those requiring pre-employment testing of employees, including pulmonary testing,

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blood testing, urine testing, hearing testing, respirator fit testing, drug screening, and/or applicable medical surveillance testing.
(v)    Contractor shall fully comply with its safety programs and/or any Site specific safety plans which Owner has reviewed and accepted.
(vi)    Within twenty-four (24) hours of a request by Owner and to the extent permitted by applicable Law, Contractor shall provide Owner with copies of any and all training for Contractor Workers concerning any safety and health standard, any substantive or technical training requirement of the job or the results of any occupational testing.
(d)    Worksite Safety.
(i)    Contractor recognizes the importance of the safety of all workers at the Site and agrees that accident prevention shall be an integral part of Contractor’s operations. Contractor shall provide and maintain adequate first-aid facilities and shall cooperate with all other contractors at the Site and with Owner. Contractor’s Project staff shall include a full time environmental, health and safety (EH&S) manager (“Contractor’s EH&S Manager”). Contractor shall furnish all information concerning the safety of its operations as may be reasonably required by Owner, including records of accidents to employees, radiation exposure hours of employees, and time lost due to accidents. In the event that Owner discovers a condition or work practice that it considers to be unsafe, Owner may issue a Stop Work Order pursuant to Section 4.14, for all or a portion of the Work, without cost relief or adjustment to the Baseline Schedule until the unsafe condition or Work practice is made safe.
(ii)    Contractor shall take all reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to Persons and property resulting from the Work, including:
(1)    Contractor Workers and all other Persons who may be affected by the performance of the Work;
(2)    the Equipment and Owner Equipment to be incorporated into the Facility, whether in storage on or off the Site or under the care, custody or control of Contractor or Subcontractors; and
(3)    other property at or adjacent to the Site, including trees, shrubs, lawns, walks, pavements, roadways, structures and utilities.
(iii)    Contractor shall give any required notices and shall comply with applicable Laws bearing on safety of persons or property or their protection from damage, injury or loss.
(iv)    Contractor shall erect, maintain or undertake, as required by existing conditions and the performance of this Agreement, all reasonable safeguards for the safety and protection of Persons and property, including posting danger signs and other warnings against hazards, promulgating safety regulations, and notifying owners and users of adjacent sites and utilities. Those precautions may include providing security guards.

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(v)    Contractor agrees to provide to Owner the name, title, and phone number of its emergency contact person prior to the commencement of the Work.
(vi)    In addition to reporting to Government Authorities as required by applicable Law, Contractor shall promptly report in writing to Owner all accidents arising out of or in connection with the Work in accordance with Owner’s site policies and procedures, including Owner’s Health and Safety Supplemental Requirements, a current copy of which is attached hereto as Exhibit N-7. For all accidents that involve Contractor or any Subcontractor (whether the Work or any other project) and that cause death or serious bodily injury, Contractor shall immediately notify Owner’s health and safety representative by telephone or messenger, giving full details and statements of any witnesses. In the event of a serious accident, the accident scene shall not be disturbed until released by Owner, except for circumstances where imminent danger exists to those performing emergency services. Contractor shall complete and deliver to Owner a report within 24 hours for all damages, injuries, and near misses. Contractor will collect and maintain safety and health data for the performance of the Work, which will include total hours worked, incidents, near misses, lost work days, restricted duty, recordable injuries, workers compensation experience modifier, and any OSHA or State plan citation history. Upon request, Contractor will provide this data to Owner.
(vii)    Upon request from Owner and without limiting the rights of Owner set forth in Section 6.10(e), Contractor shall provide an OSHA log listing injuries or illnesses sustained by Contractor employees during the five (5) years preceding the request in any of Owner’s process areas subject to Owner’s process safety management standard, 29 C.F.R. § 1910.119, as provided to Contractor. As soon as Contractor’s EMR rates become available with respect to a calendar year (commencing with the calendar year of the Effective Date), Contractor shall provide Owner with such EMR rates.
(viii)    Contractor shall not load, unload or permit any part of the Equipment or Owner Equipment to be loaded or unloaded at, or in the vicinity of, the Site so as to endanger the safety of Persons or property.
(ix)    In the event of any emergency endangering life or property, Contractor shall take all actions as may be reasonable and necessary to prevent, avoid or mitigate injury, damage or loss and shall promptly report each such emergency, and Contractor’s responses thereto, to Owner.
(x)    Each week, Contractor shall submit to Owner a copy of its records of its daily pre-job safety briefings with respect to the prior week while on-Site.
(e)    Owner’s Right to Conduct OSHA Audits. To the extent permitted by applicable Law, Owner shall have the right to review and copy all of Contractor’s documents that relate to safety and health at the Site, including Contractor’s safety and health programs, safety and health training records, OSHA recordkeeping forms (such as 101, 200, 300 and 301), any incident report or first report of injuries form and any industrial hygiene monitoring test results.
6.11    Hazardous Materials.
(a)    Safety Data Sheets. Contractor shall provide to Owner, in advance for review (and approval of the presence of materials covered thereby), all Safety Data Sheets covering all Hazardous Materials to be furnished, used, applied, or stored by Contractor at, or in the vicinity of, the Site.

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Contractor shall provide Owner’s Project Manager with copies of any such Safety Data Sheets prior to entry at the Site or its vicinity or with a document certifying that no Hazardous Materials will be brought onto, or in the vicinity of, the Site by Contractor during the performance of the Work. Contractor shall coordinate with Owner’s Project Manager to provide a listing of all of Contractor’s Hazardous Materials and their quantities at, or in the vicinity of, the Site for purposes of chemical inventory reporting pursuant to 40 C.F.R. Part 370 and similar State regulations.
(b)    Hazardous Waste Minimization Plan. Contractor shall develop, implement and maintain a written Hazardous Waste minimization plan that complies with the requirements of this Agreement and is designed to ensure that Contractor utilizes the best practices for minimizing the generation of Hazardous Waste and avoids increasing the Hazardous Waste generator status for the Facility. Contractor shall deliver such plan to Owner for its review and approval at least sixty (60) Days prior to the date on which Contractor mobilizes to the Site.
(c)    Use, Storage & Removal. When the use or storage of explosives or other Hazardous Materials is necessary for the performance of the Work, Contractor shall exercise the utmost care and shall conduct its activities under the supervision of properly qualified Contractor Workers in accordance with all applicable Laws. Before the Mechanical Completion Date, Contractor shall collect (for removal by Owner from the Site) in accordance with all applicable Laws all explosives and other Hazardous Materials that Contractor or the Subcontractors brought onto, or in the vicinity of, the Site or hazardous chemicals and equipment Contractor or the Subcontractors used, stored or located at, or in the vicinity of, the Site, unless the same have been permanently incorporated into the Facility. All such equipment and materials shall be collected, containerized and stored in accordance with all applicable Laws, and Contractor shall so certify in writing to Owner.
(d)    Notice of Presence. Prior to bringing any Hazardous Material to, or in the vicinity of, the Site, Contractor shall provide written notice to Owner identifying any such Hazardous Materials that Contractor proposes to bring onto, or in the vicinity of, the Site. Contractor shall cooperate with Owner in reporting the presence and use of such Hazardous Materials to local fire, medical, and law enforcement agencies as required by applicable Law and Government Authorities. Contractor shall obtain Owner’s approval to the extent required by any Owner Policies prior to bringing Hazardous Materials, including pesticides, onto, or in the vicinity of, the Site.
(e)    Labeling; Training. Contractor shall label all Hazardous Materials that Contractor brings to, or in the vicinity of, the Site and train all persons performing any Work, as necessary, in the safe use of such Hazardous Materials, in each case as required by all applicable Laws and Owner Policies.
(f)    Handling, Collection, Removal, Transportation and Disposal.
(i)    When the use or storage of explosives or other Hazardous Materials or equipment is necessary for the performance of the Work, Contractor shall exercise the utmost care and shall conduct its activities under the supervision of properly qualified Contractor Workers in accordance with all applicable Laws and Owner Policies.
(ii)    Unless otherwise agreed by the Parties in writing, Contractor shall be responsible for the proper handling, collection and containerizing of all Hazardous Materials introduced, generated or brought onto, or in the vicinity of, the Site by Contractor, including any Hazardous Materials furnished, used, applied or stored at, or in the vicinity of, the Site by Contractor, including used oils, greases, and solvents from flushing and cleaning processes performed under

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this Agreement, provided that removal and disposal of such Hazardous Materials that have not been permanently incorporated into the Facility as required by the Scope of Work shall be conducted by Owner and Owner shall be entitled to backcharge Contractor for the costs thereof. All activities performed by Contractor in performing its obligations under this Article shall be performed in accordance with the requirements of all Government Authorities and all applicable Laws. For the avoidance of doubt, Contractor has no obligations with respect to the handling, collection, removal, disposal or containerizing of, and shall not disturb, any pre-existing Hazardous Materials, except to the extent Contractor knowingly or negligently caused the release of such pre-existing Hazardous Materials, in which case Contractor shall be responsible for such released contamination, including remediation thereof.
(iii)    Before, and as a condition to, Mechanical Completion, Contractor shall have performed its obligations set forth in Section 6.11(f)(ii) in respect to any then existing Hazardous Materials that have not been permanently incorporated into the Facility as required by the Scope of Work. All such Hazardous Materials shall be handled, collected and containerized in accordance with all applicable Laws, and, upon request by Owner, Contractor shall so certify in writing to Owner.
(iv)    Contractor shall be responsible for the collection and containerization of Hazardous Wastes that it or any Subcontractor produces or causes to be produced at or in the vicinity of any Site. Contractor’s collection and containerization of such Hazardous Wastes shall be performed under the direction of Owner. Owner shall be responsible for the removal, transportation and disposal of all Hazardous Wastes and shall be entitled to backcharge Contractor for the costs thereof.
(v)    Contractor shall indemnify, defend and hold harmless the Owner Persons and any other Person with an ownership interest in the Site from and against, and will, on demand, compensate and reimburse the Owner Persons and any other Person with an ownership interest in any Site for, any Liabilities relating to the contamination of the environment or injury to natural resources to the extent caused by any Contractor Person.
(vi)    Contractor has included time in the Baseline Schedule for satisfying its obligations under this Agreement as to all Hazardous Materials and Hazardous Wastes that are discovered, or are or should have been reasonably anticipated through the exercise of Prudent Industry Practice, before the Effective Date. Contractor shall not seek, and shall not be entitled to receive, any payment hereunder or any relief under the Baseline Schedule as a result of satisfying its obligations with respect to any such Hazardous Materials or Hazardous Wastes, including the handling, collection or containerizing of such Hazardous Materials or Hazardous Wastes.
(g)    Notice of Discovery. Contractor shall provide written notice to Owner of all suspected Hazardous Materials that Contractor finds during performance of the Work promptly, and in any event within two (2) Days, after discovery of such Hazardous Materials.
(h)    Policies and Procedures. In respect to its Work at, or in the vicinity of, the Site, Contractor shall adhere to all Owner Policies for environmental compliance, including Owner’s Environmental Work Practices Manual and Hazardous Material safety programs. If no such Work Site policies or procedures exist, Contractor shall develop, implement and enforce effective written policies and procedures applicable to the Work, within the framework of all applicable Laws, for general Work Site

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safety and the proper labeling, handling, collection and containerizing of any Hazardous Materials at the Site in order to obtain the highest standards of prudent practice at the Site for the safety of all Contractor Persons.
(i)    Products Containing Hazardous Constituents.
(i)    Except as otherwise authorized by Owner in writing, all Work furnished by Contractor and all materials and tools furnished by Contractor at, or in the vicinity of, the Site shall contain zero percent (0%) asbestos, refractory ceramic fibers, hexavalent chromium or methylene chloride; provided, however, this prohibition shall not apply to: (a) hexavalent chromium in welding rods that are required for welding operations or (b) hexavalent chromium that results as a byproduct from welding operations. For primers or coatings suspected of containing lead, Contractor shall ensure the lead content of such primers or coatings is no more than the current Consumer Product Safety Commission threshold. If Owner authorizes in writing such delivery or use, Contractor shall clearly mark all containers or other materials containing the above constituents, and such containers or materials shall be sealed to prevent any leakage. Contractor shall indemnify, defend and hold harmless the Owner Persons from and against, and will, on demand, compensate and reimburse the Owner Persons for, any and all Liabilities incurred from, arising out of or relating to any such constituents furnished by Contractor at, or in the vicinity of, the Site without the prior written authorization of Owner or, if so authorized, contrary to the terms of such authorization.
(ii)    As a condition to Mechanical Completion, Contractor shall provide Owner with a certificate of compliance to the requirements of Section 6.11(i)(i), which certificate shall be in the form attached hereto as Exhibit L.
(iii)    To the fullest extent permitted by applicable Law, Contractor shall indemnify and hold harmless each Owner Person from and against any and all Liabilities incurred from, arising out of or relating to any Hazardous Materials brought onto the Site by any Contractor Person.
(j)    Owner’s Right to Conduct Environmental Audits. Owner shall have the right to conduct an environmental review of any of Contractor’s or any Subcontractor’s facilities at the Site or related to the Work at any time to verify compliance with applicable Environmental Laws and this Section. Contractor shall ensure that Owner shall have the right to conduct on-site environmental audits of any Subcontractor’s facilities to verify compliance with applicable Environmental Laws. Contractor shall perform periodic self-assessments to ensure compliance with applicable Environmental Laws and this Section. Contractor shall fully cooperate and assist with Owner’s environmental reporting and self-assessment and shall, as a part of the Work, comply with and prepare all necessary documentation as required therein. Contractor shall provide Owner with original environmental reports or records relating to the Work or the Site within five (5) Days of creation or receipt.
6.12    No Reliance. CONTRACTOR ACKNOWLEDGES AND AGREES THAT ANY TRAINING OR ANY MINIMUM SAFETY, HEALTH, ENVIRONMENTAL OR OTHER REQUIREMENTS AS MAY BE PROVIDED BY OWNER OR ANY OF ITS AFFILIATES TO CONTRACTOR ARE NOT INTENDED TO (AND DO NOT) PROVIDE LEGAL OR OTHER PROFESSIONAL ADVICE AND NEITHER OWNER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY THAT THE INFORMATION CONTAINED THEREIN SATISFIES REQUIREMENTS OF ANY LAWS. CONTRACTOR AGREES THAT IT SHALL CONSULT WITH AND RELY SOLELY

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UPON ITS OWN LEGAL COUNSEL OR OTHER QUALIFIED PERSONS WITH RESPECT TO SATISFYING REQUIREMENTS OF ANY LAWS AS ARE APPLICABLE TO THE WORK. CONTRACTOR ACKNOWLEDGES AND AGREES THAT (I) IT IS NOT RELYING ON ANY CLAIM OR REPRESENTATION OF OWNER OR ITS AFFILIATES RELATIVE TO ANY SAFETY, HEALTH, ENVIRONMENTAL OR OTHER REQUIREMENTS, (II) OWNER EXPRESSLY DISCLAIMS ANY CLAIM OR REPRESENTATION THAT THE INFORMATION CONTAINED IN ANY TRAINING OR IN ANY SAFETY, HEALTH, ENVIRONMENTAL OR OTHER REQUIREMENTS FROM OWNER OR ITS AFFILIATES WILL PRODUCE ANY PARTICULAR RESULTS, INCLUDING COMPLIANCE WITH ANY LAWS, AND (III) NEITHER OWNER NOR ITS AFFILIATES SHALL BE RESPONSIBLE FOR ANY ERRORS OR OMISSIONS IN THE DESIGN, IMPLEMENTATION, AND/OR ENFORCEMENT OF ANY TRAINING OR IN ANY SAFETY, HEALTH, ENVIRONMENTAL OR OTHER REQUIREMENTS.
6.13    Cooperation in Governmental Investigation. Contractor shall fully cooperate with and assist, and cause all Contractor Workers to fully cooperate with and assist, Owner in responding to requests by any Government Authority for information in connection with inspections or investigations of Owner relating to the Work. Within one (1) Day of the request, or upon such other reasonable time as agreed by the Parties, Contractor shall make Contractor Workers available at the Site for interviews and shall produce copies of any documents relevant to the investigation to Owner. Except as prohibited by applicable Law, Contractor shall promptly inform Owner of inspections and investigations on Contractor’s property, and of subpoenas, document requests, requests for information, deposition notices, discovery requests, or similar requests by any Government Authority, concerning Owner, its Affiliates, the Work, or any accidents, injuries, illnesses or claims resulting from the Work.
6.14    Subcontractor Compliance. For the avoidance of doubt and consistent with Section 3.3(d), Contractor shall ensure that each Subcontractor complies with the provisions of this Article 6 and shall be responsible for any failure of such Subcontractor to comply with each such provision to the same extent as though it had failed to comply with such provisions.

7.	OWNER RESPONSIBILITIES
7.1    Owner’s Representative. Owner shall appoint Owner’s Project Manager with whom Contractor may consult at all reasonable times and whose instructions, requests and decisions shall be binding upon Owner as to all matters pertaining to this Agreement and the performance of the Parties under this Agreement; provided, however, that no amendment or modification of this Agreement shall be effected except by an amendment, and no Change shall be effected except as provided in Article 10. Owner may replace Owner’s Project Manager at any time in its discretion.
7.2    Access.
(a)    Subject to Section 12.4(c), from the Effective Date until the Substantial Completion Date, Owner shall provide Contractor, at no additional cost to Contractor, access to the Site as Contractor may reasonably require for the construction of the Facility and for Contractor’s office. After the Substantial Completion Date, Owner shall allow Contractor reasonable access to the Site in order to achieve each Final Completion and to perform its warranty Work. Access to and use of the Site is granted “AS IS, WHERE IS”, WITHOUT REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED, INCLUDING REPRESENTATION OF FITNESS FOR A PARTICULAR USE), AND WITHOUT RECOURSE TO OWNER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE AGENTS.

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(b)    Owner shall make available to Contractor the Owner Equipment Contracts (subject to any redactions of provisions which are not necessary for Contractor in order for Contractor to perform the Work).
7.3    Permits. Owner shall be responsible for obtaining, renewing and maintaining the permits, licenses, approvals and certifications listed in the Scope of Work as the responsibility of Owner (collectively, the “Owner Permits”). Contractor shall provide Owner with all information, documents, data, criteria and performance characteristics of the Facility reasonably requested by Owner to assist Owner in obtaining the Owner Permits.
7.4    Key Owner Schedule Milestones. Owner shall achieve the Key Owner Schedule Milestones by their respective Key Owner Schedule Milestone Dates, including procure and provide the Owner Equipment by its Key Owner Schedule Milestone Date as set forth in the Baseline Schedule. Except to the extent that the failure of any Owner Equipment to be provided by the dates set forth in the Baseline Schedule or to perform in accordance with its manufacturer’s specifications is caused by Contractor’s failure to perform its obligations in accordance with this Agreement, Contractor shall be entitled to a Change Order for any impact to Contractor from the delay in delivery or failure of such performance of the Owner Equipment.

8.	SCHEDULE
8.1    Commencement and Prosecution of Work. [**] Contractor shall perform the Work in accordance with the Baseline Schedule and shall achieve the Key Contractor Schedule Milestones by their respective Key Contractor Schedule Milestone Dates. Without limiting the generality of the foregoing, Contractor shall perform the Work so that Mechanical Completion occurs no later than the Key Contractor Schedule Milestone Date for Mechanical Completion, Substantial Completion occurs no later than the Guaranteed Substantial Completion Date and Final Completion occurs no later than the Key Contractor Schedule Milestone Date for Final Completion. Contractor recognizes that, in the utility industry, it is frequently necessary for work to be rescheduled. Therefore, in accepting this Work, Contractor recognizes that portions of the Work may be rescheduled within a reasonable amount of time of the specified dates and agrees to comply with any reasonable rescheduling of the Work, and any Contractor requests for Contract Price adjustments and extension of the Baseline Schedule may be made pursuant to Changer Order process set forth in Article 10. The Baseline Schedule may be modified only with the prior written consent of Owner or as permitted by the Project Controls Requirements and Article 10.
8.2    Progress Schedule. Unless required more often by Owner, Contractor shall update the Progress Schedule on a weekly basis and shall provide a copy to Owner in accordance with the Project Controls Requirements. The Progress Schedule shall measure the Work against the Baseline Schedule and shall comply with the Project Controls Requirements, including all requirements for a Level 3 Schedule. Contractor shall maintain and make available to Owner at all times at the Site, or such other location mutually agreed upon by the Parties, a current, working copy of the Progress Schedule. No update of or revisions to the Progress Schedule shall be deemed to alter, revise or otherwise change the Baseline Schedule or any Key Contractor Schedule Milestone Date.

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8.3    Enhanced Project Management Process.
(a)    Remedial Plan. If, at any time, Owner reasonably determines that Contractor’s methods, equipment or work force are inefficient or inadequate for securing the rate of progress required to comply with the critical path of the Baseline Schedule, including achievement of any Key Contractor Schedule Milestone by its Key Contractor Schedule Milestone Date, or Contractor fails to achieve any Key Contractor Schedule Milestone by its Key Contractor Schedule Milestone Date, Owner may order Contractor in writing to increase such efficiency and adequacy, and Contractor shall, at Contractor’s sole cost, improve its methods or change or supplement the work force and Construction Equipment or perform the Work on an overtime or multiple shift basis to such an extent as to give Owner reasonable assurance of compliance (or regaining compliance) with the Baseline Schedule, including achievement of each Key Contractor Schedule Milestone by its Key Contractor Schedule Milestone Date (to the extent not already passed). Within five (5) Business Days of any such order from Owner, or such longer period as approved by Owner, Contractor shall submit to Owner for review and approval a comprehensive plan of corrective actions, including acceleration if appropriate, to overcome any deficiency and to regain a rate of progress to comply (or regain compliance) with the Baseline Schedule (the “Remedial Plan”), which Remedial Plan shall represent Contractor’s best judgment as to how it shall comply (or regain compliance) with the Baseline Schedule and contain sufficient detail to demonstrate the means by which Contractor shall comply (or regain compliance) with the Baseline Schedule, including the improvements, changes, increases, supplements and performance described above. Such Remedial Plan shall include the period of time in which Contractor proposes to complete the corrective actions, which period of time shall not extend beyond the Key Contractor Schedule Milestone Date for Substantial Completion without the prior written approval of Owner, which approval may be withheld by Owner in its discretion. The Parties shall consult in good faith to determine what measures to include in such Remedial Plan, which shall reflect all comments of Owner. Unless the underlying cause for such deficient rate of progress entitles Contractor to a Change Order, neither the preparation nor the implementation of such Remedial Plan shall entitle Contractor to a Change Order. If Contractor does not comply with Owner’s order within five (5) Business Days, Owner may terminate this Agreement, or pursue any other rights or remedies, as a result of a Contractor Default under Section 22.2 (j). The failure of Owner to make any such order shall not relieve Contractor of its obligation to ensure the rate of progress required to comply with the Baseline Schedule.
(b)    Owner’s Right to Perform. If at any time Contractor fails or refuses to comply with any Key Contractor Schedule Milestone by its Key Contractor Schedule Milestone Date, Owner may, but shall not be obligated to, perform (or cause to be performed) such Work in order to ensure compliance (or regain compliance) with the Baseline Schedule, including achievement of any Key Contractor Schedule Milestone by its Key Contractor Schedule Milestone Date, and Contractor shall pay Owner’s backcharges for such Work performed, provided that Owner has notified Contractor by telephone (to be followed up by written communication) or email at least twenty-four (24) hours in advance of Owner’s (or its designee’s) commencement of such Work and Contractor has not, during such 24-hour period, commenced, and diligently pursued, such actions as will satisfy Owner, in its reasonable judgment, that compliance with the Baseline Schedule, including achievement of any Key Contractor Schedule Milestone by its Key Contractor Schedule Milestone Date, is no longer in jeopardy (or will be regained). No such action by Owner shall waive any of the rights of Owner nor be deemed an election of remedy and Owner specifically reserves the right to terminate this Agreement pursuant to the provisions of Article 22.

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(c)    Notice of Delay. Without limiting the obligations of Contractor set forth in Sections 8.3(a) and 8.3(b), Contractor shall promptly notify Owner in writing of any actual or anticipated event that is disrupting or delaying or could reasonably be expected to disrupt or delay Contractor’s rate of progress in performing the Work such that Contractor may not comply with the Baseline Schedule. Contractor shall indicate the expected duration and anticipated effect of the disruption or delay and the actions being taken to overcome the disruption or delay and make up for lost time. Contractor shall take all steps reasonably available to Contractor to mitigate the impact of any event that is disrupting or delaying or could reasonably be expected to disrupt or delay Contractor’s rate of progress in performing the Work.
8.4    TIME OF THE ESSENCE. THE PARTIES EXPRESSLY AGREE THAT TIME IS OF CRITICAL IMPORTANCE FOR THIS AGREEMENT WITH RESPECT TO THE WORK TO BE PERFORMED BY CONTRACTOR PURSUANT TO THIS AGREEMENT AND THAT THE KEY MILESTONE DATES IN THE BASELINE SCHEDULE ARE OF PARAMOUNT IMPORTANCE.

9.	CONTRACT PRICE; INVOICES AND PAYMENT
9.1    Fixed Price. Subject to the terms of this Agreement, as full and complete compensation for the timely and proper completion of the Work, and all of its other obligations hereunder, by Contractor in accordance with the terms of this Agreement, Owner shall pay Contractor the firm, fixed, turnkey, lump sum price of [**] (as the same may be adjusted pursuant to this Agreement, the “Contract Price”). Notwithstanding anything herein to the contrary and for the avoidance of doubt, the Contract Price may be adjusted solely pursuant to a Change Order in accordance with Article 10.
9.2    Payment Milestones. Each Payment Milestone has allocated to it in Exhibit C the portion of the Contract Price that Contractor shall be entitled to receive upon the completion of such Payment Milestone (the “Milestone Amount”). To the best of Contractor’s knowledge and judgment, each Milestone Amount is a reasonable representation of the value of the related Payment Milestone.
9.3    Invoicing. Promptly (and in any event within twenty-eight (28) Days) after the end of each calendar month in which any Payment Milestone was completed in accordance with this Agreement, Contractor shall submit to Owner an invoice with respect to each such completed Payment Milestone (the “Milestone Payment Invoice”). If, pursuant to any provision of this Agreement, Contractor shall be entitled to payment by Owner of any amount that is not based on completion of a Payment Milestone, then Contractor shall, promptly (and in any event within twenty-eight (28) Days) after the end of the calendar month in which Contractor became entitled to such payment, submit to Owner an invoice with respect to such amount, which invoice shall be deemed to be a Milestone Payment Invoice for all purposes of this Article and Contractor shall comply with all of the provisions of this Article in respect to such Milestone Payment Invoice with any reference to a Payment Milestone meaning the subject matter giving rise to the entitlement to payment. Each Milestone Payment Invoice shall be accompanied by all Documentation that Contractor is required to submit with a Milestone Payment Invoice pursuant to this Article 9. To the extent the 28th Day after the end of a calendar month is not a Business Day, Contractor shall be required to submit such Milestone Payment Invoice on the Business Day immediately preceding such 28th Day. Contractor acknowledges and agrees that, by submitting a Milestone Payment Invoice, Contractor is representing and certifying that (a) to the best of its knowledge, no Contractor Default then exists that is not already known to Owner and (b) each Payment Milestone contained in such Milestone Payment Invoice has been completed in accordance with this Agreement and Contractor is entitled pursuant to the terms of this Agreement to the amount set forth in such Milestone Payment Invoice. At the written request of Owner, Contractor shall provide Owner with such other information

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and materials as Owner may reasonably require to substantiate Contractor’s right to a Milestone Amount or any other amount in a Milestone Payment Invoice in accordance with this Agreement.
9.4    Deficient Invoices and Payments.
(a)    If any Milestone Payment Invoice is deficient in any respect, Contractor shall be required to resubmit such Milestone Payment Invoice in proper form conforming to the requirements of this Agreement. Owner shall review each Milestone Payment Invoice and shall endeavor to make exceptions, if any, by providing Contractor with written notice prior to the date on which such Milestone Payment Invoice is due to be paid by Owner. Notwithstanding anything in this Agreement, at law or in equity to the contrary, the failure of Owner to raise an exception shall not preclude Owner from subsequently seeking, and Contractor from paying, a refund of any amounts to which Contractor was not entitled under this Agreement, and Owner may, by any payment pursuant to Section 9.4(b), make any correction or modification that should properly be made to any amount previously considered due.
(b)    Subject to the terms of this Agreement, within [**] of receipt of each Milestone Payment Invoice conforming to the requirements of this Agreement, Owner shall pay Contractor the amount set forth in such Milestone Payment Invoice; provided, however, that, if Owner, in good faith, disputes any amount set forth in such Milestone Payment Invoice, Owner may withhold such disputed amount and pay only such undisputed amounts. Any dispute over amounts that Owner withholds shall be resolved in accordance with Article 25. If, for any reason, Owner fails to pay Contractor for all amounts due and owing (other than amounts that are the subject of a good faith dispute or otherwise permitted to be withheld pursuant to this Agreement) under a Milestone Payment Invoice conforming to the requirements of this Agreement within [**] after receipt of such Milestone Payment Invoice, interest shall thereafter accrue on such amounts due and owing at the Prime Interest Rate plus [**] per annum or the highest rate allowed by applicable Law, whichever is less, until paid.
(c)    Owner, without waiver or limitation of any of its rights or remedies, including Owner’s right to backcharge and set-off pursuant to other provisions of this Agreement, shall be entitled to deduct or withhold from any amounts due or owing to Contractor under this Agreement, including Milestone Amounts, any and all amounts that Owner, in good faith, reasonably deems necessary to protect Owner for the events listed below; provided, however, that such withheld amount shall be promptly paid to Contractor in the next pay cycle once Contractor demonstrates, to Owner’s reasonable satisfaction, that the event has been remedied, cured, corrected, or otherwise resolved.
(i)    the cost of correction or replacement of any Work for which payment has been made under this Agreement and that is not in accordance with this Agreement, including any defective or damaged Work;
(ii)    failure of Contractor to make timely and proper, payments to any Contractor Person except those that are the subject of a good faith dispute;
(iii)    damage caused by Contractor to any Owner Person or the public;
(iv)    financial difficulty of Contractor;

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(v)    failure of Contractor to perform the Work in accordance with the Baseline Schedule such that it does not achieve a Key Contractor Schedule Milestone by the Key Contractor Schedule Milestone Date, or causes Owner to have a reasonable belief that Contractor will be unable to achieve a Key Contractor Schedule Milestone on or before a Key Contractor Schedule Milestone Date in the Baseline Schedule;
(vi)    any material breach by Contractor of this Agreement; and
(vii)    repeated failure of Contractor to comply with the reporting requirements of the Project Controls Requirements.
(d)    Owner may impose backcharges against Contractor or deduct backcharges from monies owed to Contractor for performance or re-performance by Owner or others of any Work hereunder, including costs associated with defective Work, Work that Contractor refuses to perform, acts performed at Contractor’s expense or cost as provided herein, clean-up or disposal of debris, damages to Owner’s structures, tools or equipment, repairs, warranty or otherwise. Owner shall be entitled to include in such backcharges a [**].
9.5    Cash Flow.
(a)    The Parties acknowledge and agree that, in managing its cash flow, Owner is relying on all payments to be made in accordance with the Baseline Cash Flow Plan, and that any significant departure from the amounts set forth in the Baseline Cash Flow Plan would adversely affect Owner’s ability to manage its cash flow. Accordingly, Contractor shall not submit any Milestone Payment Invoice that would otherwise be due and payable to the extent that any Milestone Amount referenced in such Milestone Payment Invoice for payment is scheduled in the Baseline Cash Flow Plan to be due and payable not until a month that is two (2) or more months after the month in which payment of such Milestone Amount would otherwise have been due and payable hereunder but for this Section without first notifying Owner, in writing, of Contractor’s intent to submit such Milestone Payment Invoice and obtaining Owner’s written consent to submit such Milestone Payment.
(b)    Unless otherwise required by Owner, Contractor shall update the Progress Cash Flow Plan on a monthly basis and shall provide a copy to Owner in accordance with the Project Controls Requirements. The Progress Cash Flow Plan shall measure the cash flow for the Work against the Baseline Cash Flow Plan and shall comply with the Project Controls Requirements. Contractor shall maintain and make available to Owner at all times at the Site, or such other location mutually agreed upon by the Parties, a current, working copy of the Progress Cash Flow Plan. No update of or revisions to the Progress Cash Flow Plan shall be deemed to alter, revise or otherwise change the Baseline Cash Flow Plan.
9.6    Final Payment. Upon achievement of Final Completion, Contractor shall submit to Owner an invoice for all remaining amounts due to it pursuant to this Agreement (the “Final Payment Invoice”). Contractor acknowledges and agrees that, by submitting the Final Payment Invoice, Contractor represents to Owner that the total amount under the Final Payment Invoice is all monies due to Contractor under this Agreement and that, by accepting payment thereof, Contractor shall thereby irrevocably release all Owner Persons from all Liabilities with respect to any Work performed or furnished in connection with this Agreement, or for any act or omission of Owner or of any other Person relating to, arising out of or affecting this Agreement, except claims for which Contractor has delivered a Dispute Engagement Notice to Owner prior to submission of the Final Payment Invoice. The procedures set

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forth in Section 9.4 (including application of any late payment charge) shall be followed for payment of the Final Payment Invoice.
9.7    Lien Waivers. Contractor shall include with each Milestone Payment Invoice (other than the Final Payment Invoice) (a) an interim lien waiver and release in the form attached hereto as Exhibit M-1 executed by Contractor and (b) an interim lien waiver and release in the form attached hereto as Exhibit M-2 executed by each Subcontractor who has performed any Work for which Contractor is seeking payment in such Milestone Payment Invoice and is owed any amounts for such Work. Contractor shall include with the Final Payment Invoice (i) a final lien waiver and release in the form attached hereto as Exhibit M-3 executed by Contractor and (ii) a final lien waiver and release in the form attached hereto as Exhibit M-4 executed by each Subcontractor who is owed any amount for any Work. Notwithstanding the foregoing, if the requirements of applicable Law to accomplish the same purposes as reflected in the forms attached hereto as Exhibits M-1, M-2, M-3 and M-4 change, then Owner may, without the necessity of approval of, but by written notice to, Contractor, revise such forms or require additional forms as may be prudent or expedient in order to accomplish such same purposes in accordance with applicable Law, in which event Exhibits M-1, M-2, M-3 and M-4 shall be deemed to have been amended or supplemented accordingly.
9.8    Application of Monies. Contractor shall use the monies paid to it pursuant to this Article 9 first for the purpose of performing, or compensating for the performance of, the Work prior to any other purpose. No provision hereof shall be construed, however, to require Owner to see to the proper disposition or application of the monies so paid to Contractor. Upon request from time to time by Owner, Contractor shall provide to Owner such information as Owner may reasonably request as to the status of payments to Subcontractors and Contractor Workers in respect to the Work.
9.9    No Acceptance by Inspection or Payment. Owner’s payment of any invoice, including a Final Payment Invoice, shall not constitute approval or acceptance of any item or cost in that invoice nor shall such payment be construed to relieve Contractor of any of its obligations, or to waive any right or remedy of Owner, under this Agreement or otherwise, and irrespective of any inspection or requests for additional information as Owner may have made.
9.10    Direct Payment; Offset. Owner reserves the right to pay any outstanding obligations of Contractor for labor, Equipment and Construction Equipment used in the Work by a check made payable jointly to Contractor and to the applicable Subcontractor or individual. Any payment made in this manner shall apply as a payment to Contractor under this Agreement. Owner may deduct from any amount owing or to be owing to Contractor hereunder any amounts owed to Owner by Contractor pursuant to this Agreement, including any Liquidated Damages.
9.11    FERC. Contractor shall provide a breakdown of the Contract Price at a minimum of the Property Retirement Unit Catalog (PRUC) level of detail into Owner stipulated system of Federal Energy Regulatory Commission (FERC) accounts prior to Final Completion.

10.	CHANGE ORDERS
10.1    Changes. Without invalidating this Agreement, Owner may order changes in the Scope of Work, the Baseline Schedule or the Work, consisting of additions, deletions or other revisions (each, a “Change”); provided, however, that Owner may not delete all Work through this Article. If Owner

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requests Contractor to perform minor Scope of Work changes or Contractor-caused re-Work or repair, Contractor agrees that such Work shall not be used as a basis to delay the Baseline Schedule; but may be used as the basis for a request for a Change Order to adjust the Contract Price.
10.2    Project Action Request (PAR). All proposals for a Change (a “Project Action Request” or “PAR”), whether initiated by Owner or Contractor, shall be submitted in writing and in accordance with the process set forth in Exhibit J-1. Contractor shall include in detail in each PAR, whether initiated by Owner or Contractor and with applicable breakdown and supporting documentation, the following:
(a)    the effect and impact, if any, that the proposed Change would have, in Contractor’s reasonable judgment, on the Work, the Contract Price, the Baseline Cash Flow Plan, the Baseline Schedule, any warranties herein and the operation or maintenance of the Facility,
(b)    Contractor’s proposal for any necessary modifications to the Work, the Contract Price, the Baseline Cash Flow Plan, the Baseline Schedule or any warranties herein, and
(c)    Contractor’s proposal for any necessary modifications to any other provisions of this Agreement, including the Scope of Work, the Schedule Milestones, the Payment Milestones or the Performance Guarantees.
Contractor shall provide Owner such supporting documentation for the foregoing as Owner may reasonably request and shall utilize the forms in Exhibits J-2 through J-6. The Parties shall utilize pricing procedures set forth in Exhibit J-1 and consistent with Exhibit J-7 to determine any impacts that the proposed Change would have on the Contract Price. Contractor acknowledges and agrees that any request by Contractor for an extension to the Baseline Schedule must be based upon a demonstrable impact to the Project’s critical path. Except as expressly required by Owner’s Project Manager, Contractor shall not delay any Work (i.e., prior to modification by any such Change) while awaiting a response. If Owner responds with comments or questions, Contractor shall endeavor to address such comments or answer such questions and update the applicable PAR accordingly as soon as practicable.
10.3    Change Orders. If Owner wishes to proceed with a proposed Change or if Contractor is entitled to a Change hereunder, Owner shall, in accordance with, and subject to, Exhibit J-1, accept and approve (whether with or without qualifications) the final PAR relating to such Change and issue an assigned change order number to Contractor, authorizing such Change as provided in, and subject to such qualifications as Owner may require to, such final PAR (the “Change Order”). Owner shall subsequently issue a written Change Order that memorializes such final PAR in the form of Exhibit J-2 in accordance with the process set forth in Exhibit J-1. If Contractor refuses to accept any qualifications made by Owner to the final PAR or if Owner rejects any Change to which Contractor claims it is entitled, Contractor shall provide Owner written notice thereof (a “Change Order Dispute Notice”) within five (5) Business Days of its receipt of such Change Order, describing in reasonable detail its objections to such Change Order or Owner’s rejection of such Change.
If Contractor has provided Owner the Change Order Dispute Notice within such 5-Business Day period, the Parties shall resolve the Dispute over the necessary or appropriate revisions in accordance with the dispute resolution procedures set forth in Article 25; provided, however, that Owner shall be entitled to require Contractor to continue to perform its obligations hereunder as modified by any Change Order that has been qualified by Owner despite any Change Order Dispute Notice from Contractor in respect to such qualified Change Order; [**].

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Once the Dispute is resolved, Contractor shall be entitled to invoice Owner for any amount owing in accordance with Article 9. Contractor shall not be entitled to refuse to accept, or otherwise dispute, any Change Order for which Owner did not introduce qualifications to the related final PAR. Contractor acknowledges that Owner shall be entitled, in an effort to preserve the schedule for the Project, to refuse to alter the Baseline Schedule in instances where Contractor would otherwise be entitled to an extension thereof and instead provide Contractor cost relief in order for Contractor to expedite the Work for the Project and maintain compliance with the Baseline Schedule.
10.4    Expedited Change Work. Notwithstanding anything to the contrary in this Article, Owner shall be entitled, in its discretion and prior to, or during, the processes described in Sections 10.2 and 10.3, to require Contractor, by written notice from Owner’s Project Manager, to, and Contractor shall, promptly commence and diligently continue performance of the Work as modified by a Change, in which event Owner shall pay Contractor for any additional Work resulting from such Change pursuant to the payment terms of Section 10.3, subject to agreement on a Change Order with respect to such Change as provided in this Article or resolution of any Dispute pursuant to Article 25 relating to such Change Order. Without limiting the generality of the foregoing, the Parties shall cooperate in good faith to expedite the preparation and review of, and comments to, each PAR, including revisions to Documentation required for any such expedited Change.
10.5    Owner Breaches. If Owner breaches this Agreement, including failure to perform the Owner Work, and such breach causes any increase in costs to Contractor to perform the Work or any delay in completion of any critical path item in the Baseline Schedule, then Contractor shall be entitled, as its sole and exclusive remedy for such breach (other than a failure to pay Contractor any amounts due and owing Contractor as provided herein), to an adjustment to the Contract Price or Baseline Schedule, as applicable, which shall be reflected in a Change Order developed pursuant to the terms of this Article. Contractor shall mitigate the effect of any such breach on its costs to perform and its time to complete the Work.
10.6    Contractor-Proposed Changes. Owner may, in its sole and absolute discretion, reject any request for a Change to which Contractor is not entitled hereunder. Contractor shall have the right to request a Change but shall have no right to require a Change to which it is not expressly entitled as provided in this Agreement without the prior written consent of Owner. Such request shall be made in accordance with the procedures set forth in this Article and Exhibit J-1, including the requirement that any request for a Change be included in a PAR. Notwithstanding anything in this Agreement to the contrary, (a) Contractor shall not be entitled to any payment hereunder or any extension of the Baseline Schedule in respect to any Change if such Change was necessary as a result of the fault of Contractor, including any breach by Contractor of this Agreement, and (b) Contractor shall not be entitled to any Change Order to which it would otherwise have been entitled hereunder if Contractor fails to list the PAR, including the basis for entitlement to the PAR, on the PAR log within fifteen (15) Days after becoming so entitled.
10.7    Adjustment Only Through Change Order. Except as provided in Section 10.4 and without limiting Contractor’s entitlement to any Change Order as expressly provided in this Agreement, no change in the requirements of this Agreement, whether an addition to, deletion from or modification to this Agreement, including any Work, shall be the basis for an adjustment for any change in the Contract Price, the Baseline Schedule, the Baseline Cash Flow Plan, any Work or any other obligations of Contractor or right of Owner under this Agreement unless and until such addition, deletion or modification has been authorized by a Change Order number assigned by Owner in respect to the final PAR for such addition, deletion or modification (whether with or without qualifications by Owner) in accordance with and in strict compliance with the requirements of this Article. Contractor shall not

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perform any Change in the Work unless and until such Change is authorized pursuant to this Article, and should Contractor perform or claim to perform any Change in the Work prior to authorization by Change Order or pursuant to Section 10.4, all costs and expenses incurred by Contractor in performing such Change or, if required by Owner, reversing or cancelling such Change, if performed, shall be for Contractor’s account unless otherwise agreed to by Owner. No course of conduct or dealings between the Parties, nor implied acceptance of additions, deletions or modifications to this Agreement, including any Work, and no claim that Owner or any of its Affiliates have been unjustly enriched by any such addition, deletion or modification to this Agreement, whether or not there is in fact any such unjust enrichment, shall be the basis for any claim for an adjustment in the Contract Price, the Baseline Schedule, the Baseline Cash Flow Plan or any other obligations of Contractor under this Agreement.
10.8    Change Orders Act as Accord and Satisfaction. Unless otherwise expressly stated in the Change Order or as may be reserved by Contractor in a Change Order Dispute Notice pending resolution in accordance with Section 10.3, Change Orders shall constitute a full and final settlement and accord and satisfaction of all effects of the Change reflected in the subject Change Order and shall be deemed to fully compensate Contractor and fully adjust the Baseline Schedule and/or the Baseline Cash Flow Plan for such Change. Accordingly, unless otherwise expressly stated in such Change Order or as may be reserved by Contractor in a Change Order Dispute Notice pending resolution in accordance with Section 10.3, Contractor expressly waives and releases any and all right to make a claim or demand or to take any action or proceeding against Owner for any consequences arising out of, relating to or resulting from such Change reflected in the subject Change Order, including cumulative impact claims.

11.	FORCE MAJEURE
11.1    Event of Force Majeure. If a Party is prevented from, or delayed in, performing its obligations under this Agreement by an event of Force Majeure, such Party shall be entitled to an equitable adjustment to the Baseline Schedule, but, with respect to Contractor, only if, and then only to the extent that, such prevention or delay causes a delay in the critical path of the Baseline Schedule, provided that no obligation of either Party that arose before the occurrence of an event of Force Majeure or its effect shall be excused as a result of such occurrence. Contractor shall demonstrate to Owner its entitlement to relief under this Section by providing to Owner a proposed, updated Baseline Schedule with actual durations entered for activities on the critical path and re-forecasted clearly to indicate Contractor’s entitlement to a time extension as a result of such event of Force Majeure. The burden of proof shall be on the Party claiming to be affected by an event of Force Majeure. Contractor’s sole and exclusive remedy for a Force Majeure event is an extension of time as and to the extent provided in this Section and under no circumstances whatsoever shall Contractor be entitled to any adjustment to the Contract Price. Any equitable adjustment to the Baseline Schedule due to a Force Majeure event shall be reflected in a Change Order that is effected pursuant to Article 10. Nothing herein limits Contractor’s ability to seek recovery of costs and expenses Contractor actually incurs, or will incur, to mitigate or minimize the effects of an actual Force Majeure Event under Owner’s Builder’s Risk policy to the extent such coverage exists; provided, however, Contractor’s obligations hereunder, including any mitigation efforts, are not contingent upon recovery under the Builder’s Risk policy. If such coverage does not exist or Contractor’s claim is denied, Contractor shall be solely responsible for all such costs and expenses and shall not be entitled to an adjustment to the Contract Price. [**].
11.2    Notice. If a Party is or will be reasonably prevented from performing its obligations under this Agreement by an event of Force Majeure, then it shall notify the other Party of the obligations, the performance of which is or will be prevented, and the nature and cause of the event in writing promptly, and in any event within two (2) Business Days after the notifying Party becomes aware, or should

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reasonably have become aware, of the impact that such event of Force Majeure would have on its obligations hereunder. The Party affected by an event of Force Majeure shall provide the other Party with weekly updates (a) estimating its expected duration, the cost of any remedial action, and the probable impact on the performance of its obligations hereunder, (b) of the actions taken to remove or overcome the event of Force Majeure and (c) of the efforts taken to mitigate or limit damages to the other Party. The Party affected by an event of Force Majeure shall also provide prompt written notice to the other Party when it ceases to be so affected. The Parties acknowledge and agree that Contractor is acting as Owner’s agent pursuant to Section 3.2 and, as such, will or should be aware of the progress of the matters described therein. Accordingly, Owner shall be entitled to the benefits of Section 11.1 with respect to any event of Force Majeure that impacts the matters described in Section 3.2 without being obligated to comply with this Section 11.2.
11.3    Termination Due to Force Majeure. If any event of Force Majeure claimed by Contractor delays, or is expected to delay, Contractor’s performance for an aggregate time period greater than [**] Days, then Owner, in its sole discretion, shall have the right to terminate this Agreement (or the affected portion of the Work) without Liability in accordance with Section 22.7.

12.	MECHANICAL COMPLETION; START-UP AND COMMISSIONING; PERFORMANCE TESTING; SUBSTANTIAL COMPLETION; FINAL COMPLETION
12.1    Mechanical Completion. “Mechanical Completion” shall be deemed to have occurred upon satisfaction of all of the following conditions:
(a)    All Work necessary or prudent for the safe start-up, commissioning and testing of the Facility shall have been completed in accordance with this Agreement, including the Scope of Work and applicable Laws, and all Owner Equipment shall have been installed, shall be capable of being functional, and shall be ready for commissioning, in accordance with this Agreement, including the Scope of Work and applicable Laws, and the applicable Owner Equipment Contract, without in each case voiding any warranties relating to Equipment as claimed by any Subcontractor;
(b)    All Work that the Baseline Schedule requires to be completed prior to Mechanical Completion shall have been completed, including all P-1 Punchlist items and P-2 Punchlist items;
(c)    The Work shall be mechanically, structurally and electrically sound and free from all Defects, excluding P-3 Punchlist items;
(d)    All systems shall have undergone pre-commissioning checks and tests, the results of which shall confirm that such systems are correctly installed, in accordance with supplier instructions and Prudent Industry Practice, and are capable of being commissioned safely and reliably without damage thereto or any other portion of the Facility or to any other property or injury to any Person and in compliance with all applicable Laws, including Owner Permits, and verifying documentation of such pre-commissioning checks and tests and the results thereof shall have been provided to and accepted by Owner;
(e)    All Turnover Package Completions shall have occurred, including delivery by Contractor to Owner of all Documentation that is needed to start-up, commission and test the Facility (including the Required Manuals);

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(f)    Contractor shall have complied with its obligations in Sections 6.11(b) and 6.11(f)(iii);
(g)    Contractor shall have provided Owner with the certificate of compliance required by Section 6.11(i)(ii);
(h)    The Equipment and Owner Equipment shall be capable of being tested in accordance with Exhibit A without damage thereto or any other portion of the Facility or to any other property or injury to any Person and in compliance with all applicable Laws, including Owner Permits;
(i)    The Parties shall have agreed upon the outstanding P-3 Punchlist items and the Punchlist shall contain no P-1 Punchlist items or P-2 Punchlist items; and
(j)    There shall exist no Contractor Default; and
(k)    Contractor shall have delivered to Owner a certificate in a form acceptable to Owner (the “Mechanical Completion Certificate”) and signed by Contractor certifying that all of the preceding conditions in this Section 12.1 have been satisfied and including therewith a report in a form acceptable to Owner and with sufficient detail to enable Owner to determine whether Mechanical Completion has occurred.
On the thirtieth (30th) Day prior to the date on which Contractor reasonably anticipates to deliver to Owner the Mechanical Completion Certificate, Contractor shall provide Owner with written notice thereof. Within ten (10) Business Days of receipt of the Mechanical Completion Certificate, Owner shall inspect the Work and either (a) deliver to Contractor a written certification confirming that Mechanical Completion has been achieved or (b) notify Contractor in writing that Mechanical Completion has not been achieved and the reasons therefor. Contractor shall cooperate with Owner in any such inspection by Owner and its representatives, such cooperation to include providing such documents, Contractor Persons and information prudent or convenient for Owner to determine whether Mechanical Completion has been achieved. If Owner notifies Contractor that Mechanical Completion has been achieved, then the date of the Mechanical Completion Certificate shall be deemed to be the date of Mechanical Completion. If Owner notifies Contractor that Mechanical Completion has not been achieved, including failure to agree upon the Punchlist, Contractor shall immediately remedy such deficiencies and, upon completion of such remedial work, shall issue another Mechanical Completion Certificate, which shall include relevant documentary evidence of the completion of such remedial work.
12.2    Punchlist Work and Updating. Prior to each of Mechanical Completion and Substantial Completion, Contractor shall submit its good faith proposal, for Owner’s review and written approval, of the Punchlist, including the schedule for completion of each item included therein. Contractor shall work diligently to complete all items contained in the Punchlist in a timely manner in accordance with such schedule and this Agreement. Contractor shall provide Owner with weekly updates of the Punchlist reflecting status of Work with respect to each item included in the Punchlist through the prior Business Day. If Contractor fails to complete such Punchlist items as may have been agreed upon in the schedule included in the Punchlist, then Owner shall have the right to complete the remaining Punchlist items at Contractor’s expense. Without limiting any remedies of Owner, Owner may deduct from any payment due Contractor hereunder all actual, out-of-pocket costs incurred by Owner in completing the remaining Punchlist items.

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12.3    Start-Up and Commissioning. Start-up and commissioning shall be performed by Contractor as contemplated by the Scope of Work. Owner shall be entitled to be present for all such start-up and commissioning Work.
12.4    Performance Testing.
(a)    Performance Testing. As soon as reasonably practicable following satisfactory completion of start-up and commissioning as provided in Section 12.3 and after providing Owner at least ten (10) Business Days prior written notice (unless Owner agrees to a shorter notice period or applicable Law, including Owner Permits, requires a longer notice period), Contractor shall perform the Performance Tests in accordance with this Agreement, including the Performance Testing Plan. Owner shall have the right to attend and witness the Performance Testing. No later than three (3) Business Days after completion of the Performance Testing, Contractor shall submit to Owner the complete and accurate raw data and completed results of the Performance Testing, together with a certification comparing such results to the Performance Guarantees (the “Performance Test Report”). The Performance Test Report shall contain a certification whether the Facility satisfies the Performance Guarantees. If the Performance Test Report indicates that the Facility failed to satisfy the Performance Guarantees, then Contractor shall promptly (and in any event within seven (7) Business Days) submit to Owner for its review and approval a Remedial Plan and, subject to all operational requirements of the Facility, remedy such deficiencies in accordance with such Owner-approved Remedial Plan. Such Remedial Plan shall include all actions necessary, including engaging additional resources and utilizing overtime, to timely remedy such deficiencies in accordance with this Agreement. Upon completion of the Work set forth in such Owner-approved Remedial Plan to Owner’s satisfaction, Contractor shall re-perform the Performance Testing in accordance with this Agreement, including the Performance Testing Plan, and the process set forth in this Section 12.4(a) shall be repeated until the results of the Performance Testing in accordance with this Agreement indicate that the Facility satisfies the Performance Guarantees. Results of repeated Performance Testing conducted in accordance with this Agreement shall supersede the results of earlier Performance Testing. Notwithstanding the foregoing, any such repeated Performance Testing shall be subject to the rights and remedies of Owner hereunder. Unless such re-performance of the Performance Testing is solely caused by Owner, including Owner Equipment, Owner shall be entitled to backcharge Contractor for the reasonable actual costs incurred by Owner, including the cost of any consumables and spare parts associated with the re-performance of any Performance Testing. If such re-performance of the Performance Testing is solely caused by the Assigned Owner Equipment Contract supplier’s failure to comply with its requirements under the Assigned Owner Equipment Contract, then Contractor shall promptly notify Owner, in writing, of the same including supporting information and documentation to allow Owner to determine whether the withholding or offsetting of funds due to the Assigned Owner Equipment Contract supplier in accordance with the Assigned Owner Equipment Contract is appropriate. For the avoidance of doubt, nothing in this Section, including the continued effort by Contractor after the Guaranteed Substantial Completion Date to achieve the Performance Guarantees, shall preclude or otherwise prejudice Owner from assessing Liquidated Damages in accordance with Article 13 or from terminating this Agreement, or pursuing any other rights or remedies, as a result of a Contractor Default.
(b)    Owner’s Waiver or Deferral. Notwithstanding the foregoing, Owner shall have the right, in its sole discretion, to waive or defer all or part of the Performance Testing requirements described in this Section for any Work by providing written notice to Contractor of such determination. If Owner elects to waive or defer any portion of the Performance Testing for any Work, then, in the event of a waiver, such Work shall be deemed to have met that portion of the Performance Guarantees that has been waived for all purposes hereunder or, in the event of deferral, Contractor shall be entitled to a

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Change Order for any impact resulting from such deferral. Any such waiver or deferral shall be effective only in respect to the Work indicated by Owner in such waiver or deferral and not for any Work that may be subject to any prior or subsequent Performance Testing or any other Work included in the same Performance Testing as such waived or deferred Work.
(c)    Owner’s Right to Operate Prior to Satisfaction of Performance Guarantees. If the Facility can be operated in compliance with applicable Laws although the Facility fails to satisfy the Performance Guarantees during the Performance Testing or fails to achieve Substantial Completion by the Guaranteed Substantial Completion Date, then Owner, in its discretion, shall have the right nonetheless to operate the Facility and shall give Contractor written notice of its decision. If Owner elects to operate the Facility and, during such time, does not permit Contractor to cure the Defects necessary to satisfy the Performance Guarantees, then the Guaranteed Substantial Completion Date (if such date has not passed) shall be extended on an equitable basis until such time as Owner tenders the Facility to Contractor for further Services and Performance Testing, and Contractor shall be entitled to a Change Order for an equitable adjustment to schedule. Owner shall bear the risk of loss during such time as it operates the Facility. Owner’s operation of the Facility under this Section shall not reduce Contractor’s obligations under this Agreement, including Contractor’s obligation to cause the Facility to satisfy the specifications in the Scope of Work and applicable Performance Guarantees, except for normal wear and tear and operation not in accordance with Prudent Industry Practice. Owner shall be entitled to all, and Contractor shall have no claim to any, revenue derived from or in connection with operation or use of the Facility before or after the Substantial Completion Date.
12.5    Substantial Completion. “Substantial Completion” shall be deemed to have occurred upon satisfaction of all of the following conditions:
(a)    Mechanical Completion shall have been achieved;
(b)    All Group Turnover Packages shall have been submitted, accepted and in compliance with Turnover Package Completion;
(c)    All P-1 Punchlist items and P-2 Punchlist items arising after the Mechanical Completion Date shall have been completed;
(d)    No Defect shall exist;
(e)    The Facility shall be capable of being operated in accordance with the specifications in the Scope of Work without damage thereto or to any property or injury to any Person and in compliance with all applicable Laws, including the Owner Permits;
(f)    The Performance Testing shall have been conducted in accordance with the Performance Testing Plan and the results of the Performance Testing shall have satisfied the Performance Guarantees;
(g)    Contractor shall have completed the Work (other than P-3 Punchlist items) in accordance with this Agreement;
(h)    Contractor shall have delivered to Owner all Documentation that Contractor is required to deliver to Owner prior to Substantial Completion;

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(i)    Contractor shall have delivered to Owner the commissioning and operational spare parts as required by Section 4.5(b) in respect to such Project;
(j)    Contractor shall have provided all training of Owner’s personnel and representatives required to be completed by Substantial Completion as required by Section 4.23;
(k)    Contractor shall have provided all Supplier’s Publications that Contractor is required to provide to Owner pursuant to Section 14.3(c);
(l)    There shall exist no Contractor Default; and
(m)    Contractor shall have delivered to Owner a certificate in a form acceptable to Owner (the “Substantial Completion Certificate”) and signed by Contractor certifying that all of the preceding conditions in this Section 12.5 have been satisfied and including therewith a report in a form acceptable to Owner and with sufficient detail to enable Owner to determine whether Substantial Completion has occurred.
Within ten (10) Business Days of receipt of the Substantial Completion Certificate, Owner shall inspect the Work and either (a) deliver to Contractor a written certification confirming that Substantial Completion has been achieved or (b) notify Contractor in writing that Substantial Completion has not been achieved and the reasons therefor. Contractor shall cooperate with Owner in any such inspection by Owner and its representatives, such cooperation to include providing such documents, Contractor Persons and information prudent or convenient for Owner to determine whether Substantial Completion has been achieved. If Owner notifies Contractor that Substantial Completion has been achieved, then the date of the Substantial Completion Certificate shall be deemed to be the date of Substantial Completion. If Owner notifies Contractor that Substantial Completion has not been achieved, Contractor shall immediately remedy such deficiencies and, upon completion of such remedial work, shall issue another Substantial Completion Certificate, which shall include relevant documentary evidence of the completion of such remedial work. Upon Substantial Completion, Owner shall accept the Facility, subject to Final Completion, by delivering to Contractor notice of that acceptance, and Contractor shall turn over risk of loss and care, custody and control of the Facility to Owner.
12.6    Final Completion. “Final Completion” shall be deemed to have occurred upon satisfaction of all of the following conditions:
(a)    Contractor shall have achieved Substantial Completion;
(b)    The Facility shall have passed all Demonstration Tests;
(c)    No Defect shall exist;
(d)    The performance of the Work (except for warranty Work) shall be one hundred percent (100%) complete, including all items in the Punchlist, in accordance with this Agreement;
(e)    All Liquidated Damages shall have been paid;
(f)    Contractor shall have delivered to Owner the Documentation that Contractor is required to deliver to Owner at or prior to Final Completion, including the As-Built Drawings;

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(g)    Contractor shall have delivered to the Owner the sales tax affidavit required by Section 24.3(d);
(h)    There shall exist no Contractor Default and no event which, with the passage of time or the giving of notice or both, would be a Contractor Default;
(i)    Contractor shall have complied with its obligations under Section 4.24;
(j)    Contractor shall have delivered to Owner the Final Payment Invoice as required by Section 9.6;
(k)    Contractor shall have delivered to Owner the breakdown of the Contract Price as required by Section 9.11; Contractor shall have delivered to Owner the sales tax affidavit required by Section 24.3(d);
(l)    Contractor shall have delivered to Owner a certificate in a form acceptable to Owner (the “Final Completion Certificate”) and signed by Contractor certifying that all of the preceding conditions in this Section 12.6 have been satisfied and including therewith a report in a form acceptable to Owner and with sufficient detail to enable Owner to determine whether Final Completion has occurred.
Within ten (10) Business Days of receipt of the Final Completion Certificate, Owner shall inspect the Work and either (a) deliver to Contractor a written certification confirming that Final Completion has been achieved or (b) notify Contractor in writing that Final Completion has not been achieved and the reasons therefor. Contractor shall cooperate with Owner in any such inspection by Owner and its representatives, such cooperation to include providing such documents, Contractor Persons and information prudent or convenient for Owner to determine whether Final Completion has been achieved. If Owner notifies Contractor that Final Completion has been achieved, then the date of the Final Completion Certificate shall be deemed to be the date of Final Completion. If Owner notifies Contractor that Final Completion has not been achieved, Contractor shall immediately remedy such deficiencies and, upon completion of such remedial work, shall issue another Final Completion Certificate, which shall include relevant documentary evidence of the completion of such remedial work.
12.7    Waiver or Deferral of Demonstration Tests. Owner shall have the right, in its sole discretion, to waive or defer all or part of the Demonstration Tests by providing written notice to Contractor of such determination. If Owner elects to waive or defer any portion of the Demonstration Tests, then, in the event of a waiver, such portion of the Demonstration Tests shall be deemed to have been satisfied for all purposes achieving Final Completion or, in the event of deferral, Contractor shall be entitled to a Change Order for any impact resulting from such deferral, including an equitable extension to the Final Completion Date. Any such waiver or deferral shall be effective only in respect to the portion of the Demonstration Tests indicated by Owner in such waiver or deferral and not for any other portion of the Demonstration Tests.
12.8    Absolute Obligations. For the avoidance of doubt, none of the conditions for Mechanical Completion, Substantial Completion or Final Completion or Contractor’s obligation to ensure that the Facility satisfies the Performance Guarantees shall be waived, excused, delayed, modified or otherwise affected by any circumstance or event other than a circumstance or event that entitles Contractor to a Change Order pursuant to the express terms of this Agreement and then solely to the extent expressly set forth in such Change Order. Notwithstanding anything in this Article 12 to the contrary, no, statement (other than any completion certificate issued by Owner under this Article 12) or other indication of, or the lack thereof from, Owner relating to whether Mechanical Completion, Substantial Completion or

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Final Completion was achieved or whether the Performance Testing was conducted according to the Performance Testing Plan or whether the results of the Performance Testing satisfied the Performance Guarantees shall relieve Contractor of any of its obligations under this Agreement.

13.	LIQUIDATED DAMAGES
13.1    Liquidated Damages.
(a)    The Parties agree that it would be extremely difficult and impracticable under presently known and anticipated facts and circumstances to ascertain and fix the actual damages that Owner would incur if Contractor does not achieve L/D Item Completion for any L/D Item by its Key Contractor Schedule Milestone Date. Accordingly, the Parties agree that, if Contractor does not achieve L/D Item Completion for an L/D Item by its Key Contractor Schedule Milestone Date, then Contractor shall pay to Owner, as Owner’s sole and exclusive monetary remedy for not meeting such Key Contractor Schedule Milestone Date, as liquidated damages, and not as a penalty, the amount set forth in Exhibit D as the “Delay LD Amount” for the applicable L/D Item for each day after its Key Contractor Schedule Milestone Date until the date on which L/D Item Completion for such L/D Item occurs (the “Liquidated Damages”).
(b)    Contractor shall have no liability or obligation for any Liquidated Damages to the extent caused by the late delivery or faulty performance of any Owner Equipment, except to the extent such late delivery or faulty performance is due to Contractor’s breach of its obligations set forth in this Agreement. Notwithstanding the foregoing, no such late delivery or faulty performance shall absolve Contractor from any of its obligations hereunder, including achieving L/D Item Completion for each L/D Item by its Key Contractor Schedule Milestone Date, provided that, to the extent such late delivery or faulty performance impacts the critical path of the Baseline Schedule , Contractor shall be entitled to a Change Order providing for an equitable extension to the Baseline Schedule, including the applicable Key Contractor Schedule Milestone Dates, for so long as such delivery is late or the performance of such Owner Equipment remains faulty.
(c)    If Contractor’s failure to achieve L/D Item Completion for any L/D Item by its Key Contractor Schedule Milestone Date is caused solely by the Assigned Owner Equipment Contract Supplier’s failure to timely or properly perform its obligations under the Assigned Owner Equipment Contract (as reasonably determined by Owner), then Contractor’s liability and obligation for payment of Liquidated Damages to Owner hereunder shall not exceed the maximum liquidated damages the Assigned Owner Equipment Contract Supplier is liable for paying under the Assigned Owner Equipment Contract plus such other damages or amounts that Contractor may recover from the Assigned Owner Equipment Contract Supplier under the Assigned Owner Equipment Contract.  For the avoidance of doubt, if Contractor’s failure to achieve L/D Item by its Key Contractor Schedule Milestone Date arises from or is caused (in whole or in part) by Contractor, any Contractor Person (including any Subcontractor other than the Assigned Owner Equipment Contract Supplier), or other party over whom Contractor has control or responsibility for, then Contractor shall be fully liable and responsible for paying to Owner any and all Liquidated Damages assessed hereunder and as detailed in Exhibit D. Notwithstanding the foregoing, nothing herein shall absolve Contractor from any of its obligations hereunder, and nothing in this Section 13.1(c) shall impair, alter or otherwise modify Owner’s rights and remedies under this Agreement.

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(d)    Notwithstanding the foregoing, nothing in this Section shall waive or otherwise limit Owner’s right to terminate this Agreement at any time for a Contractor Default or any of Owner’s other remedies as a result of the failure to achieve L/D Item Completion for any L/D Item, provided that any monetary damages as a result of any related delay (as opposed to failure to achieve L/D Item Completion for any L/D Item), shall be limited to Liquidated Damages.
13.2    Payment. The Liquidated Damages specified in Section 13.1, if owing, shall be due and payable within [**] Days after written demand by Owner. Owner may demand payment of Liquidated Damages from time to time as they accrue without deferring to such time as the total Liquidated Damages are known. Any Liquidated Damages that remain unpaid after the expiration of such ten-Day period shall bear interest at the Prime Interest Rate plus [**] per annum or the highest rate allowed by applicable Law, whichever is less. Any unpaid Liquidated Damages disputed by Contractor and determined to be payable pursuant to the resolution of such dispute in accordance with this Agreement shall also bear interest from the expiration of the ten-Day period referred to above at the Prime Interest Rate plus [**] per annum or the highest rate allowed by applicable Law, whichever is less. Notwithstanding the assessment of interest, and in addition to its other rights and remedies, Owner shall have the right to offset the amount of any unpaid Liquidated Damages plus interest against any amounts due or that may become due to Contractor under this Agreement.
13.3    Limitation on Liquidated Damages. In no event shall the aggregate amount of Liquidated Damages payable by Contractor under this Agreement exceed [**] of the Contract Price; provided, that this maximum amount shall not apply to, and no credit shall be issued against such amount for, any interest that accrues on the Liquidated Damages payable by Contractor pursuant to Section 13.2.
13.4    Certain Acknowledgments. The Parties acknowledge that Owner is entering into this Agreement in material reliance on, among other things, the enforceability of the provisions contained in this Article 13, including payment as and when due of the Liquidated Damages. Accordingly, Contractor agrees that it shall not claim, and hereby irrevocably waives any right to claim, in any litigation, arbitration, mediation or other proceeding whatsoever that the Liquidated Damages are a penalty or that this Article 13 is otherwise not enforceable in any respect in accordance with its terms. If and to the extent that, notwithstanding the foregoing, any or all of the Liquidated Damages payable hereunder are subsequently struck down as not representing a reasonable determination of Owner’s damages or otherwise prevented from being fully enforced as written, the balance of this Article and this Agreement shall remain in full force and effect and Contractor shall thereafter be liable to Owner for damages at law for any such delay or failure of performance without regard to Section 18.1.

14.	WARRANTY
14.1    Warranty.
Contractor warrants, for the duration of the Correction Notification Period, which shall mean Contractor warrants that as of the date of Substantial Completion and through the end of the Correction Notification Period (and without limiting the obligation of Contractor to complete all Work (other than P-3 Punchlist items) prior to Substantial Completion, including remedying any of the following that may be breached prior to Substantial Completion), as follows (the “Warranty”):
(a)    the Work shall be performed in a professional and workmanlike manner;

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(b)    the Work shall conform to the requirements of this Agreement, including the Scope of Work, Design Documents, and Equipment manufacturer’s specifications and other requirements;
(c)    the Work in respect to the Owner Equipment shall have been performed in accordance with the Owner Equipment manufacturer’s specifications, and other requirements including storage, installation and integration;
(d)    the Work shall reflect and be performed with competent professional knowledge and judgment;
(e)    the Work shall be free from errors and defects in design, workmanship and material;
(f)    the Equipment shall be new and of good and suitable quality when installed;
(g)    design and engineering services shall have been performed in accordance with Prudent Industry Practice, conform to this Agreement and be free from errors;
(h)    the Documentation, including the Design Documents and the written instructions regarding the use of Equipment, such as those in operation and maintenance manuals, shall be free from errors and conform to this Agreement, including Prudent Industry Practice; and
(i)    all computer hardware and software and all microchip devices and equipment that are part of the Equipment or Documentation will comply and be compatible with each other and Owner’s other hardware, software and microchip devices and equipment listed in Exhibit A, and, together with such other hardware, software and microchip devices and equipment, operate together as a compatible system.
14.2    Correction Obligations.
(a)    Without limiting the obligations of Contractor hereunder, if any deviation from, breach of, or failure of any of the Warranties (a “Defect”) shall exist and Owner provides Contractor with written notice thereof within the Correction Notification Period, then Contractor shall promptly, at its sole expense (including “in and out cost”) and whether in or outside of the Correction Notification Period, correct such Defect and any resulting property damage therefrom (whether to Equipment, or Owner Equipment or other property at, or in the vicinity of, the Site) and perform the re-Work required thereby, including engineer, repair, modify, replace, disassemble, remove, transport, store, re-assemble or re-perform the affected portion of the Work and other property, in each case in accordance with this Article 14. Nothing herein limits Contractor’s ability to seek recovery of costs it actually incurs, or will incur, to correct any resulting property damage caused by a Defect under the Owner Controlled Insurance Program (“OCIP”) to the extent such coverage exists; provided, however, Contractor’s obligation to correct any such resulting property damage is not conditioned upon Contractor’s ability to recover under the OCIP, and Contractor shall promptly (and at its sole expense) correct the resulting property damage as required hereunder. For the avoidance of doubt, correction of any Defect under this Agreement shall, as applicable, require not only correction of the defective Documentation, but also re-performance of the Work to the extent required for the Work to conform to the corrected Documentation. All such corrective Work shall be performed subject to the same terms and conditions under this Agreement as the original Work was required to be performed. Contractor shall provide Owner with prior written notice if any Subcontractor will perform any warranty Work. Contractor shall reimburse Owner for all reasonable out-of-pocket costs incurred by Owner to ascertain the existence, cause or nature of each Defect, after Contractor having been notified thereof or, if Contractor disclaims the existence of any

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such Defect, in establishing the existence of such Defect (if such Defect exists). A Defect shall be deemed to exist in the Work if Owner determines that it deviates from the Documentation or the Scope of Work or fails to conform to any other requirements of this Agreement, including Prudent Industry Practice and applicable Law.
(b)    Within five (5) Business Days after receipt by Contractor of notice from Owner specifying any Defect, Contractor and Owner shall confer with regard to the appropriate procedures to utilize in correcting the Defect and the property damage resulting therefrom and performing the re-Work required thereby and shall endeavor in good faith and within a reasonable period thereafter (not to exceed fifteen (15) Days) to mutually agree when and how Contractor shall remedy such Defect and the property damage resulting therefrom and perform such re-Work required thereby, provided that Owner may in good faith shorten the foregoing periods as it determines is needed for the operability, safety, reliability, or mechanical or electrical integrity of the Work or the Facility (or any portion thereof). If Contractor fails to initiate and diligently take steps to pursue such corrective action as so agreed (or, if failing such agreement, within such number of Days and pursuant to such procedures as Owner may in good faith determine is needed) and to pursue that corrective action fully and continuously thereafter or if, in Owner’s discretion in light of the circumstances at such time, the operability, safety, reliability, or mechanical or electrical integrity of the Work or the Facility requires exigent corrective action, Owner may, with the cost incurred reimbursed by Contractor, undertake, or arrange for others to undertake, corrective action, which shall not void or otherwise limit Contractor’s warranties hereunder; provided, however, that Owner may, in its discretion and in lieu of seeking the foregoing reimbursement from Contractor, make an equitable reduction to the Contract Price for the value of that portion of the Work that suffers from such Defect, in which event Contractor shall reimburse Owner for such equitable reduction to the Contract Price. All warranty Work shall be intended to address and otherwise remedy the cause, and not just the effect, of the Defect necessitating the warranty Work. All warranty Work shall be subject to such tests and inspections as Owner may require in its discretion and Contractor shall demonstrate to the full satisfaction of Owner that such Defect and any resulting property damage therefrom and the re-Work required thereby have been properly corrected and performed.
(c)    Contractor shall have no responsibility to perform any warranty Work with respect to Owner Equipment unless any Defect with respect to such Owner Equipment is attributable to Contractor’s failure to comply with its obligations in this Agreement.
(d)    Contractor acknowledges that the operation of the Facility without interruption or disruption is a matter of paramount importance to Owner and that a Defect that could jeopardize its continued operation in whole or part. Accordingly, Contractor shall use its best efforts, in good faith, to correct any Defect and any property damage resulting therefrom and to perform any re-Work required thereby promptly so as to minimize revenue loss to Owner and to avoid disruption of Owner’s operations at, and in the vicinity of, the Site. In its operations, Contractor shall give first priority to such efforts.
14.3    Repairs Based on Supplier Publications.
(a)    If, at any time prior to the expiration of the Correction Notification Period for a Project, any Subcontractor for the supply of Equipment issues an advisory, bulletin, notice, product modification or other technical publication (“Supplier’s Publication”) mandating repair, modification, or replacement of one or more parts of the Equipment for such Project to address issues of personnel safety or integrity of Equipment for such Project or to assure continued safe and reliable operation of the Equipment for such Project, Contractor shall, at its cost and expense, repair, modify, or replace the affected parts as per such Supplier’s Publication and in accordance with and subject to all the terms of

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this Article; provided that, for Owner Equipment, Owner will compensate Contractor, at mutually agreed upon fixed time and material rates, to make such repairs, modifications or replacements required by this Section 14.3.
(b)    As with respect to those of such Supplier’s Publications for Equipment as can reasonably be implemented prior to completion of manufacture of the Equipment, Contractor will so implement the same. As with respect to those of such Supplier’s Publications for Equipment as can reasonably be implemented prior to the achievement of Substantial Completion without disrupting the construction, installation, commissioning, start-up or testing thereof, Contractor will so implement the same. As with respect to any Supplier’s Publications for Equipment as cannot reasonably be so implemented prior to the achievement of Substantial Completion, Contractor shall cooperate with Owner in scheduling such implementation so as to avoid disruption to the operations of the Facility.
(c)    As a condition precedent to the achievement of Substantial Completion, Contractor will provide Owner with a written list of all Supplier Publications for Equipment (such list to include a report on the status of the implementation of each of the same as provided in this Section).
14.4    Access. Owner shall provide Contractor reasonable working access (subject to such restrictions and conditions as Owner may have instituted generally for its contractors and as Owner may require for the efficient operation of the Facility, which may include limiting access to predetermined outage scheduled times) to the Site to perform the warranty Work, including removal, disassembly, replacement and reinstallation of any Equipment with respect to which a Defect exists. Contractor shall arrange its schedule to best fit the operation schedule of the Facility.
14.5    Extension of Correction Notification Period. If a Defect is discovered within the last twelve (12) months of the Correction Notification Period, then the Correction Notification Period shall be extended to the first anniversary of the date that such Defect and any resulting property damage is corrected and any re-Work required thereby is completed, but only with respect to that portion of the Work that failed to conform to the warranties hereunder and the related warranty Work, including any Work to correct any resulting property damage and any re-Work required thereby. [**].
14.6    Responsibility for Warranty Work.
(a)    Contractor shall have primary liability with respect to the warranties in this Agreement, whether or not any Defect or other matter is also covered by a warranty of a Subcontractor, and Owner need only look to Contractor for corrective action.
(b)    In addition, Contractor’s warranties shall not be restricted in any manner by any warranty of a Subcontractor, and the refusal of a Subcontractor to provide or honor a warranty or to correct defective, deficient or nonconforming Work shall not excuse Contractor from its liability on its warranties to Owner.
(c)    In the event the Correction Notification Period as defined in the Assigned Owner Equipment Contract expires prior to the expiration of the Correction Notification Period set forth in this Agreement, Section 14.6(b) above shall not apply to the warranties provided by the Assigned Owner Equipment Contract supplier as defined in the Assigned Owner Equipment Contract.

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14.7    Exclusive Warranties. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES WHETHER STATUTORY, EXPRESS, OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE).

15.	INDEMNIFICATION
15.1    Indemnification. To the maximum extent permitted by applicable Law, Contractor shall indemnify, defend and hold harmless Owner, its Affiliates, contractors and suppliers (other than any Contractor Person) and their respective officers, employees, agents (other than Contractor), consultants, partners, members and directors (collectively, the “Owner Persons”), from and against, and will, on demand, compensate and reimburse the Owner Persons for, all Liabilities, whether or not covered by insurance, to the extent arising or claimed to have arisen:
(a)    wholly or in part from acts or omissions of, or as a result of Work done or omitted from being done, or breach of this Agreement by any Contractor Person that, without limitation, resulted in:
(i)    injury to (including mental or emotional) or death of any person, including employees of Owner or any of its Affiliates;
(ii)    damage to or destruction of any property, real or personal, including property of any Owner Person; or
(iii)    any other harm or injury to third parties;
(b)    out of injuries sustained and/or occupational diseases contracted by any Contractor Worker of such a nature and arising under such circumstances as to create liability by any Owner Person under the workers’ compensation act of the state having jurisdiction, including all claims and causes of action of any character against any Owner Person by any Contractor Person, any Contractor Worker, or any Person claiming by, under or through any of them resulting from or in any manner growing out of such injuries or occupational diseases;
(c)    out of any violation of Law by any Contractor Person or any action taken by any Contractor Person, which action results in any Owner Person violating any Law; or
(d)    from any breach by Contractor of the terms of Article 21 or any Security Event involving Confidential Information of Owner in Contractor’s possession, custody or control or for which Contractor is otherwise responsible.
Contractor’s duty to indemnify shall include all costs, including attorneys’ fees, incurred by any Owner Person in pursuing indemnity claims under or enforcing the terms of this Agreement.
15.2    Indemnity Procedures for Third Party Claims.
(a)    In the event of a Third Party Claim, then the Owner Person must notify Contractor in writing of the existence of such Third Party Claim and must deliver copies of any documents served on the Owner Person with respect to such Third Party Claim; provided, however, that any failure to notify Contractor or deliver such copies will not relieve Contractor from any obligation hereunder unless (and then solely to the extent that) Contractor is materially prejudiced by such failure.

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(b)    Contractor shall have the right to conduct and control, through counsel of its own choosing, reasonably acceptable to the Owner Person, any Third Party Claim; provided, however, that (i) if requested by the Owner Person, Contractor provides the Owner Person with evidence reasonably acceptable to the Owner Person that Contractor will have the financial resources to defend against such Third Party Claim and fulfill its indemnification obligations hereunder, (ii) the Owner Person may, at its election, participate in the defense thereof at its sole cost and expense and (iii) if (A) Contractor shall fail to defend such Third Party Claim, (B) in the reasonable opinion of legal counsel for the Owner Person, such Third Party Claim involves the potential imposition of criminal liability on the Owner Person, (C) in the reasonable opinion of legal counsel for the Owner Person, the Third Party Claim involves, or is likely to involve, any claim by any Government Authority or (D) in the reasonable opinion of legal counsel for the Owner Person, an actual or potential conflict of interest exists where it is advisable for such Owner Person to be represented by separate counsel, then the Owner Person shall be entitled to control and assume responsibility for the defense of such Third Party Claim, at the cost and expense of Contractor. Contractor may, in any event, participate in such proceedings at its own cost and expense. If the Owner Person agrees to forego any indemnity claimed under this Article, the Owner Person may, at its election, conduct and control the defense against the Third Party Claim at its sole cost and expense.
(c)    Contractor, in the defense of any such litigation, other proceeding or other claim, shall have the right in its sole discretion to compromise or settle such Third Party Claim only if (i) such compromise or settlement involves only the payment of money and execution of appropriate releases of the Owner Persons, (ii) there is no finding or admission of any violation of Law and (iii) the Owner Persons will have no Liability with respect to such compromise or settlement. Otherwise, no such Third Party Claim shall be settled or agreed to without the prior written consent of the Owner Person. The Owner Person and Contractor shall fully cooperate in good faith in connection with such defense and shall cause their legal counsel, accountants and affiliates to do so, and shall make available to the other Party all relevant books, records, and information (in such Party’s control) during normal business hours, and shall furnish to each other such other assistance as the other Party may reasonably require in connection with such defense, including making its employees available to testify and assist others in testifying in any such proceedings.
15.3    Indemnification of Assigned Owner Equipment Contracts Supplier. In accordance with Article 14 of the Assigned Owner Equipment Contract, Contractor shall, to the maximum extent permitted by applicable Law, indemnify, defend, and hold harmless the Assigned Owner Equipment Contract supplier for third party death, bodily injury and property damage claims in a manner consistent with Contractor’s indemnification obligations owed to Owner set forth in this Article 15. Such indemnification of the Assigned Owner Equipment Contract supplier shall be subject to Article 17 of the Assigned Owner Equipment Contract, including the exceptions to the limitations set forth in Sections 17.1 and 17.2 of the Assigned Owner Equipment Contract.

16.	INSURANCE
Contractor shall, and shall cause its Subcontractors to, comply with the insurance requirements set forth in Exhibit O. Contractor shall seek and obtain Owner’s written approval of any variations to the requirements set forth in Exhibit O for Contractor’s Subcontractors. The provisions of this Article 16 or Exhibit O do not modify or change any responsibility of Contractor or the Subcontractors as stated elsewhere in this Agreement. Owner assumes no responsibility for the solvency of any insurer to settle any claim. The insurance requirements herein are separate and apart from and in no way limit Contractor’s indemnity obligations as stated in this Agreement, including Section 15.1. Anything herein to the contrary notwithstanding, the liabilities of Contractor under this Agreement shall survive and not

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be terminated, reduced or otherwise limited by any expiration or termination of insurance coverages. Neither approval nor failure to disapprove insurance furnished by Contractor shall relieve Contractor from responsibility to provide insurance as required by this Agreement.

17.	PROJECT CREDIT SUPPORT
17.1    Financial Information. From the Effective Date until Final Completion, Contractor shall deliver to Owner (a) within ninety (90) Days following the end of each fiscal year, a copy of Guarantor’s annual report containing audited, consolidated financial statements for such fiscal year, and (b) within thirty (30) Days after the end of each of its first three fiscal quarters of each fiscal year, a copy of Guarantor’s quarterly report containing unaudited, consolidated financial statements for such fiscal quarter. In all cases, the statements shall be prepared in accordance with generally accepted accounting principles.
17.2    Parent Guaranty. Contractor represents and warrants that, concurrently herewith, it has furnished to Owner the Parent Guaranty, a copy of which is attached hereto as Exhibit I-1, pursuant to which Guarantor unconditionally and irrevocably guarantees to Owner the prompt and full performance of all obligations, duties and liabilities of Contractor under the terms of this Agreement.
17.3    Standby Letter of Credit.
Within three (3) Business Days following the date hereof, Contractor shall obtain and provide to Owner an irrevocable standby letter of credit in an initial notional amount equal to [**] percent [**] of the Contract Price as of the date hereof (rounded up to the nearest million) in favor of Owner in the form attached hereto as Exhibit I-2 (as such standby letter of credit may be amended or replaced from time to time in accordance with this Section 17.3, the “Standby Letter of Credit”). The Standby Letter of Credit shall be a source of funds for claims by Owner hereunder.
(a)    The Standby Letter of Credit shall (i) be issued by a commercial bank organized under the laws of the United States or any state thereof and having a general long-term senior unsecured debt rating of A- or higher (as rated by Standard & Poor’s Rating Group) or A3 or higher (as rated by Moody’s Investor Services, Inc.) with total assets greater than ten billion U.S. dollars ($10,000,000,000); (ii) continue to be issued by an issuer that continuously meets the foregoing requirements while outstanding; and (iii) permit presentation by any of facsimile transmission, electronic transmission in protected document format (PDF) and in person at a bank located in Charlotte, NC or New York, NY.
(b)    Contractor shall ensure that the Standby Letter of Credit remains in full force and effect, outstanding and in the required amounts until the expiration of the Correction Notification Period (the “LOC Expiration Date”); [**].
(c)    If at any time the Standby Letter of Credit fails to meet any of the foregoing requirements, Contractor shall, within five (5) Days thereafter, replace the outstanding Standby Letter of Credit with a Standby Letter of Credit that meets each of the foregoing requirements and is in the form of the Standby Letter of Credit being replaced.
(d)    If (i) by the terms of the Standby Letter of Credit, the Standby Letter of Credit will expire prior to the LOC Expiration Date and Contractor fails to renew or replace the Standby Letter of Credit at least thirty (30) Days prior to the expiration thereof, (ii) the terms of this Section 17.3 otherwise require the Standby Letter of Credit to be replaced and Contractor fails to so replace the Standby Letter of Credit, or (iii) any claim remains outstanding thirty (30) Days prior to the LOC Expiration Date (or any extension thereto as provided below) and Contractor fails to renew the Standby Letter of Credit for

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an extended period of one year (or such shorter period as Owner may permit in writing in its discretion) in an amount that Owner in its discretion deems sufficient to cover such claim, then, in the discretion of Owner, Owner shall be entitled to draw and retain for claims hereunder the full amount (or, if the draw arises from clause (iii) above, such amount as Owner deemed sufficient to cover such claim) of the Standby Letter of Credit. Such retained amount, less any amount offset against such retained amount, and net of any reasonable attorneys’ fee or applicable bank fees incurred by Owner in connection with the exercise of its rights under this Section, shall be returned to Contractor promptly upon the later of (1) the LOC Expiration Date or (2) liquidation of any claim that had been outstanding (and any related offset).
(e)    In the event of a Change Order (or series of Change Orders) that increases or decreases, cumulatively, the Contract Price by more than [**] percent [**], Owner, in its discretion, shall be entitled to make an equitable adjustment to the amount of the Standby Letter of Credit, in which case Contractor, within ten (10) Days of notice from Owner of such equitable adjustment, shall amend, replace or supplement the then-outstanding Standby Letter of Credit to reflect such equitable adjustment.
(f)    If the outstanding amount under the Standby Letter of Credit or the retained amount pursuant to a draw under Section 17.3(e) has been reduced as a result of one or more draws or claims thereunder (other than, with respect to the outstanding amount under the Standby Letter of Credit, a draw pursuant to Section 17.3(e)) at any time prior to the Substantial Completion Date to an amount equal to or less than one-half of its original amount (as adjusted pursuant to Section 17.3(f)), then Contractor, within ten (10) Days of notice from Owner of such reduction, shall amend, replace or supplement the then-outstanding Standby Letter of Credit to reflect an outstanding amount equal to its original amount (as adjusted pursuant to Section 17.3(f)) or, with respect to any such retained amounts, provide a new Standby Letter of Credit reflecting an outstanding amount equal to such aggregate reduction; [**].
(g)    If Contractor fails to so amend, replace or supplement the Standby Letter of Credit or provide a new Standby Letter of Credit as and when required by this Agreement, then, without limiting any obligation of Contractor hereunder, including performance of the Work in accordance with the Baseline Schedule, Owner shall not be obligated to make any further payments to Contractor hereunder or approve any Change Order requested by Contractor that would increase the Contract Price until Contractor shall have provided Owner with such amended, replacement or supplemental Standby Letter of Credit.
17.4    Additional Support If there occurs a material adverse change in the financial condition, including the results of operations, assets, liabilities or business of Contractor or Guarantor, which change could impair Contractor’s ability to discharge its obligations under this Agreement or Guarantor’s ability to discharge its obligations under the Parent Guaranty, as determined by Owner in a commercially reasonable manner, then, at Owner’s option and in its discretion, Contractor shall, within ten (10) Days after written notice from Owner, provide Owner with adequate assurance of performance. Without limitation, adequate assurance of performance may include: (a) a replacement Standby Letter of Credit in an increased amount determined by Owner in a commercially reasonable manner or to request a letter of credit from Contractor or Guarantor and/or (b) cash prepayments. Owner shall also be entitled to retain from any payment due Contractor hereunder a percentage thereof determined by Owner in a commercially reasonable manner, which retainage shall be returned, subject to any offset by Owner, together with payment of the Final Payment Invoice. In either event, the Standby Letter of Credit or retention shall be in amounts sufficient to protect Owner’s interests in light of the material adverse change in the financial condition of Contractor or Guarantor. Without limitation, material adverse

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change in financial condition may include (a) default by Contractor or Guarantor under any promissory note or loan agreement with any financial institution, (b) inability of Contractor or Guarantor to perform under other contractual obligations with Owner, or (c) inability of Contractor to pay its Subcontractors or vendors.

18.	LIMITATION OF LIABILITY
18.1    No Consequential Damages. [**].
18.2    Maximum Total Liability. [**].
Nothing in this Article 18 shall limit, impair, alter, or otherwise excuse Contractor’s obligations to (a) diligently prosecute and comply with the Baseline Schedule and/or (b) achieve Substantial Completion by the Guaranteed Substantial Completion Date.
18.3    Relationship to Insurance. No limitation of liability provided to Contractor under this Agreement is intended to, nor shall, run to the benefit of any insurance company or in any way prejudice, alter, diminish, abridge or reduce, in any respect, the amount of proceeds of insurance otherwise payable to Owner under coverage required to be carried by Contractor under this Agreement, it being the intent of the Parties that the full amount of insurance coverage bargained for be actually available notwithstanding any limitation of liability contained in this Agreement.

19.	TITLE TO EQUIPMENT; LIENS; RISK OF LOSS
19.1    Transfer of Title; Liens.
(a)    Except as otherwise expressly provided in this Agreement, good, exclusive and marketable title, free and clear of all Liens, to the Equipment and to each of the constituent parts thereof shall pass to Owner upon the earlier of (i) delivery of such Equipment or constituent part thereof to the Site and (ii) payment of the amount then due under a Milestone Payment Invoice covering such Equipment or constituent part thereof, notwithstanding any disputed amounts withheld or offset by Owner against any payment sought by Contractor in accordance with the terms of this Agreement. The passage of title to any Equipment to Owner shall not be deemed an acceptance or approval of such Equipment (or any Service), affect the allocation of risk of loss or otherwise relieve Contractor of any obligation under this Agreement, including any obligation to provide and pay for transportation and storage in connection with such Equipment. Further, it is acknowledged by the Parties that, upon the passage of title, the Equipment and the constituent parts thereof shall be specifically excluded from the bankruptcy estate of Contractor in the event of any bankruptcy or insolvency proceeding involving Contractor. Contractor represents and warrants that it has and shall have all rights, power and authority to transfer good, exclusive and marketable title, free and clear of all Liens, to the Documentation, the Equipment and the constituent parts thereof to Owner as and when provided hereunder.
(b)    Contractor shall not permit any Liens from any Contractor Person (not including Contractor for Liens arising from non-payment by Owner of a Milestone Payment Invoice which is not the subject of a good faith dispute) and shall promptly notify Owner of any Liens. Without limiting the foregoing, Contractor shall promptly, and in any event within thirty (30) Days, discharge or bond any Lien as required by applicable Law to remove such Lien. If Contractor fails to so discharge or bond such Lien, Owner shall have the right to take any and all actions and steps to satisfy, defend, settle or otherwise remove such Lien and to backcharge Contractor for the costs thereof.

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(c)    Contractor acknowledges that Owner has selected the below named entity to serve as its designated lien agent, pursuant to North Carolina General Statute § 44A-11.1, for each Project whose Site is located in the State of North Carolina (the “Lien Agent”). Contractor is responsible for ensuring that all permits for Work in connection with such Projects include the Lien Agent Information (defined herein, below) on the face of the permit. Contractor shall post a notice at the Site for each such Project that sets forth conspicuously, in a location where the permits are displayed, and continuously for the duration of such Work the following name and contact information for the Lien Agent.
Chicago Title Company, LLC
19 W. Hargett Street, Suite 507
Raleigh, NC 27601
Facsimile Number: 1-913-489-5231
E-mail Address: support@liensnc.com
In addition, Owner may appoint the Lien Agent through the electronic online system found at http://www.liensnc.com/. Owner may provide Contractor with project-specific information such as project-specific alphanumeric identifiers or a Quick Response (“QR”) code to facilitate notices to the Lien Agent that Contractor shall include along with the name and contact information above in all related postings at each such Project. Such Project-specific information and the name and contact information for the Lien Agent set forth above shall all together constitute the “Lien Agent Information.” Contractor shall provide the Lien Agent Information to its Subcontractors on each such Project contemporaneously with entering such agreements and not later than three (3) Days thereafter. Further, Contractor shall require that the Lien Agent Information is disseminated by its Subcontractors to parties with whom they contract for labor, material or services on each such Project within three (3) Days of entering into such agreements.
(d)    Contractor shall defend, indemnify and hold harmless the Owner Persons from and against any Liabilities incurred by such Owner Persons arising out of any failure of Contractor to comply with the terms of this Section 19.1.
(e)    This Section shall survive the expiration, cancellation or termination of this Agreement. The Parties acknowledge and agree that this Section is not subject to the Correction Notification Period.
19.2    Risk of Loss. Whether or not title has passed to Owner, the risk of loss for all Equipment shall remain with Contractor until, and shall pass to Owner only upon, Substantial Completion. Risk of loss for all Owner Equipment shall pass to Contractor upon its arrival at the Site (at the point prior to being unloaded) and shall remain with Contractor until, and shall pass to Owner only upon, Substantial Completion. Contractor shall be obligated, at its expense, to replace, repair or reconstruct the Equipment or the Owner Equipment that is lost, damaged, or destroyed during the period in which Contractor has risk of loss and perform any re-Work in connection therewith. In the event the loss is caused by a Force Majeure event, the Contractor may be entitled to an extension of time as set forth in Article 11; provided, however, Contractor shall remain obligated, at its expense, to replace, repair or reconstruct the Equipment or the Owner Equipment pursuant to this Section 19.2. Nothing herein limits Contractor’s ability to seek recovery under Owner’s Builder’s Risk policy to the extent such coverage exists; provided, however, in the event such coverage exists and is available to Contractor, Contractor shall still take all reasonable steps to replace, repair or reconstruct the Equipment or the Owner Equipment that is lost, damaged, or destroyed during the period in which Contractor has risk of loss and perform any re-Work in connection therewith. For Equipment that is removed from the Site for repair, replacement or refurbishment under the Warranty, the risk of loss to such Equipment shall pass to Contractor upon it being moved from the

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location at which it was installed, and Owner will resume the risk of loss of such Equipment upon completion of re-installation, testing and inspection of the repaired, replaced or refurbished Equipment at the Facility.
19.3    Construction Equipment. Risk of loss or damage to Construction Equipment shall at all times remain with Contractor, and Owner shall have no responsibility for Construction Equipment.

20.	TITLE TO DOCUMENTATION; INTELLECTUAL PROPERTY
20.1    Representation and Indemnity. Contractor represents and warrants that (a) none of the Work or the Documentation, when delivered to Owner, infringes or constitutes a misappropriation of any right of any third party, including any copyrights, mask work rights, patent rights, trademark rights, trade secret rights, confidentiality rights or other intellectual property rights and (b) none of the Work, when delivered to Owner and that includes computer hardware or software or microchip devices or equipment, (i) contains computer viruses or other contaminants, including any code or instructions that may be used to modify, delete, render inaccessible or inoperable, or damage any part of the Equipment or Owner’s data files or other programs; and (ii) has embedded in them any back door, time bomb, trojan horse, drop dead device or other computer software routine that is designed to permit (or that permits) access to or use of any of the Equipment or Owner’s other assets by any Person other than Owner or that is designed to permit (or that permits) the disabling or erasure of any software or data. Contractor shall defend, indemnify and hold harmless the Owner Persons against, and will, on demand, compensate and reimburse the Owner Persons for, any and all Liabilities arising out of or relating to an allegation that any of the Work or the Documentation, or use thereof, constitutes an infringement or misappropriation of any right of any third party, including any copyrights, mask work rights, patent rights, trademark rights, trade secret rights, confidentiality rights or other intellectual property rights. The provisions of Section 15.2 shall apply to any claims for which any Owner Person is entitled to indemnification hereunder. Contractor shall obtain Owner’s written consent, which may be withheld in Owner’s discretion, prior to entering into any settlement of any such claim suit or proceeding that does not include a complete Liability release for all Owner Persons or that would prohibit or restrict use of any part of the Work or the Documentation by any Owner Person. Contractor shall not permit the use of any of the Work or the Documentation by any of the Owner Persons to be enjoined. If any such use may be enjoined (or, notwithstanding the foregoing, is enjoined), Contractor shall, at its option, either: (i) procure for such Owner Persons the right to continue using the Work and the Documentation to the full extent contemplated herein; (ii) replace the same with substantially equivalent non-infringing Work and Documentation acceptable to Owner; or (iii) modify the same in a manner acceptable to Owner and in conformance with the functional requirements of this Agreement so it becomes non-infringing. For the avoidance of doubt, Contractor’s obligations under this Section 20.1 shall not apply to the Owner Equipment (to the extent not modified by Contractor), Owner Work, any other materials or documentation provided by Owner, or any manuals or other documentation provided by any supplier of the Owner Equipment.

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20.2    Ownership of Rights in Documentation. Subject to Section 20.4, all rights, title and interests in and to the Documentation, and the intellectual property rights contained therein, including any moral rights, shall be owned solely and exclusively by Owner, provided that nothing in this Agreement shall be construed as limiting Contractor’s right to use, and ownership of, its intellectual property, trade secrets, basic know-how, experience and skills in its performance under agreements generally with third parties. Contractor agrees to, and hereby does, assign to Owner, without any further consideration, all rights, title and interests throughout the world in and to all such Documentation immediately upon their creation. Contractor agrees that all such Documentation that are copyrightable shall constitute “works made for hire” under the copyright laws of the United States and, as such, acknowledges that Owner is the author of such Documentation and owns all of the rights comprised in the copyright of such Documentation and Contractor hereby assigns, and agrees to cause each other Person having any rights therein to assign, to Owner, without any further consideration, all of the rights comprised in the copyright and other proprietary rights that Contractor or such other Person may have in any such Documentation upon its creation to the extent that it might not be considered a work made for hire. Contractor agrees to perform or cause to be performed, at its expense, all acts reasonably deemed necessary or desirable by Owner to effectuate the intent of this Section.
20.3    Marking of Documentation. Contractor may mark any Documentation that contains its intellectual property rights, as protected by applicable Law and as set forth in Section 20.4 below, as confidential or proprietary to Contractor; provided, however, Owner shall have the right to reject or contest such markings, in writing (including removing such markings). If Owner so rejects or contests such markings, then the Parties will work together in good faith to resolve such dispute.
20.4    License to Certain Intellectual Property. If Contractor retains any intellectual property rights to any Documentation or the content thereof, then no such intellectual property rights shall be transferred to Owner as provided in Section 20.2 and Section 20.3 shall not apply with respect to such Documentation or content thereof to the extent of such retained intellectual property rights; provided, however, that Contractor hereby grants to Owner a non-transferable (except only as part of the sale or transfer of the Facility), royalty-free, fully paid up, irrevocable, sub-licensable, nonexclusive license to use and copy such retained intellectual property rights, but only for the purposes of Facility construction, design, engineering, commissioning, testing, maintenance, operation, training, modification, consultation, repair, decommissioning and compliance with Laws, and subject to the restrictions on Contractor Confidential Information set forth in Article 21.
20.5    Other Licenses. If, notwithstanding the foregoing, a license is required under any patent, trade secret right or other proprietary right of Contractor or any Subcontractor to maintain, operate, conduct training for, modify, repair, or decommission the Facility (other than the Owner Equipment) or comply with applicable Laws, Contractor hereby grants to Owner a non-transferable (except only as part of the sale or transfer of the Facility), royalty-free, fully paid up, irrevocable, sub-licensable, nonexclusive license under such patent, trade secret and other proprietary right for such purposes.
20.6    Assigned Owner Equipment Contract License. Notwithstanding anything in Section 20.2 or 20.3 to the contrary, Contractor hereby grants to Owner, and Owner hereby shall possess, all rights, title and interests and all licenses in and to the Documentation and Equipment (and the intellectual property therein) provided pursuant to the provisions of the Assigned Owner Equipment Contract as such provisions exist on the date hereof, and no further rights, title and interests or licenses in and to such Documentation or Equipment shall be deemed to have been granted pursuant to Section 20.2 or 20.3.

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21.	CONFIDENTIAL INFORMATION; SECURITY
21.1    Disclosure Prohibited. Each Party agrees that it shall not use, share, transfer, disclose, publish, or otherwise provide the Confidential Information of the other Party to any third party (including Affiliates and Subcontractors) for any reason unless approved in writing by the disclosing Party or as otherwise permitted by this Article 21. Furthermore, (a) Contractor agrees not to disclose the Confidential Information of a business unit of Owner or its Affiliates to any other business unit of Owner or its Affiliates without the prior written consent of Owner (for purposes of clarity, Owner shall not disclose, nor approve the disclosure of, any proprietary customer information without the prior consent of the applicable customer), (b) where Contractor, with the written consent of Owner, provides a third party access to Confidential Information of Owner, Contractor shall impose obligations on such third party that are substantially similar to those imposed on Contractor in this Article 21 and (c) Contractor shall not disclose or transmit any of its Personal Information to Owner or Owner’s Affiliates without the prior written consent of Owner. Contractor shall retain only Subcontractors that Contractor reasonably can expect to be suitable and capable of performing the delegated obligations in accordance with this Article 21, and Contractor shall be responsible for, and remain liable to Owner for, any such third party’s compliance with this Article 21.
21.2    Use Restrictions. Each Party agrees to use Confidential Information of the other Party solely for the purpose of this Agreement. Each Party shall (a) provide training, as appropriate, regarding the privacy, confidentiality and information security requirements set forth in this Article 21 and (b) exercise the necessary and appropriate supervision over its relevant personnel to maintain the appropriate privacy, confidentiality and security of Confidential Information of the other Party. Each Party agrees to protect Confidential Information of the other Party with at least the same degree of care used to protect its own most confidential information.
21.3    Disclosures Required by Government Authority. Notwithstanding the foregoing, if the receiving Party is requested or ordered by a Government Authority to disclose any Confidential Information of the other Party, the receiving Party shall (a) promptly notify the disclosing Party of the existence, terms and circumstances surrounding the request or order; (b) consult with the disclosing Party on the advisability of taking steps to resist or narrow the request or order; (c) cooperate with the disclosing Party in any lawful effort the disclosing Party undertakes to obtain any such relief and with any efforts to obtain reliable assurance that confidential treatment will be given to that portion of such Confidential Information that is disclosed; and (d) furnish only the minimal portions of such Confidential Information as the receiving Party is advised by counsel is legally required to be disclosed, unless the disclosing Party expressly authorizes broader disclosure in writing.
21.4    Permitted Disclosures. A Party may disclose the other Party’s Confidential Information to third parties as follows:
(a)    Contractor may disclose Owner’s Confidential Information to a Subcontractor only if (i) such disclosure is necessary for Subcontractor’s performance of the Work and (ii) the Subcontract pursuant to which such Subcontractor performs the Work contains obligations substantially similar to those set forth in this Article 21 (to the extent applicable). Contractor may disclose Owner’s Confidential Information to Owner’s Engineer and Contractor’s Affiliates as reasonably necessary or prudent for the cooperative performance of the Work.
(b)    Owner may disclose Contractor’s Confidential Information to: (i) potential investors; (ii) third parties engaged by Owner to provide consultation regarding the Project or the Facility; (iii)

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third parties with which Owner contracts for engineering, construction, designing, commissioning, testing, maintenance, operation, training, modification, repair, consultation or decommissioning of the Facility or other activities relating to the Facility undertaken in order to comply with applicable Law, including Owner’s Engineer; (iv) purchasers and prospective purchasers of the Facility; or (v) notwithstanding Sections 21.3 and 21.4(a), any Government Authority having jurisdiction over the Facility or Owner in respect to any aspect of the Facility upon the request of such Government Authority, provided that, in the case of the foregoing clauses (i) – (iv), the third party to which disclosure is made first executes a written confidentiality agreement with Owner containing confidentiality obligations substantially similar to those set forth in Sections 21.1 through 21.4.
21.5    Owner’s Name and Logo; No Publication; Web Content Accessibility. Contractor shall not use Owner’s or its Affiliates’ name or the fact that Contractor is performing Work for Owner in any press releases, media statements or public communications or otherwise publicize this Agreement without Owner’s prior written consent; which shall be at Owner’s sole discretion. Contractor shall not use Owner’s or its Affiliates’ name, logos, copyrights, trademarks, service marks, trade names, or trade secrets in any way without Owner’s prior written consent, which shall be at Owner’s sole discretion; and Owner shall not be deemed to have granted Contractor a license of, or granted Contractor any rights in, any of the foregoing by entering into this Agreement. Additionally, Contractor and Owner agree to cooperate in maintaining good community relations. Owner will issue all public statements, press releases and similar publicity concerning any Work, its progress, completion, and characteristics. Contractor shall not make or assist anyone to make any such statements, releases, photographs or publicity without prior written approval of Owner, which shall be at Owner’s sole discretion. If applicable to Contractor’s performance of Work under this Agreement, Contractor represents and warrants that all Work has been, or shall be, completed in adherence with Owner’s web accessibility guidelines, which are set forth at https://www.duke-energy.com/customer-service/accessibility.
21.6    Contractor’s Security Program Requirements. Contractor shall maintain a comprehensive data and systems security program (“Security Program”), which shall encompass, but is not limited to, any of Contractor’s goods that contain software (including firmware) executed or installed on any device connected to an Owner information system or network and any of Contractor’s Services that support or maintain such software or connect to an Owner information system or network, which program shall include, but may not be limited to, reasonable and appropriate technical, organizational, administrative and physical security measures to ensure the security and confidentiality of and protect against the destruction, loss, unauthorized access, acquisition, use, disclosure or alteration of: (a) Owner’s Confidential Information, (b) Owner’s information systems, and (c) Owner’s networks. Without limiting the generality of the foregoing, Contractor’s Security Program shall (unless otherwise agreed in advance, in writing), at a minimum: (i) use industry standard software and hardware data and system security tools generally available on the market and shall not use Contractor’s proprietary technology; (ii) include secure user authentication protocols; secure access control measures; reasonable monitoring of systems on which Owner’s Confidential Information is maintained; appropriate segregation of Owner’s Confidential Information from information of Contractor or its other customers; effective systems for identifying and responding to threats; effective systems for identifying and addressing information security vulnerabilities; and appropriate personnel security and integrity procedures and practices; and (iii) use best practice cyber security and coding practices that address issues identified in the then current Open Web Application Security Project Top 10, and the SysAdmin, Audit, Networking, and Security (“SANS”) Top 25 Programming Errors, and SANS top 20 critical controls. Contractor shall promptly, upon Owner’s request: (A) disclose to Owner IT security all backdoors, embedded credentials and interactive remote management/support capabilities, and (B) verify that unused features have been disabled. The content and implementation of Contractor’s Security Program shall be fully documented

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in writing by Contractor. Upon Owner’s request, Contractor shall permit Owner to review such documentation and/or inspect Contractor’s compliance with the Security Program.
21.7    Storage and Encryption of Owner’s Confidential Information and Owner PII.
Contractor shall not store, access, or maintain any of Owner’s Confidential Information outside the United States (including its territories and protectorates) or in any cloud service or facility, without the express prior written consent of Owner.
(a)    Contractor shall encrypt all of Owner’s electronically-stored Confidential Information in its possession both at rest and in transit.
(b)    Contractor shall encrypt the following of Owner’s electronically-stored Owner PII data elements:
(i)    Social Security Number;
(ii)    State ID Card Number;
(iii)    Driver’s License;
(iv)    Checking Account Number;
(v)    Savings Account Number;
(vi)    Credit Card Number;
(vii)    Debit Card Number;
(viii)    Passport Number;
(ix)    Fingerprints;
(x)    Biometric Data;
(xi)    Digital Signatures;
(xii)    Stock or other security certificate or account number;
(xiii)    Parent’s Legal Surname prior to marriage;
(xiv)    Medical Information;
(xv)    Health insurance information;
(xvi)    Employer or taxpayer identification number;
(xvii)    Insurance policy number;
(xviii)    Passwords, PINs, or other access codes;
(xix)    Private Phone Numbers;
(xx)    Vital record;

(xxi)
Unique electronic identifier, routing code, account number, credit card number, or debit card number, in combination with any required security code, PIN, access code, or password that would permit access to an individual’s financial account; and

(xxii)	Other numbers or information which may be used to access a Person’s financial accounts or numbers or information issued by a Government Authority that uniquely will identify an individual,

using the following design elements:

(1)	Owner PII shall be encrypted in all applications where Owner PII is initially acquired.

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(2)	Decryption of data elements of Owner PII shall only occur in a consuming application, or in output, with a Legitimate Business Requirement for native data elements of Owner’s Personal Information.

(3)
Access to a fully decrypted data element of Owner PII is provided only to individuals/entities with a Legitimate Business Requirement for such access, where such access is authenticated using identity management techniques.

(4)
Masking output is utilized to provide access to, or display, a portion of decrypted data in the absence of a Legitimate Business Requirement for decrypted access (i.e., mask all but last 4 digits of social security number on reports).

(5)	Custom application(s) will be developed to accommodate ad hoc database queries returning decrypted results appropriate for the individual’s Legitimate Business Requirement.
(c)    Contractor shall use encryption algorithms used for Owner’s Confidential Information and Owner PII that are currently endorsed by NIST (www.nist.gov), and such algorithms shall be updated as such NIST endorsements are updated from time-to-time. Contractor may not use proprietary encryption algorithms.
Contractor shall employ encryption / decryption key management such that the keys are managed confidentially.
21.8    Return of Confidential Information. Promptly upon the termination of this Agreement, or such earlier time as Owner requests in writing, Contractor will return to Owner or its designee, or render unreadable or undecipherable if return is not reasonably feasible or desirable to Owner (which decision will be at Owner’s sole discretion), each and every original and copy in every media of all of Owner’s Confidential Information in Contractor’s possession, custody or control, including all information and materials that contain or are derived from Owner’s Confidential Information (“Data Return Requirements”), except to the extent Contractor needs to maintain a an archival copy pursuant to Contractor’s written records retention policy or is required to keep copies of Owner’s Confidential Information by applicable Law, and then only to the extent necessary for compliance. Archival copies shall continue to be treated as Confidential Information and shall be maintained in accordance with the terms and conditions of this Agreement. To the extent Contractor is required to keep copies of Owner’s Confidential Information by Law, Contractor shall, upon the written request of Owner, provide Owner with a written, detailed inventory of such information and a citation to the applicable Law for each such item, in advance of keeping such copies. Promptly following any return or alternate action taken to comply with the Data Return Requirements, Contractor will provide to Owner a written certification from one of Contractor’s officers certifying that such return or alternate action occurred.
21.9    Vendor Network. Upon request, Owner may provide Contractor access to an external network to access the internet (“Vendor Network”) while Contractor works on-premises at any facility of Owner or its Affiliates. Contractor agrees that any use of the internet and electronic mail through the Vendor Network will be solely for necessary business purposes.
21.10    Internal Network. Owner’s internal network (“Internal Network”) is independent of the Vendor Network. Contractor agrees that it may access the Internal Network solely for the purpose of performing the Work. The Internal Network contains Owner’s Confidential Information, which Contractor may be required to access to perform the Services. Contractor agrees that access to the Internal Network for

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other purposes, or the use of the Internal Network to access other non-Work-related networks, is strictly forbidden, and Contractor shall be responsible and liable for all damages or unauthorized access resulting or arising from such actions, and such activity may result in the discontinuation of any and all Owner network access.
21.11    Internet Access. In accordance with Owner’s existing internet usage policies, Contractor and its employees shall not access any gambling, pornography or hate or violence sites from either the Vendor Network or the Internal Network; introduce any viruses, worms, Trojan horses or other bugs or errors in any Owner network; or forward any chain letters, executable “ready to run” files or other files which may cause damage to Owner’s computer or network systems. Owner reserves the right to monitor Contractor’s use of the Vendor Network, the Internal Network and the internet through the Vendor Network, the Internal Network and Owner’s or its Affiliate’s information systems, for these or other unauthorized or unlawful activities.
21.12    Access Termination. Owner reserves the right, in its sole discretion, to terminate Contractor’s access to and use of the Vendor Network or Internal Network at any time, for any reason, and without notice to Contractor.
21.13    Compliance with Privacy Laws. Contractor shall comply, and shall require its Subcontractors to comply, with (i) all applicable Laws, rules, regulations, directives and governmental requirements currently in effect and as they become effective relating in any way to the privacy, confidentiality or security of Owner’s Confidential Information (“Privacy Laws”); (ii) all applicable industry standards concerning privacy, confidentiality or information security including the ISO/IEC 27001 and ISO/IEC 27002 Standards, the National Institute of Standards and Technology (“NIST”) Framework for Improving Critical Infrastructure Cybersecurity and the Payment Card Industry Data Security Standard; and (iii) applicable provisions of Owner’s written requirements currently in effect and as they become effective relating in any way to the privacy, confidentiality or security of Owner’s Confidential Information, or applicable privacy policies, statements or notices that are provided to Contractor by Owner in writing.

21.14    Security Breach Notice.
(a)    Contractor agrees to:
(i)    notify Owner, in accordance with Section 26.12, and with a copy to cirthotline@duke-energy.com, as soon as reasonably possible, but in no case later than twenty-four (24) hours after it becomes aware of any threatened, attempted or successful breach or loss of, destruction of, unauthorized access to, acquisition of, use of, or disclosure of or other compromise of (x) Owner’s Confidential Information, (y) Owner’s information systems, or (z) Owner’s computer networks (each such event referred to herein as a “Security Event”). Notwithstanding the twenty-four (24) hour requirement set forth above, Contractor agrees to provide such notification within thirty (30) minutes after it becomes aware of any such Security Event that is reasonably likely to have a material adverse effect on the integrity or operation of a Critical Cyber System. Such notice shall summarize in reasonable detail the effect on Owner, if known, of the Security Event and the corrective action taken or to be taken by Contractor;
(ii)    immediately investigate and perform a root cause analysis of such Security Event (with Owner’s participation if desired by Owner);

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(iii)    cooperate fully with Owner and remediate the effects of such Security Event; and
(iv)    provide Owner with such assurances as Owner shall request that such Security Event is not likely to recur.
(b)    The content of any filing, communication, notice, press release or report related to any Security Event must be approved by Owner prior to any publication or communication. Upon the occurrence of a Security Event involving (i) Owner’s Confidential Information in the possession, custody or control of Contractor or for which Contractor is otherwise responsible, or (ii) Critical Cyber Systems accessed by or accessible to Contractor in connection with Contractor’s performance of the Services for or on behalf of Owner, Contractor shall reimburse Owner on demand for all Notification Related Costs incurred by Owner arising out of or in connection with any such Security Event.
21.15    Data Security and Compliance Audits.
If Contractor: (x) provides any software that is installed on a computer or network of Owner, (y) has access to or stores or processes any Owner’s Confidential Information, or (z) connects its computer systems, software, and/or applications to any network of Owner, including the Vendor Network or Internal Network, then Owner shall have the right to monitor Contractor’s compliance with the terms of this Article and perform data security and system integrity audits (“Audits”) on any of Contractor’s applicable systems and/or applications used to provide the software or Services. Contractor hereby grants permission to Owner to perform such Audits.
(c)    On an annual basis, Contractor, at Contractor’s expense, shall require auditors to conduct an examination of the controls placed in operation and a test of operating effectiveness, as defined by Statement on Standards for Attestation Engagements No. 16, Reporting on Controls at a Service Organization (“SSAE 16”), of the services performed by Contractor for or on behalf of Owner and issue SOC 1 and SOC 2 reports (Type II) thereon (collectively “SOC Reports”) for the applicable calendar year. Contractor shall submit the proposed control objectives to Owner for approval prior to conducting the audit. Contractor shall deliver to Owner a copy of the SOC Reports within six (6) weeks after conducting the SSAE 16 assessment for the calendar year. Contractor shall correct any audit control issues, deficiencies or weaknesses identified in any SOC Reports, at no additional cost to Owner. If specific audit recommendations are not implemented by Contractor, then Contractor should implement such alternative steps as are reasonably satisfactory to Owner for the purposes of minimizing or eliminating the risks identified in any such SOC Report.
(d)    If Contractor does not cause an SSAE 16 examination of the controls placed in operation and a test of operating effectiveness to be conducted as described in Section 21.14(c) and deliver the SOC Reports to Owner, Owner shall, at its discretion, conduct an audit, or have an audit conducted by a designated representative, at Owner’s expense at a date and time mutually agreed to by Owner and Contractor. Such Audits shall include physical inspection of facilities and equipment, external scan, process reviews, and reviews of system configurations, including firewall rule sets, and any information or materials in Contractor’s possession, custody or control, relating in any way to Contractor’s obligations under this Article. Owner has the right to review copies of the internal scans that have been performed on Contractor’s internal servers connected to the Internal Network.

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(e)    To the fullest extent permitted by applicable Law, Contractor hereby waives the benefit of any state or federal Law which may provide a cause of action against Owner based on actions permitted under this Article.
(f)    Should the Audits result in the discovery of material data security or system integrity risks to Owner, Owner shall notify Contractor of such risks and Contractor shall respond to Owner in writing with Contractor’s plan to take reasonable measures to promptly correct, repair or modify its network or application to effectively eliminate the risk, at no cost to Owner, and Contractor shall have ten (10) Business Days to cure such data security or system integrity risks, unless Owner agrees to a longer period of time for such cure. If a data security or system integrity risk is, in good faith, found by Owner and such risk cannot be alleviated in the timeframe contemplated by this Section, based on the nature of the risk, Owner may terminate its network connection to Contractor immediately with or without notice to Contractor without cost or liability to Owner.
Upon Owner’s written request, Contractor shall complete and submit to Owner an information security due diligence questionnaire provided by Owner within the time-frame requested by Owner
21.16     Injunctive Relief. Contractor agrees that any use, disclosure or handling of Owner’s Confidential Information in violation of this Article or any applicable Privacy Law, or any other violation of this Article (including a Security Event) may cause immediate and irreparable harm to Owner and Owner shall be entitled to equitable relief, including an injunction and specific performance, in addition to all other remedies available at law or in equity. Therefore, Contractor agrees that Owner may obtain specific performance and injunctive or other equitable relief for any such violation, in addition to its remedies at law, without proof of actual damages and without the necessity of securing or posting any bond in connection with such remedy.

22.	SUSPENSION; DEFAULT; TERMINATION
22.1    Suspension.
(a)    Owner may, in its discretion and for any or no reason, order Contractor in writing to suspend all or any portion of the Work for a period of time as Owner may request and Contractor shall immediately comply with such order. The suspension shall commence on the later of (i) the Day on which Contractor is delivered such order and (ii) the Day specified in Owner’s written notice to Contractor. Stop Work Orders shall not be deemed to be suspensions under this Section 22.1.
(b)    Contractor may suspend the Work without Liability as if Owner had ordered a suspension in accordance with Section 22.1(a) upon written notice to Owner after the occurrence of either of the following:
(i)    Nonpayment. Owner fails to pay or cause to be paid any amount that is not subject to a good faith dispute and has become due and payable by it to Contractor under this Agreement within thirty (30) Days after receipt of written notice that such amounts are past due; and
(ii)    Insurance. Owner fails to obtain and maintain insurance as required by this Agreement.

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(c)    Upon suspension of the Work for any reason, Contractor shall cease the Work in a safe manner; protect, store and secure the Work against any deterioration, loss or damage; and ensure the Site is protected from harm.
(d)    During periods of suspension, Owner shall reimburse Contractor on a time and material basis consistent with the terms and conditions set forth in Exhibit J for the reasonable, actual and verifiable costs (in accordance with Exhibit J) that (w) are incurred during the suspension period, (x) are documented by Contractor to the reasonable satisfaction of Owner, (y) would not have been incurred but for such suspension and (z) are:
(i)    for the purpose of safeguarding and/or storing the Work and the Owner Equipment;
(ii)    for personnel or Subcontractors, the payments for which, with Owner’s prior written concurrence, are continued during the suspension period;
(iii)    for demobilization or remobilization; or
(iv)    for rescheduling the Work (including penalties or additional payments to Subcontractors for the same).
Contractor shall resume any suspended Work promptly, but in no event later than ten (10) Days after Owner gives Contractor written notice to do so, or, for other provisions of this Agreement that allow Contractor to treat an action or inaction by Owner as a suspension, promptly following the reason for such suspension ceasing and, in each case, shall use its best efforts to fully resume the Work as soon as reasonably possible. Contractor shall be entitled, to the extent of any delay to the critical path, to an equitable extension to the Baseline Schedule for any delay in the performance of the Work resulting from suspension pursuant to Section 22.1(b), which adjustment shall be reflected in a Change Order in accordance with Article 10. All claims by Contractor for reimbursement of any costs or to any such equitable adjustment must be made in accordance with Section 10.2 within thirty (30) Days after the suspension period has ended. Failure of Contractor to make any such claim within such 30-Day period shall be deemed a waiver by Contractor of such claim.
(e)    Except for suspensions resulting from a Contract Default, if an Owner suspension lasts longer for a period of [**], then Contractor and Owner may mutually agree to terminate this Agreement, and such termination shall be deemed a termination for convenience by Owner under Section 22.6. For the avoidance of doubt, termination under this Section 22.1(e) must be agreed to by Owner.
22.2    Contractor Events of Default. Contractor shall be in default of its obligations pursuant to this Agreement upon the occurrence of any one or more of the following circumstances (each, a “Contractor Default”):
(a)    Nonpayment. Contractor fails to pay or cause to be paid any amount that is not subject to a good faith dispute and has become due and payable by it to Owner under this Agreement within thirty (30) Days after receipt of written notice that such amounts are past due;
(b)    Abandonment. Contractor abandons the Work or Guarantor repudiates the Parent Guaranty or claims that it is unenforceable (for purposes of this Section 22.2(b) only, “abandon” shall mean that Contractor has substantially reduced Contractor Workers at the Site or removed from, or has not placed at, the Site required Construction Equipment or failed to undertake or maintain efforts to

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complete items of Work such that, in accordance with Prudent Industry Practice, Contractor will not be capable of maintaining progress in accordance with the Baseline Schedule);
(c)    Insolvency. Contractor or Guarantor becomes Insolvent;
(d)    Assignment. Contractor assigns or transfers, or attempts to assign or transfer, this Agreement or any right or interest herein, except as expressly permitted by this Agreement;
(e)    Insurance. Contractor fails to obtain and maintain insurance as required under this Agreement;
(f)    Liquidated Damages Cap. The amount of Liquidated Damages (whether paid or payable) equals or exceeds the maximum aggregate liability for Liquidated Damages as provided in Section 13.3;
(g)    Owner’s Safety Standards. Contractor fails to comply with Owner’s safety standards as required by this Agreement, does not immediately take steps reasonably satisfactory to Owner to cure, does not submit a written plan to Owner as to how the breach is to be cured that is acceptable to Owner within 24 hours (or such longer time period as agreed to by Owner) after Contractor’s receipt of written notice from Owner, and Contractor fails to cure such breach in accordance with such written plan;
(h)    Inability to Pay for Equipment, Subcontractors or Labor. Contractor generally is unable or unwilling to make timely payments for Equipment or materials or labor used in the Work (in accordance with the Subcontracts, as applicable), provided that such inability or unwillingness is not the result of the non-payment by Owner of a Milestone Payment Invoice which is not the subject of a good faith dispute or (2) a good faith dispute with the Subcontractor or Equipment vendor;
(i)    Failure of Progress. Contractor fails to provide as and when due by this Agreement a Remedial Plan as set forth in Section 8.3 or fails to carry forward and complete such Remedial Plan as rapidly as required by its terms;
(j)    Laws. Contractor repeatedly disregards applicable Laws;
(k)    False or Misleading Representations or Warranties. Any representation or warranty made by Contractor herein was false or materially misleading when made; and
(l)    Breach. Contractor breaches any of its material obligations under this Agreement other than those obligations relating to the matters set forth in Section 22.2(a) through 22.2(l) above and for which no exclusive remedy is specified in this Agreement and, if such breach is capable of being cured, Contractor fails to cure such breach within thirty (30) Days after written notice of such breach, provided that such cure period shall be extended for such period as Owner may determine in its discretion after written notice of such breach if such breach is capable of being cured but not within thirty (30) Days, and Contractor immediately commences to cure such breach and diligently and continually prosecutes measures which are reasonably calculated to cure such breach within such thirty (30) Day or other extended period.

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22.3    Owner Remedies. In the event of a Contractor Default, Owner shall have any or all of the following rights and remedies:
(a)    Suspension. Owner, without prejudice to any of its other rights or remedies under this Agreement and without liability, may suspend the Work (or any portion thereof) by delivery of a notice of suspension to Contractor;
(b)    Reduction of Scope of Work. Owner, without prejudice to any of its other rights or remedies under this Agreement, may remove any portion of the Work from Contractor’s scope hereunder immediately by deductive Change Order pursuant to Article 10;
(c)    Termination. Owner, without prejudice to any of its other rights or remedies under this Agreement, may terminate this Agreement immediately by delivery of a notice of termination to Contractor;
(d)    Equitable Remedies. Subject to the limitations on liability set forth in this Agreement, Owner may seek equitable relief, including injunctive relief, to cause Contractor to take action, or to refrain from taking action, pursuant to this Agreement, or to make restitution of amounts improperly retained or received under this Agreement;
(e)    Damages. Subject to Section 14.7 and Articles 13 and 18, Owner shall be entitled to seek all other remedies at law or in equity, including “cover damages” or proceeding against any bond, guarantee, letter of credit or other security given by or for the benefit of Contractor for its performance under this Agreement;
(f)    Payment for Work Performed. Owner may withhold any payments due and owing to Contractor until all Work is completed or Owner determines to permanently cease the Work and any such withheld amounts shall be subject to offset as provided in this Agreement; and
(g)    Direct Payments. Owner may make direct payments or co-payments to Subcontractors and any such payments or co-payments shall be credited against amounts due to Contractor under this Agreement.
If, pursuant to Article 25, it is finally determined that no Contractor Default existed after Owner terminated or suspended this Agreement based on such alleged Contractor Default, such termination or suspension will be deemed to be a termination or suspension for convenience pursuant to Section 22.6(a) or 22.1(a), respectively, and Contractor’s sole and exclusive remedy, whether in tort, contract or otherwise, against Owner in respect thereto shall be the same as and shall be strictly limited to those afforded by Section 22.6(b) or Section 22.1(d), as applicable. For the avoidance of doubt, nothing in this Article 22 shall waive or otherwise limit any right of Owner to any remedy at law or in equity as a result of any breach of this Agreement by Contractor, irrespective of whether such breach also constitutes a Contractor Default.
22.4    Owner Event of Default. Owner shall be in default of its obligations pursuant to this Agreement upon the occurrence of any one or more of the following circumstances (each, an “Owner Default”):

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(a)    Nonpayment. Owner fails to pay or cause to be paid within thirty (30) Days after receipt of written notice of any past due amount that is not subject to a good faith dispute or otherwise withheld pursuant to this Agreement;
(b)    Insurance. Owner fails to maintain insurance as required under this Agreement; or
(c)    Insolvency. Owner becomes Insolvent.
22.5    Contractor Remedies. In the event of an Owner Default, Contractor shall have any or all of the following rights and remedies:
(a)    Termination/Suspension. Contractor, without prejudice to any of its other rights or remedies under this Agreement and during the continuance of such Owner Default, may suspend performance of the Work immediately by delivery of written notice thereof to Owner, and such suspension shall be deemed as if done for convenience of Owner under Section 22.1 and, if such suspension continues for more than [**] Days, may terminate this Agreement by delivery of written notice thereof to Owner, and such termination shall be deemed as if done for convenience of Owner under Section 22.6;
(b)    Equitable Remedies. Subject to the limitations on liability set forth in this Agreement, Contractor may seek equitable relief, including injunctive relief or specific performance, to cause Owner to take action, or to refrain from taking action, pursuant to this Agreement, or to make restitution of amounts improperly retained or received under this Agreement; and
(c)    Damages. Subject to Sections 10.5, 22.3, and 22.6(b) and Article 18, Contractor shall be entitled to seek all other remedies or damages available in equity or at law.
For the avoidance of doubt, nothing in this Article 22 shall waive or otherwise limit any right of Contractor to any remedy at law or in equity as a result of any breach of this Agreement by Owner, irrespective of whether such breach also constitutes an Owner Default.
4.6    Termination for Convenience.
(a)    Termination Rights. Owner may terminate this Agreement at its convenience for any or no reason and in its entirety upon written notice to Contractor, in which event Owner shall pay the cancellation charges set forth in Section 22.6(b).
(b)    Cancellation Charges. If Owner terminates this Agreement under Section 22.6(a) at any time after the Effective Date, Owner shall pay to Contractor the following as Contractor’s sole and exclusive remedy:
(i)    All reasonable, direct and verifiable charges validly assessed against Contractor for cancellation of Subcontracts, including restocking fees and cancellation charges, provided that Contractor shall have used commercially reasonable efforts to minimize such charges (whether during negotiation, execution or termination of such Subcontracts);
(ii)    For each completed Payment Milestone for which payment has not been made, payment for such completed Payment Milestone as provided herein;

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(iii)    For each partially completed Payment Milestone, Owner and Contractor will mutually agree upon the percentage of Work completed for such Payment Milestone, and Owner shall pay the reasonable, direct and verifiable charges for such completed percentage of Work; provided, however, that Owner shall not be obligated to pay an amount for costs actually incurred which unreasonably exceeds the percentage of total cost as compared to the percentage of total Work completed prior to termination; and
(iv)    For demobilization, all reasonable, direct and verifiable charges on a time and materials basis in accordance with the rates and terms set forth in Exhibit J-7;
provided, however, that (1) any amount payable under this Section 22.6(b) shall be reduced by (A) any rebates, credits or refunds obtained, (B) any overpayment by Owner, (C) the costs to cure any deficiencies in the Work and (D) the reasonable salvage value or the proceeds of the sale to a third party of undelivered and unpaid for Equipment, with the understanding that Owner, at its exclusive preference, may accept delivery of complete or incomplete Equipment included in the termination charges, (2) in no event shall Owner be obligated to pay Contractor an aggregate amount under clauses (ii), (iii) and (iv) of this Section 22.6(b) that exceeds the Contract Price and (3) Owner shall have no obligation to pay Contractor for its anticipated profits or for any sales commissions. Contractor acknowledges and agrees that it has an affirmative duty to mitigate all costs and damages to it in connection with any termination of this Agreement. All claims for payment by Contractor under this Section 22.6(b) must be made by Contractor in accordance with Section 9.6 within sixty (60) Days after the termination of this Agreement. Failure of Contractor to make any such claim within such 60-Day period shall be deemed a waiver by Contractor of such claim.
4.7    Termination for Force Majeure. Upon written notice to Contractor, Owner may terminate this Agreement in its entirety, and without Liability, due to Force Majeure in accordance with Section11.3, and Owner shall pay to Contractor Cancellation Charges set forth in Section 22.6(b)(i)-(iii),[**].
4.8    Effect of Termination. If this Agreement is terminated or any portion of the Work is removed pursuant to this Article or any such termination or removal is anticipated, Contractor shall not remove from the Site any Equipment, Owner Equipment, Documentation or rented Construction Equipment and Contractor shall execute and deliver all such instruments and take all such steps, including assignment of its contractual rights with third parties, as may be required to fully vest in Owner all right, title, and interest in all Work, including all Documentation, Equipment and contractual rights, and/or cancel or terminate, at Owner’s option, such of those contractual rights, including Subcontracts, as may be requested in writing by Owner. Without limiting the generality of the foregoing, within ten (10) Business Days of the date of receipt of the written termination notice, or such later date as the Parties may agree in writing, the Parties shall have their respective project team management meet to permit the Parties to effectively communicate, manage the termination impacts and direct close-out actions resulting from the termination notice. In addition, Contractor shall immediately upon receipt of a written termination notice from Owner, without additional compensation except as may be expressly permitted by this Article:
(a)    stop the performance of all applicable Work (or the removed portion of the Work) except as may be necessary to preserve the Equipment and Owner Equipment as requested by Owner;
(b)    issue no further purchase orders and enter into no further contracts relating to the Work (or the removed portion of the Work) except with the prior written consent of Owner;

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(c)    assign to Owner, upon Owner’s request, all rights of Contractor under Subcontracts in connection with this Agreement (or the removed portion of the Work);
(d)    upon Owner’s request, terminate existing contracts and purchase orders entered into by Contractor in connection with this Agreement and to the extent relating to the Work (or the removed portion of the Work);
(e)    deliver all then existing Documentation (or the Documentation relating to the removed portion of the Work), including drafts thereof (subject to Article 20), to Owner in hard copy and electronic formats required by this Agreement or as otherwise reasonably requested by Owner;
(f)    turn over care, custody and control at the Site of all Equipment (to the extent that Owner does not refuse to accept any such Equipment) and Owner Equipment (in each case, to the extent relating to the removed portion of the Work), and Owner shall have the absolute right, without notice to Contractor, to take over care, custody and control at the Site of all such Equipment and Owner Equipment; and
(g)    make available to Owner any of Contractor’s Project staff, as requested by Owner, to facilitate the efficient transition of the Work (or the removed portion thereof) to Owner (or any Person(s) that Owner desires to complete the Work), provided that, if this Agreement has been terminated or any portion of the Work has been removed other than as a result of a Contractor Default, then Owner shall pay Contractor for such Project staff on a time and material basis in accordance with the rates and terms set forth in Exhibit J-7.
In the event that this Agreement is terminated by Owner in accordance with its terms, and Owner subsequently signs an agreement to complete the Work (or any portion thereof) with any other Person, then Contractor shall and shall cause its Affiliates to waive the right to make any claims (other than claims by Contractor with respect to amounts specifically provided herein to be paid to Contractor in the event of a termination hereunder) against Owner or any Person with whom Owner negotiates or executes an agreement for completion of any portion of the Work based upon (i) such termination, (ii) any subsequent negotiations with any Person or (iii) execution of such agreement and performance thereunder. Such waiver includes a waiver of any claims against Owner and any Person with whom Owner negotiates or executes an agreement for completion of any portion of the Work, for tortious interference with business relationships.

23.	RECORDS; COOPERATION; AUDITS
23.1    Technical Documentation. Except to the extent applicable Laws require a longer retention, Contractor shall maintain and shall require all Flowdown Subcontractors to maintain all technical documentation and procurement records relative to the Equipment and the Owner Equipment for a period of five (5) years after (i) the Final Completion Date or (ii) if this Agreement is terminated as provided in Article 22, the date of such termination. During such period, Contractor shall give Owner ninety (90) Days prior written notice before destroying or disposing of any such documentation or records and a reasonable opportunity for Owner during such period to make copies of any such documentation.
23.2    Accounting Records. Except to the extent applicable Laws require a longer retention, Contractor shall maintain and shall require all Flowdown Subcontractors to maintain complete accounting records relating to all Work and the cost of all Work performed or provided under this Agreement (which records shall include an estimate of installed costs per component in accordance with FERC accounting

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requirements) on a time and material basis in accordance with generally accepted accounting principles in the United States, as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, for a period of five (5) years after (i) the Final Completion Date or (ii) if this Agreement is terminated as provided in Article 22, the date of such termination, except that records relating to Sales Taxes for such items must be retained for seven (7) years as specified in Section 23.4. During such period, Contractor shall give Owner thirty (30) Days prior written notice before destroying or disposing of any such accounting records and a reasonable opportunity for Owner during such period to make copies of any such documentation.
23.3    Owner’s Right to Conduct Financial Audits. For a period of five (5) years after (i) the Final Completion Date or (ii) if this Agreement is terminated as provided in Article 22, the date of such termination and for purposes of (a) verification of incurred or estimated costs, including all related direct costs, claimed by Contractor for any Work performed on a time and material basis, including any suspended, terminated, delayed or accelerated Work performed on such basis, or for any claim whatsoever for additional costs outside the Contract Price (including Sales Taxes) or (b) regulatory requirements or required disclosures to Government Authorities, Owner or its authorized representative shall have the right, and free access at any reasonable time during normal business hours, to examine, audit and copy all of Contractor’s records and books related to all those costs as reasonably necessary for Owner to verify such costs. As part of any such audit, Contractor shall provide data in the appropriate electronic file format (i.e., Microsoft Word, Excel, Primavera, etc.) such that the data may be effectively sorted, summed, and evaluated. However, Owner or Owner’s representative shall have no right to audit records or books concerning the make-up of any agreed upon lump sum amounts in the Contract Price or fixed rates or multipliers. If any audit by the auditor reveals charges or costs charged to or paid by Owner as costs or fees which are not proper or exceed the rates or amounts permitted hereunder for any such matters, then Owner shall be entitled upon demand for a refund from Contractor of all such amounts plus interest thereon from the date of payment by Owner until the date of refund by Contractor at a rate of the lesser of (i) the [**] per annum or (ii) the maximum rate allowed by applicable law(provided this interest provision will not apply if Owner utilizes a third party auditor that works on a contingency basis. [**].
23.4    Sales Tax Records. Contractor shall retain, and shall require Subcontractors to retain, copies of all documentation relating to purchases relating to the Work or the payment of Sales Taxes, if any, for a period of not less than seven (7) years from the Final Completion Date. Contractor shall ensure that its contracts with all Subcontractors effectuate the provision of this Section.

24.	TAXES
24.1    Contractor Income Taxes. Contractor shall be responsible for, and shall pay directly, any and all corporate and individual Taxes that are measured by net income, profit or gross receipts imposed by any Government Authority on Contractor (or its Affiliates) due to the execution of any agreement or the performance of or payment for Work in accordance with this Agreement. With the exception of any Sales Taxes, the Contract Price includes all applicable foreign, federal, state and local Taxes imposed on any Contractor Person by a Government Authority with respect to the Work or this Agreement.
24.2    Employment Taxes and Contributions. Contractor assumes exclusive liability for all contributions, Taxes or payments required to be made under applicable federal and state unemployment compensation Laws, social security Laws, and all other current or future Laws, requiring payment by Contractor on account of the person hired, employed or paid by Contractor for Work performed under

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this Agreement. Contractor shall deduct and remit to the proper Government Authority as and when due all local, state and federal Taxes required of an employer. Contractor shall maintain payroll and other wage, benefit and Tax records related to all workers in accordance with generally accepted and prudent accounting practices and all applicable Laws.
24.3    Sales and Use Taxes.
(a)    Generally. The Contract Price does not include any Sales Taxes now or hereafter applicable to, measured by, or imposed upon or with respect to the Work, its sale, its value or its use, or any Services performed in connection therewith, and such Sales Taxes shall be the responsibility of Owner. Contractor shall invoice the sale of tangible personal property separately from the provision of labor or Services. Tangible personal property includes materials, parts or other property that Contractor installs, incorporates, furnishes or otherwise supplies for Owner’s use or consumption that becomes the property of Owner. Invoices for tangible personal property sold or leased to Owner shall contain a note stating, “Property Transferred to Piedmont Natural Gas Company, Inc.” Contractor shall request reimbursement of applicable Sales Taxes as a separate line item on any Milestone Payment Invoice or Final Payment Invoice for taxable purchases If Contractor fails to include such Sales Taxes on the Final Payment Invoice for taxable purchases, Owner shall not be responsible for such Sales Taxes and such Sales Taxes shall be the sole obligation of Contractor.
(b)    Sales and Use Tax on Contractor Items. Contractor shall pay all taxes on Contractor’s purchases of goods, tools, equipment, supplies and consumables that are not permanently incorporated into the Facility or that otherwise remain the property of Contractor. Contractor shall also pay all taxes attributable to Contractor’s construction equipment, temporary buildings, other property and specifically taxed services used by Contractor in its performance of this Agreement. Contractor shall pay those taxes when assessed, without claim against Owner for reimbursement. Contractor shall impose a similar obligation on all Subcontractors and shall ensure that no Subcontractor shall have any claim against Owner for reimbursement of those taxes.
(c)    Sales and Use Tax on Equipment.
(i)    Contractor, on behalf of itself and its Subcontractors, is responsible for consulting with Owner on Equipment purchases and working with Owner to obtain the best Sales Tax benefits for Owner. If Owner is exempt from the payment of any applicable Sales Tax or has a direct pay permit with respect to such Sales Taxes, a copy of the appropriate documentation will be provided by Owner along with instruction on the proper use. If Contractor fails to avail itself of such certificate or permit, Contractor shall be responsible for and shall pay any Sales Tax resulting from such failure. As required by applicable Law, Contractor will accrue Sales Tax on taxable purchases in which the supplier did not charge Sales Tax and remit the appropriate amount to the applicable state. Sales Tax should be billed by Contractor on Contractor’s purchases of property subject to the Sales Tax of the State. Owner shall reimburse Contractor for Contractor’s actual costs incurred in paying any Sales Tax for which Contractor may become obligated to pay in connection with the Equipment incorporated into the Facility.
(ii)    Contractor shall, and shall cause the Subcontractors (including manufacturers) to, make reasonable commercial efforts to purchase Equipment to minimize any Sales Tax, but shall not be restricted from making out-of-state purchases of such Equipment. Contractor shall use commercially reasonable efforts to ensure that Owner is afforded the best Sales Tax treatment by the State or any other applicable state. Contractor shall use all reasonable efforts to ensure

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that all out-of-state purchases made by Contractor and the Subcontractors (including manufacturers) are shipped FOB (for domestic shipments) or DDP (Incoterms 2010) (for international shipments) the Facility (the Site) free of Sales Taxes. Owner shall reimburse Contractor for all Sales Taxes on Equipment paid by Contractor and any Subcontractor (including manufacturers) upon written confirmation from Contractor that the items purchased could not reasonably be purchased free of Sales Taxes. Notwithstanding anything herein to the contrary, Contractor shall not be entitled to include fee or other mark-up on any such Taxes.
(iii)    Contractor shall, and shall cause the Subcontractors (including manufacturers) to, clearly identify on each original invoice covering the purchase of Equipment, the amount of Sales Tax. Should additional information and detail be required by Owner or the State Department of Revenue (or other applicable Government Authority in the State) to verify amounts paid for purchases of Equipment under this Agreement, Contractor shall, and shall cause the Subcontractors (including manufacturers) to, supply such additional information and invoices in sufficient detail to verify:

(1)	That such Equipment was purchased free of State Sales Taxes; or that for out-of-state purchases, the invoices indicate the amount of foreign Sales Tax separately stated and paid;

(2)	The actual purchase prices of such Equipment;

(3)	The date of delivery to the Site of such Equipment;

(4)	The contractor cost code of such Equipment and, where available, a detailed description of the intended function of such Equipment.
(d)    As a condition to Final Completion, Contractor shall provide Owner with an affidavit confirming that all invoices that include Sales Taxes, if any, have been paid and that Contractor and all of the Subcontractors have no outstanding claims or expenses relating to such Sales Taxes, which affidavit shall be in the form attached hereto as Exhibit K.
(e)    Both Parties shall provide to the other any documentation or information requested in order to submit and obtain a refund of any Taxes erroneously paid as part of this Agreement or to confirm payment of any Sales Taxes owed in connection with this Agreement. The Parties agree that any refunds received shall belong to the Party which bore the economic burden of paying the Tax. The Parties’ obligations under this Section shall survive termination or expiration of this Agreement.
24.4    Property Taxes. Contractor and Owner agree that Owner shall be responsible for the filing requirements and payment obligations for all state and local Taxes on the Site and the Equipment incorporated into the Facility; provided, that Contractor shall be responsible for the filing of property Tax returns and the payment of state and local property Taxes on Construction Equipment, tools and material which is not incorporated into the Facility and which is owned, used or leased by Contractor to perform the Services. Owner and Contractor acknowledge that Construction Equipment property Tax costs are included in the leasing costs included in the Contract Price. If Contractor owns Construction Equipment and leases such Construction Equipment to Owner, Contractor shall remain responsible for the filing and payment of all property Taxes due on such Construction Equipment.

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24.5    Notices; Refunds. Contractor shall notify Owner upon receipt by Contractor of any proposed Tax audits or Tax assessments relating to the Work. Contractor shall assist and cooperate with Owner’s efforts to minimize potential Tax liability by providing records and other necessary documentation to appropriate authorities in response to such proposed Tax audits or Tax assessments and shall reasonably cooperate with Owner in connection with the reporting or protest of: (a) any Sales Taxes payable with respect to the Work, and (b) any assessment, fines, refund claims or other proceeding relating to Taxes on the Work. Both Parties shall provide to the other any documentation or information requested in order to submit and obtain a refund of any Taxes erroneously paid as part of this Agreement. The Parties agree that any refunds received shall belong to the Party which bore the economic burden of paying the Tax. Contractor shall provide Owner with and access to all information and data that Owner may need from time to time in respect to any Taxes relating to, or arising from, this Agreement.
24.6    Tax Indemnity. Contractor shall indemnify, defend and hold Owner harmless for all Liabilities as a result of Contractor’s formal protest of any employment or other related Taxes, or any Sales Taxes and property Taxes paid or assessed on Construction Equipment, or of any payroll or employment compensation taxes, or Social Security taxes, or for labor-related withholding taxes, or any other similar Tax, whether local, state or federal for Contractor, the Subcontractors, or any of their employees, paid or assessed, including any litigation expenses in the event Contractor decides to protest the said employment, withholding, and similar Taxes.
24.7    Green Attributes. Contractor acknowledges that Owner shall own, and may assign or sell in its sole and absolute discretion, all right, title and interest in all green attributes, renewable energy credits, production, investment and/or energy Tax credits (or grants in lieu of) and/or any other environmental financial incentives or similar financial rebates or incentives associated with or resulting from the development, installation, operation or ownership of the Facility or the production, sale, purchase or use of the gas stored at the Facility. If any such incentives are initially credited to or treated as owned by Contractor, Contractor shall cause, to the extent permissible under applicable Law, such incentives to be assigned or transferred to Owner without delay or otherwise pay to Owner the financial benefit of any such incentives obtained by Contractor. Contractor agrees to indemnify, defend, hold harmless and compensate Owner for any Liabilities arising out of or resulting from Contractor claiming any right with respect to any such environmental attribute or incentive. Contractor shall prepare and submit (or, where Owner is required to make such submittals, reasonably assist Owner in the preparation and submittal of) all documents necessary to participate in any governmental or other third party payments or incentives available to Owner in respect of the purchase of the Facility or the sale or distribution of gas therefrom, at Owner’s expense. Contractor shall, at Owner’s expense, reasonably cooperate with owner in owner’s efforts to meet the requirements for any certification, registration, or reporting program relating to environmental attributes or incentives.

25.	DISPUTE RESOLUTION
25.1    Dispute Resolution Process. In an effort to promote the highest quality working relationship, the Parties agree that the following steps will be responsively and openly pursued in an effort to resolve any dispute under or arising out of this Agreement (each, a “Dispute”) before resorting to litigation (except as may be necessary to preserve any rights or the status quo):

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(a)    All Disputes will be made in a written notice by Contractor or Owner to Owner’s Project Manager or Contractor’s Project Manager, respectively, initiating the process set forth herein (the “Dispute Engagement Notice”). Promptly after receipt of the Dispute Engagement Notice, both Parties shall discuss the issues, present reasonably requested documentation and attempt to reach a settlement that is agreeable to both Parties. As part of the Dispute Engagement Notice, the Party initiating the dispute resolution process will submit a summary of the issues, the requesting Party’s position and a summary of the evidence and arguments supporting its position.
(b)    If the Dispute cannot be resolved by the Parties as provided in Section 25.1(a) within fifteen (15) Business Days after receipt of the Dispute Engagement Notice, or such later date as the Parties may agree in writing to permit all requested facts to be known and presented to the above personnel, the Dispute shall be escalated to an executive of each Party who has authority to settle the Dispute and who are at a higher level of management than such Party’s representative set forth in Section 25.1(a).
(c)    If the Dispute cannot be resolved by the Parties as provided in Section 25.1(b) within fifteen (15) Business Days after referral of the Dispute as provided therein (or such other period agreed to by both Parties in writing), then either Party may pursue any rights or remedies available at law or in equity through judicial relief or, if and as agreed to by both Parties in writing, non-judicial relief through an alternative dispute resolution process. The Parties agree that any discussions and negotiations related to any proposed settlement of any Dispute may not be introduced into evidence by either Party in any judicial action or non-judicial alternative dispute resolution forum used to resolve such Dispute.
25.2    Forum Selection; Jurisdiction; Venue.
(a)    The Parties select as the exclusive forum for any action or proceeding arising out of or relating to this Agreement or the subject matter hereof, the general courts of justice of the State of North Carolina or the United States District Court for the Western District of North Carolina. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the general courts of justice of the State of North Carolina and to the exclusive jurisdiction of the United States District Court for the Western District of North Carolina, and any appellate court from any such court, in any action or proceeding arising out of or relating to this Agreement or the subject matter hereof, and each of the Parties irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Each Party irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, or otherwise, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have (i) that it is not subject personally to the jurisdiction of the above‑named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court and (ii) to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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25.3    Consolidation. No litigation arising under this Agreement shall include, by consolidation, joinder, or any other manner, any Person not a party to this Agreement unless (i) such Person is substantially involved in a common question of fact or law, (ii) the presence of the Person is required if complete relief is to be accorded in the litigation, and (iii) the Person has consented to be included. Notwithstanding the foregoing, Owner, in its sole discretion, shall have the option at any time to consolidate any litigation or Dispute arising hereunder with any existing litigation, arbitration or other similar matter which involves Owner and any Person providing services, equipment or materials to Owner in connection with the Facility, and Contractor hereby consents to any such joinder or consolidation.
25.4    Continuation of Work. Contractor shall proceed diligently with the performance or provision of the Work and its other duties and obligations without diminution of effort during the pendency of any Dispute (including any Dispute regarding the basis on which Contractor purports to exercise any right to suspend the Work). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, FAILURE BY OWNER TO PAY ANY AMOUNT DISPUTED IN GOOD FAITH UNTIL RESOLUTION OF SUCH DISPUTE IN ACCORDANCE WITH THIS AGREEMENT SHALL NOT ALLEVIATE, DIMINISH, OR MODIFY IN ANY RESPECT CONTRACTOR’S OBLIGATIONS TO PERFORM HEREUNDER, INCLUDING CONTRACTOR’S OBLIGATION TO ACHIEVE EACH KEY CONTRACTOR SCHEDULE MILESTONE BY ITS KEY CONTRACTOR SCHEDULE MILESTONE DATE.

26.	MISCELLANEOUS PROVISIONS
26.1    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of North Carolina, without reference to its conflict of laws principles.
26.2    Entire Agreement. This Agreement represents the entire agreement between Owner and Contractor with respect to the subject matter hereof, and supersedes all prior negotiations, binding documents, representations and agreements, whether written or oral, with respect to the subject matter hereof. This Agreement may be amended or modified only by a written instrument duly executed by each of the Parties.
26.3    Further Assurances. Each Party agrees to execute and deliver all further instruments and documents, and take all further action, as may be reasonably necessary, proper or advisable to complete performance by the Parties hereunder and to effectuate the purposes and intent of this Agreement. In particular, Contractor shall cooperate with and provide reasonable assistance to Owner and its insurers, lenders, contractors, consultants, accountants, attorneys, representatives and agents, in relation to their due diligence, financial, technical, scientific, engineering, accounting, environmental studies, monitoring, inspections, audits, and the creation and administration of milestone and completion tests that shall test the physical, mechanical, legal, reliability, financial, regulatory and other relevant aspects of completion of the Work and the Project.
26.4    Successors and Assigns. Contractor understands that this Agreement is personal to Contractor. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by Contractor without the prior written consent of Owner, and any attempt to do so shall be null, void and ineffective. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

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26.5    No Third Party Beneficiaries. Except as expressly set forth in this Agreement, the provisions of this Agreement are intended for the sole benefit of Owner and Contractor, and there are no third party beneficiaries. No reference herein to any other Person shall restrict in any way the ability of the Parties to amend or modify this Agreement from time to time in their sole and absolute discretion.
26.6    No Waiver. No course of dealing or failure of Owner or Contractor to enforce strictly any term, right or condition of this Agreement shall be construed as a waiver of that term, right or condition. No express waiver of any term, right or condition of this Agreement shall operate as a waiver of any other term, right or condition.
26.7    Crisis Response. Notwithstanding anything to the contrary herein, any actions taken or authorized by Owner in a good faith belief that such actions are necessary to ensure safe operations at the Site, including the Facility, or to respond to an emergency or abnormal condition at the Site shall not constitute a breach hereof or absolve Contractor of any of its obligations hereunder.
26.8    Provisions Required by Laws. Any term or condition required to be contained in this Agreement as a matter of Law which is not in this Agreement shall be deemed to be incorporated in this Agreement.
26.9    Survival. Article 14 (Warranty), Article 15 (Indemnification), Article 18 (Limitation of Liability), Article 20 (Title to Documentation; Intellectual Property), Article 21 (Confidential Information), Article 23 (Records; Cooperation; Audits), Article 24 (Taxes), Article 25 (Dispute Resolution), Article 26 (Miscellaneous Provisions) and all other Sections providing for indemnification or limitation of or protection against liability of either Party shall survive the termination, cancellation, or expiration of this Agreement.
26.10    Severability. If any provision of this Agreement or the application of this Agreement to any Person or circumstance shall to any extent be held invalid or unenforceable by a court of competent jurisdiction, then (i) the remainder of this Agreement and the application of that provision to Persons or circumstances other than those as to which it is specifically held invalid or unenforceable shall not be affected, and every remaining provision of this Agreement shall be valid and binding to the fullest extent permitted by Laws, and (ii) a suitable and equitable provision shall be substituted for such invalid or unenforceable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.
26.11    Language. The language of this Agreement is the English language, which shall be the ruling language in which this Agreement shall be construed and interpreted. All correspondence, notices, certificates, Documentation, including test reports and Required Manuals, shall be entirely in the English language.
26.12    Notices. Except for field communications at the Site in furtherance of the ordinary course of the Work, any notices, demands or other communication to be sent or given hereunder by either Party shall in every case be in writing and shall be deemed properly served if (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges paid), (c) mailed to the recipient by registered or certified mail, return receipt requested and postage paid or (d) sent via electronic mail, followed by a reply e-mail acknowledging receipt by the notified Party or a notification that the email has been read by the receiving party in the form of a read receipt. Date of service of such notice, demand or other communication shall be (i) the date such notice, demand or other communication is personally delivered, (ii) three (3) Days after the date of mailing if sent by certified or registered mail, or (iii) one (1) Day after the date of delivery to the overnight courier if sent by overnight courier. Such

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notices, demands and other communications shall be sent to the addresses indicated below or such other address or to the attention of such other person as the recipient has indicated by prior written notice to the sending party in accordance with this Section:
If to Owner:    Piedmont Natural Gas Company, Inc.
4720 Piedmont Row Drive
Charlotte, NC 28210
Attn: Brad Patterson
with a copy to:    Piedmont Natural Gas Company, Inc.
4720 Piedmont Row Drive
Charlotte, NC 28210
Attn: Amanda Johnson
and to:    Piedmont Natural Gas Company, Inc.
4720 Piedmont Row Drive
Charlotte, NC 28210
Attn: Jim Ronnenberg
If to Contractor:    Matrix Service Inc.
15333 JFK Boulevard
Houston, TX 77032
Attn: Patrick Chambers
with a copy to:    Matrix Service Company
5100 E. Skelly Drive, Suite 100
Tulsa, OK 74135-6577
Attn: Justin Sheets

The obligation that each such notice, demand or other communication be sent or given hereunder in writing and in accordance with one of the means described in clauses (a), (b) and (c) above addressed as set forth above may not be waived. Electronic or computerized mail is not an acceptable form of delivery of any such notice, demand or other communication. Each Party expressly and unequivocally waives any claim against the other Party that effective notice, demand or other communication was given under this Agreement based upon actual, verbal, or constructive notices. The provisions of this Section are to be strictly construed, and any claim, right, or remedy of Contractor that can be asserted only by notice shall not be effective, enforceable or otherwise have any validity unless such notice is provided in accordance with the provisions of this Agreement. Without limiting this Section, Contractor shall not, and shall ensure that no Subcontractor shall, address any notice pertaining to or arising out of the subject matter of this Agreement to any individual (or office) at Owner other than as permitted in, or required by, this Agreement.
26.13    Vienna Convention. The Parties hereby expressly agree to exclude and disclaim the application of the provisions of the United Nations Convention on Contracts for the International Sale of Goods (also referred to as the Vienna Convention), and any successor convention or legislation, to this Agreement.

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26.14    Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the Effective Date when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Electronic signature shall be deemed to be, and shall have the same effect as, execution by original signature. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.
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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

Duke Energy Business Services LLC, as agent for and on behalf of Piedmont Natural Gas Company, Inc. By:/s/ MELODY BIRMINGHAM-BYRD Name: Melody Birmingham-Byrd Title: SVP Supply Chain and CPO	Matrix Service Inc. By:/s/ ALAN R. UPDYKE Name: Alan R Updyke Title: President